As filed with the Securities and Exchange Commission on September 18, 2009
Registration No. 333 - 150726
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOMEZ, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	04-3581324 (I.R.S. Employer Identification Number)

10 Maguire Road, Suite 330
Lexington, Massachusetts 02421
(781) 778-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jaime W. Ellertson
Chief Executive Officer and President
Gomez, Inc.
10 Maguire Road, Suite 330
Lexington, Massachusetts 02421
(781) 778-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Johnson, Esq. Cooley Godward Kronish llp The Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 937-2300	William J. Schnoor, Jr., Esq. Kenneth J. Gordon, Esq. Goodwin Procter llp Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2009

PRELIMINARY PROSPECTUS

           Shares

Common Stock

Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $      and $      per share. We have applied for quotation of the common stock on The NASDAQ Global Market under the symbol “GOMZ.”

We are selling           shares of common stock, and the selling stockholders are selling           shares of common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The underwriters have an option to purchase a maximum of           additional shares from the selling stockholders to cover over-allotments.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 7.

		Underwriting		Proceeds to
	Price to	Discounts and	Proceeds to	Selling
	Public	Commissions	Gomez	Stockholders

Per Share	$	$	$	$
Total	$	$	$	$

Delivery of the shares of common stock will be made on or about               .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Deutsche Bank Securities

William Blair & Company
Wells Fargo Securities
Pacific Crest Securities

The Gomez Platform

Self-Service, On-Demand Portal
Web Cross-Browser Testing
RealityView XF and Reality Check XF help ensure applications function across numerous browsers, operating systems and devices
Web Load and Performance Testing
RealityLoad XF measures application performance at normal and peak loads across geographic locations
Web Performance Management
Active Network XF
Active Last Mile XF
Active Data Center XF
Active Mobile XF and
Actual Experience XF
monitor application performance to identify and help address user problems
Web Performance Business Analysis
Industry Benchmarks help customers understand the business impact of user web and mobile experiences
Testing and monitoring across the entire web application delivery chain
Dashboards, Metrics and Analytics
Recording and Provisioning
Alerting and Diagnostics
Application Programming Interfaces and Data Feeds
Education and Best Practices
The Gomez Performance Network
160+ Countries
150+ Backbone Nodes
100,000+ Last Mile Measurement Points

gomez
Ensuring quality web experiences℠

The Gomez "Outside-In" Approach to Web Application Delivery Management
Customers use our services to test and monitor their web application performance from a user point of view — outside the firewall — across the entire web application delivery chain.
The Web Application Delivery Chain
Corporate Data Center and IT Infrastructure
Firewall
Major Internet Service Providers
Web Delivery and Content Services
Local Internet Service Providers and Mobile Carriers
Browsers, Operating Systems and Access Devices
Users
Internet
Windows
solaris
"Outside-in" customer point of view
Content Delivery Networks
Cloud Computing Services
Traditional zone of control
Zone of control with Gomez

You should rely only on the information contained in this prospectus and any free writing prospectus that has been prepared by us or on our behalf or to which we have referred you. We have not, and the selling stockholders and underwriters have not, authorized any other person to provide you with different information. We are not, and the selling stockholders and underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus.

Dealer Prospectus Delivery Obligation

Until                (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Gomez, Sysformance and Webperform are our registered service marks in the United States and certain foreign jurisdictions, and Active Data Center XF, Active Last Mile XF, Active Mobile XF, Active Network XF, Actual Experience XF, BrowserCam, Ensuring Quality Web Experience, Gomez Performance Network, Last Mile, Private Locations XF, Private Network XF, Reality Check XF, Reality Load XF and Reality View XF are our service marks. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information provided in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors” and the consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision.

Gomez, Inc.

We are a leading provider of web application delivery management services, which companies can use to test and monitor the performance, availability and quality of their web applications, both while in development and after deployment. By employing our services to improve the experiences of their web application users, companies can increase their revenue, reduce their operating costs and extend their brand reputations. Our self-service, on-demand platform is a comprehensive set of integrated services that enable a company to test and monitor its web applications from outside its firewall using the Gomez Performance Network. We believe the Gomez Performance Network is the largest web experience measurement network in the world. It encompasses more than 150 backbone nodes, which are measurement computer systems co-located at the data center facilities of major telecommunication providers around the world, and over 100,000 last mile measurement points, which are Internet-connected personal computers owned by individuals located in more than 160 countries.

We deliver our services entirely through an on-demand, hosted model built on a multi-tenant architecture in which a single instance of our software serves all of our customers. We believe this model makes it quick, easy and economical for companies to deploy and use our services. We provide our services on an annual subscription basis, principally through tiered usage plans that contain committed testing measurement levels based on the number of web page measurements performed. This revenue model provides us with a recurring revenue stream that we believe provides greater revenue visibility than a perpetual software licensing model. From 2006 to 2008, our annual revenue increased from $21.7 million to $47.0 million, a compounded annual growth rate of 47%, and our cash flow from operating activities increased from $5.8 million to $7.6 million.

Our customers are companies that use the Internet to conduct commerce, convey and receive content, and communicate with their customers, partners, employees and vendors. At June 30, 2009, we had more than 2,500 customers worldwide across a wide range of industries, including communications media, financial services, retail, social media, technology, and travel and hospitality. Our customers include Adobe Systems, Capital One, DoubleClick, Expedia, Facebook, Home Depot, JPMorgan Chase, MTV Networks, Orbitz, USA TODAY and Yahoo!. Our customers include 12 of the 20 companies with the most visited U.S. websites in June 2009, as reported by comScore, Inc. In the six months ended June 30, 2009, customers used our services to perform more than 5 billion web page measurements.

Industry Background and Trends

The Internet has fundamentally changed the way companies conduct commerce, convey and receive content, and communicate with customers, partners, employees and vendors. Websites have become dynamic, interactive transaction and communications systems capable of supporting a wide range of web applications. The quality of the web experience has become critical to the success of a company’s relationships with its customers and other constituencies.

The web is a self-service medium that does not rely on live personnel or physical facilities to drive the success of business activities. As a result, the quality of the web experience is driven by a web application’s performance — its functionality, availability, speed, consistency and ease of use. A user’s unsatisfactory experience with a company’s web application can lead to lost revenue, increased operating costs and diminished brand reputation for the company. Moreover, users’ expectations for a web application’s performance continue to rise, based on the proliferation of sophisticated web technologies, the widespread availability of broadband technologies, and improvements in the quality of other web applications, such as the nearly instantaneous response time of Google search queries.

The web environment is becoming increasingly fragmented and complex, and a user’s experience with a company’s web application often comes together for the first time at the user’s browser, outside the view and control of the company. Several trends are driving the growing complexity of the web application delivery chain:

•	Multiple delivery alternatives. Web applications reach users through numerous delivery alternatives — including multiple geographically distributed Internet service providers and mobile carriers, content delivery networks, and cloud computing services — that can make it difficult to identify problems and measure performance.

•	Third-party content. Web applications increasingly rely on third-party content and applications, such as ad serving, mapping services, online bill payment and search queries, that are provided outside the companies’ control.

•	Numerous access alternatives. Users around the world access web applications through varying combinations of browsers, operating systems and access devices that significantly affect the consistency of the web experience.

•	Emerging web technologies. Web applications have begun to incorporate emerging Web 2.0 technologies, such as Adobe Flash and Flex, AJAX and Microsoft Silverlight, that move functionality directly into a user’s browser and facilitate the use of new types of content such as streaming video.

In order to deliver a web experience of consistently high quality in the increasingly complex web environment, companies require a web application delivery management solution capable of testing new applications accurately before deployment and testing and monitoring the quality of web application after deployment. This testing and monitoring must provide a realistic representation of what a user experiences, regardless of the browser, operating system and access device employed by the user, the location of the user, or the means by which the user is connected to the Internet. This requires that the company understand the web experience from the “outside in,” using a physical Internet testing and monitoring network outside the firewall rather than traditional hardware and software tools, which were designed primarily for applications residing inside the firewall. The accuracy of the view into the web experience for users around the world varies directly with the global distribution and breadth of the network and the number of measurement points in the network.

Our On-Demand Services

Our self-service, on demand platform is a comprehensive set of integrated services that enable a company to measure the experiences of web application users from outside the customer’s firewall using the Gomez Performance Network. We deliver our services entirely through an on-demand, hosted model built on a multi-tenant architecture. Our services are designed to help companies optimize the performance, availability and quality of their web applications in order to increase revenue, reduce operating costs and extend brand reputation. Key benefits of our services include:

•	Comprehensive set of integrated services. Our platform provides a company with a comprehensive set of integrated services to test web applications while in development and to test and monitor applications after deployment. Our self-service platform integrates web cross-browser testing, web load and performance testing, web performance management, and web performance business analysis.

•	Large, global network. The Gomez Performance Network encompasses more than 150 backbone nodes around the world and over 100,000 last mile measurement points located in more than 160 countries. Companies can test and monitor users’ web experiences for hundreds of combinations of browsers, operating systems, and mobile and other access devices across various Internet connectivity speeds and Internet service providers.

•	Rapid deployment. Because we use an on-demand delivery model, our services require no installation in our customers’ data centers and limited training, facilitating quick and easy deployments. Customers benefit from upgrades quickly and efficiently, as our on-demand platform can be used to deploy new upgrades to all of our existing customers simultaneously.

•	Ease of use. All of our services are offered on a self-service basis, which enables companies to use the services on their own, without consulting with us or any other third party. We offer client service support for companies who desire assistance.

•	Reduced operational costs. Our services help companies create and manage web applications efficiently and cost effectively. By using our services to identify potential problems at the pre-deployment stage, companies can avoid the financial costs and reputational damage associated with fixing a poorly performing application after deployment. In the post deployment stage, our services alert customers to potential problems, speed identification of the underlying causes of problems, help reduce the mean time to repair, and help decrease the cost of user support.

•	Objective and comparative information. Our services provide objective information about the quality of users’ experiences with a company’s web application. Our benchmarking service provides a company with regularly updated information that the company can use to compare the availability and load times of its own website with the availability and load times of its competitors.

Our Strategy

Our objective is to establish and maintain our position as the leading global provider of web application delivery management services. We intend to build upon our market and technology leadership by pursuing the following:

•	Add new customers. Since January 1, 2007, we have more than doubled, from approximately 600 to 1,250, the number of our enterprise customers, which are customers with active contractual commitments in excess of $2,500. We intend to continue to expand this customer base further by hiring additional inside sales personnel and developing strategic relationships with resellers.

•	Expand relationships with existing customers. As customers become increasingly familiar with the benefits provided by our services, we intend to hire more account managers and target additional functional and business units of existing customers, in order to expand those customers’ usage of services for which they currently subscribe and to cross-sell additional services to them. More than thirty percent of our enterprise customers as of January 1, 2008, entered into new contractual commitments during 2008 that provided for increased usage of our services.

•	Develop new service offerings. In 2009, we have introduced two new web performance management services. We intend to continue to invest in research and development in order to develop and offer new and enhanced web application delivery management services to address the increasingly complex web environment.

•	Expand Gomez Performance Network. We increased the number of last mile measurement points in the Gomez Performance Network from 12,000 at January 1, 2007 to more than 100,000 at June 30, 2009. We intend to continue to expand the capacity and leverage the functionality of the Gomez Performance Network.

•	Pursue strategic acquisitions and relationships. We will seek to identify and pursue acquisitions of businesses, technologies and products that will expand the functionality of our platform, provide access to new markets or customers, or otherwise complement our existing operations.

Corporate Background

We were incorporated in Delaware in November 2001. Our corporate headquarters are located at 10 Maguire Road, Suite 330, Lexington, Massachusetts 02421, and our telephone number is (781) 778-2700. Our website address is www.gomez.com. The information on our website is not part of this prospectus.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use our net proceeds from this offering for working capital and other general corporate purposes, including the development of additional services for our web application delivery management platform and the continued expansion of the capacity of the Gomez Performance Network. We may use a portion of our net proceeds for the acquisition of businesses, technologies and products that will complement our existing operations. We will not receive any proceeds from the shares sold by the selling stockholders. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” beginning on page 7 for a discussion of factors you should consider carefully before deciding to invest in the common stock.

Proposed symbol for trading on The NASDAQ Global Market	GOMZ

The number of shares of common stock to be outstanding after this offering is based on 25,911,323 shares outstanding as of August 31, 2009. It excludes:

•	2,881,641 shares issuable upon the exercise of options outstanding and vested as of August 31, 2009, at a weighted average exercise price of $1.75 per share;

•	1,775,966 shares issuable upon the exercise of options outstanding, but not vested, as of August 31, 2009, at a weighted average exercise price of $3.52 per share;

•	236,364 shares of common stock issuable upon the exercise of a warrant outstanding and exercisable as of August 31, 2009, at an exercise price of $1.65 per share; and

•	shares available for future issuance under our stock incentive plans.

Except as otherwise noted, the information in this prospectus reflects:

•	a -for- reverse split of the common stock to be effected before the completion of this offering;

•	the conversion of all outstanding preferred stock into 13,069,146 shares of common stock upon completion of this offering;

•	the issuance of 9,734,430 shares of common stock upon completion of this offering, in payment of dividends accumulating on outstanding preferred stock through October 30, 2009;

•	amendments to our charter and by-laws to be effective upon completion of this offering; and

•	no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data. You should read these data together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

Pro forma information in the following table gives effect to the following, which will occur upon completion of this offering: (a) all outstanding preferred stock will convert into 13,069,146 shares of common stock; (b) 9,044,711 shares of common stock will be issued in payment of dividends accumulating on outstanding preferred stock through June 30, 2009; and (c) an outstanding warrant to purchase redeemable convertible preferred stock will become exercisable for common stock. See note 2 to the consolidated financial statements appearing at the end of this prospectus for an explanation of the method used to determine the number of shares used in computing historical and pro forma net loss per share.

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$21,705	$32,628	$46,977	$21,197	$26,628
Cost of revenue	5,056	8,806	13,472	6,137	7,441

Gross profit	16,649	23,822	33,505	15,060	19,187

Operating expenses:
Sales and marketing	9,671	15,973	19,195	9,125	9,430
Research and development	2,819	4,862	7,543	3,449	3,590
General and administrative	2,842	4,482	6,815	3,016	4,006

Total operating expenses	15,332	25,317	33,553	15,590	17,026

Operating income (loss)	1,317	(1,495)	(48)	(530)	2,161
Interest income (expense), net	(163)	106	108	63	1
Change in fair value of warrant	(250)	(547)	418	(79)	(241)
Other income (loss), net	8	(5)	(708)	(112)	251

Income (loss) before provision for income taxes	912	(1,941)	(230)	(658)	2,172
Provision for income taxes	321	397	271	210	234

Net income (loss)	591	(2,338)	(501)	(868)	1,938
Accretion of redeemable convertible preferred stock	(2,261)	(2,184)	(2,386)	(1,160)	(1,257)

Net income (loss) attributable to common stockholders	$(1,670)	$(4,522)	$(2,887)	$(2,028)	$681

Net income (loss) attributable to common stockholders per share:
Basic	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.22
Diluted	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.07
Weighted average common shares outstanding used in computing per share amounts:
Basic	1,975	2,551	2,825	2,719	3,091
Diluted	1,975	2,551	2,825	2,719	27,326
Pro forma net income (loss) per common share:
Basic			$(0.04)		$0.09
Diluted			$(0.04)		$0.08
Pro forma weighted average common shares outstanding used in computing per share amounts:
Basic			23,951		25,205
Diluted			23,951		27,326

Change in fair value of warrant, which is a non-cash charge reflecting an increase in the fair value of an outstanding warrant to purchase shares of redeemable convertible preferred stock, was recorded in accordance with Financial Accounting Standards Board Staff Position No. 150-5, Issuer’s Accounting under Statement 150 for Freestanding Warrants and Other Similar Instruments on Shares that Are Redeemable. Until this offering is completed, we may incur additional charges reflecting further increases in the fair value of the warrant.

When this offering is completed, the warrant automatically will become exercisable for common stock and no further changes in the fair value of the warrant will be recorded. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Preferred Stock Warrant” and notes 2 and 11 to the consolidated financial statements appearing at the end of this prospectus.

In the following table, pro forma as adjusted information reflects: (a) the pro forma effects set forth in the paragraph preceding the consolidated statement of operations table above; (b) the issuance of an additional 689,719 shares of common stock in payment of dividends accumulating on outstanding preferred stock from July 1, 2009 through October 30, 2009; (c) the offsetting of deferred offering costs, consisting of accounting, legal and other costs of this offering, against stockholders’ equity; (d) our sale of shares of common stock in this offering at an assumed initial public offering price of $      per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us; and (e) our application of the net proceeds from our sale of those shares. Working capital is calculated as current assets less current liabilities.

	June 30, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,645	$9,645	$
Accounts receivable, net	9,904	9,904	9,904
Working capital deficit	(9,710)	(8,994)
Total assets	34,914	31,947
Deferred revenue	23,990	23,990	23,990
Long-term debt, including current portion	—	—	—
Redeemable convertible preferred stock	33,656	—	—
Total stockholders’ (deficit) equity	(30,969)	436

In the following table, free cash flow is calculated as cash flow from operating activities less (a) purchases of property and equipment and (b) capitalization of software development costs. All or a portion of free cash flow may be unavailable for discretionary expenditures. We are presenting free cash flow because it is a key metric used by our management in tracking business performance. Free cash flow is not presented in accordance with U.S. generally accepted accounting principles, or GAAP, however, and it should not be considered in isolation from, or as a substitute for, data derived from financial statements prepared in accordance with GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Additional Key Elements of Financial Performance.”

				Six Months
	Year Ended December 31,			Ended June 30,
	2006	2007	2008	2008	2009
	(In thousands)

Consolidated Statement of Cash Flows and Free Cash Flow Data:
Cash flows from operating activities	$5,842	$9,185	$7,620	$3,975	$3,815
Purchases of property and equipment	(1,700)	(2,682)	(2,849)	(1,482)	(1,102)
Capitalization of software development costs	(215)	(870)	(1,071)	(602)	(1,030)

Free cash flow (non-GAAP)	$3,927	$5,633	$3,700	$1,891	$1,683

RISK FACTORS

Risks Related to Our Business

The market for web application delivery management services is at an early stage of development. If this market does not develop or develops more slowly than we expect, our revenue may decline or fail to grow and we may incur operating losses.

We derive, and expect to continue to derive, substantially all of our revenue from providing our on-demand web application delivery management services. While web applications have become increasingly significant for a growing number of companies, the market for web application delivery management services is in an early stage of development, and it is uncertain whether these services will achieve and sustain high levels of demand and market acceptance. Our success will depend on the willingness of companies to increase their use of web application delivery management services.

Some businesses may be reluctant or unwilling to use web application delivery management services for a number of reasons, including failure to perceive the need for improved testing and monitoring of web applications and lack of knowledge about the potential benefits that web application delivery management services may provide. Even if businesses recognize the need for better testing and monitoring of web applications, they may not select web application delivery management services such as ours because they previously have made investments in hardware and software tools designed primarily for applications residing within the corporate firewall.

Other factors that may limit market acceptance of our web application delivery management services include:

•	our ability to maintain high levels of customer satisfaction;

•	our ability to provide near-real time reporting during periods of intense activity on customer websites;

•	the price, performance and availability of competing products and services;

•	our ability to sell services across our entire platform;

•	the enactment of laws or regulations that restrict our ability to provide existing or new services to customers in the United States or internationally;

•	the rate of continued growth in the use and importance of web applications; and

•	the current and possible future imposition by federal, state and local agencies of taxes on goods and services that are provided over the Internet.

If businesses do not perceive the benefits of web application delivery management services, the market for our services might not continue to develop or might develop more slowly than we expect, either of which would significantly adversely affect our revenue and profitability. In addition, because the market for web application delivery management services is developing and the manner of its development is difficult to predict, we may make errors in predicting and reacting to relevant business trends, which could harm our operating results.

If we are unable to attract new customers, our revenue growth and profitability will be adversely affected.

To increase our revenue and achieve and maintain profitability, we must regularly add new customers. We plan to add customers by hiring additional inside sales personnel, developing strategic relationships with resellers, including resellers that incorporate our services in their offerings, and increasing our marketing activities. Numerous factors may impede our ability to add new customers, including our failure to attract new sales and marketing personnel, retain and motivate our current sales and marketing personnel, develop relationships with resellers, ensure the effectiveness of our marketing programs, or convert companies that use our free trial services into paying customers. In addition, if prospective customers do not perceive our services to be of sufficiently high value and quality, we will not be able to attract the number and types of new customers that we are seeking.

If we are unable to sell additional services to our existing customers, our revenue growth and profitability will be adversely affected.

To increase our revenue and achieve and maintain profitability, we must sell additional services to existing customers and our existing customers must increase their use of those services for which they currently subscribe. We intend to expand our relationships with existing customers by hiring more account managers and targeting additional functional and business units of existing customers. In addition, to date we have derived a large portion of our revenue from sales of three services and have not received significant revenue from services that we introduced since 2007 and intend to cross-sell to existing customers.

If we are unable to hire more account managers or target additional functional and business units of existing customers, or if our existing customers do not perceive our services to be of sufficiently high value and quality, we might not be able to increase sales to existing customers and our operating results will be adversely affected. In addition, if we fail to cross-sell our new services to existing customers, we will not generate anticipated revenue from these services, our operating results will suffer and we might be unable to grow our revenue or achieve or maintain profitability.

Because our business depends substantially on customers renewing their agreements for our web delivery management services, any decrease in the rate of customer renewals would harm our future operating results.

We sell our services pursuant to agreements that generally are one year in length. Our customers have no obligation to renew their agreements for our services after the expiration of their current contract period, and we cannot provide assurance that these agreements will be renewed at the same or higher level of service, if at all. For enterprise customers with contracts expiring in 2008, our renewal rate equaled 90% of the prior contractual commitments. We cannot assure you that we will be able to predict future customer renewal rates accurately. Our customers’ renewal rates might decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our services, the prices of our services, the prices of services offered by our competitors, mergers and acquisitions affecting our customer base or reductions in our customers’ spending levels. Moreover, customers can elect not to renew their agreements with us without incurring significant termination or exit costs. If our customers do not renew their agreements for our services or if they reduce the amount of services being purchased for the renewal years, our revenue might decline and our business will suffer.

Continued economic weakness and uncertainty could adversely affect our revenue, lengthen our sales cycles and make it difficult for us to forecast operating results accurately.

Our revenue depends significantly on general economic conditions and the demand for web application delivery management services. Economic weakness and constrained information technology, or IT, spending adversely affected revenue growth rates in late 2008 and the first half of 2009 and similar circumstances may result in slower growth, or reductions, in revenue and growth margins in the future. We have experienced, and may experience in the future, reduced spending in our business due to the current financial turmoil affecting the banking system and financial markets, and other macroeconomic factors affecting spending behavior. In addition, economic conditions or uncertainty may cause customers to reduce or delay technology purchases, including purchases of our services. Our sales cycle may lengthen if purchasing decisions are delayed as a result of uncertain IT or development budgets or contract negotiations become more protracted or difficult as customers institute additional internal approvals for software purchases. Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. Delays or reductions in IT spending could have a material adverse effect on demand for our products and services, and consequently our results of operations, prospects and stock price.

If we fail to respond effectively to emerging technological developments or evolving industry standards, our services might become obsolete or less competitive.

The web environment is characterized by rapid technological advances and increasing complexity. Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve existing services and to introduce new services that keep pace with rapid technological developments, changes in customer needs and evolving industry standards. The success of any enhancement or new service depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or service. Any new service we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. For example, we introduced four new services during 2007 and two new services during 2009, but we have not yet received significant revenue from these services. If we are unable to develop or acquire new services successfully or to enhance our existing services to meet customer requirements, our services might become obsolete, less marketable and less competitive and our business and operating results will be adversely affected.

Defects or disruptions in our network or interruptions or delays in service would impair the delivery of our on-demand service and could diminish demand for our services and subject us to substantial liability.

Defects in the Gomez Performance Network could result in service disruptions for our customers. Our network performance and service level could be disrupted by numerous events, including natural disasters and power losses. Our customers might use our services in ways that cause a service disruption for other customers. We might inadvertently operate or misuse the system in ways that could cause a service disruption for some or all of our customers. We might have insufficient redundancy or server capacity to address any such disruption, which could result in interruptions in our services or degradations of our service levels.

In addition, in delivering our services, we rely on a combination of third-party hosting and bandwidth providers. The Gomez Performance Network includes over 150 backbone nodes, which are measurement computers or sets of multiple computers located on the Internet backbone and co-located at data center facilities of major telecommunication providers around the world. We do not control the operation of any of these facilities. The third-party providers could experience system disruptions, such as a major power outage, that could constrain our ability to deliver our services. The third-party hosting facilities and carriers’ infrastructures are vulnerable to damage or interruption from floods, fires and similar natural events, as well as acts of terrorism, break-ins, sabotage, intentional acts of vandalism and similar misconduct. The occurrence of such a natural disaster or misconduct, a loss of power, a decision by one or more providers to not renew their agreements with us or to close facilities without adequate notice, or other unanticipated problems, could result in lengthy interruptions in our service.

Any interruption, even for a limited time, of the functioning of the Gomez Performance Network or any errors, defects, interruptions, delays, disruptions or other performance problems with our services might reduce our revenue and could harm our reputation, business and financial results. We might be liable to our customers for damages they might incur resulting from these events, such as their loss of business, future revenue or goodwill or their breach of other contracts. Moreover, any disruptions could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones, either of which could harm our business and results of operations.

Our errors and omissions insurance might be inadequate or might not be available in the future on acceptable terms, or at all. In addition, our policy might not cover any claim against us for loss of data or other indirect or consequential damages and defending a suit, regardless of its merit, could be costly and divert management’s attention.

Our quarterly operating results can be difficult to predict and can fluctuate substantially, which could result in volatility in the price of the common stock.

Our quarterly revenue and other operating results have varied in the past and are likely to continue to vary from quarter to quarter, based in part upon the timing of contractual renewals and the levels of commitments reflected in such renewals. Quarterly fluctuations in our operating results also might be due to numerous other factors, including:

•	our ability to attract new customers, including the length of our sales cycles, or to sell increased usage of our service to existing customers;

•	technical difficulties or interruptions in our service;

•	changes in our pricing policies or the pricing policies of our competitors;

•	purchasing and budgeting cycles of our customers;

•	delays in revenue recognition for subscriptions that include professional services;

•	acquisitions of businesses, technologies and products by us or our competitors;

•	competition, including entry into the market by new competitors or new offerings by existing competitors;

•	timing of development, introduction and market acceptance of new services or service enhancements by us or our competitors;

•	timing of new service agreements, for which we recognize revenue over the term of the agreements but typically record sales commissions and other acquisition expenses when the agreements are executed;

•	timing of marketing expenses for activities such as lead generation programs;

•	expenses necessary to address any failures or weaknesses discovered in our data centers or the Gomez Performance Network; and

•	general economic and financial market conditions.

Many of these factors are beyond our control, and the occurrence of one or more of these factors could cause our operating results to vary widely. Because of quarterly fluctuations, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful.

A large portion of our revenue each quarter is attributable to service agreements entered into during previous quarters. As a result, a decline in new or renewed service agreements in any one quarter will not be fully reflected in our revenue for the corresponding quarter but will negatively affect our revenue in future quarters. The effect of significant downturns in sales and market acceptance of our services in a particular quarter also might not be fully reflected in our results of operations until future periods. In addition, from time to time we enter into service agreements that require delivery of multiple elements, such as professional services, and a delay in our delivery of those additional elements will result in a deferral of our recognition of revenue until delivery has been completed.

Our expense levels are based in significant part on our expectations as to future revenue and are largely fixed in the short term. As a result, we could be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue, and achieve or maintain profitability. We intend to increase our operating expenses as we expand our research and development, sales and marketing, and administrative organizations, and as we continue to improve our network infrastructure. The timing of these increases and the rate at which new personnel become productive will affect our operating results. In particular, we could incur operating losses as the result of an unexpected delay in the rate at which development initiatives, sales personnel or new marketing programs become productive.

Variability in our periodic operating results could lead to volatility in our stock price as equity research analysts and investors respond to quarterly fluctuations. Moreover, as a result of any of the foregoing factors, our operating results might not meet our announced guidance or expectations of investors, in which case the price of the common stock could decrease significantly.

Rapid growth in our customer base may cause us to incur increased losses in the near term because most of our costs associated with generating a new service agreement are incurred and recognized when the agreement is executed but the revenue from the agreement is recognized over the term of the agreement.

We recognize revenue from our web application delivery management services over the life of our service agreements with customers. The effect of a significant upturn or downturn in sales and market acceptance of our services in a particular quarter might not be fully reflected in our revenue until future periods. The sales commissions and other expenses associated with generating customer agreements are generally incurred, however, around the time the agreement is executed. As a result, rapid, significant growth in our customer base might lead to losses in the short-term, as we would incur costs upfront but would recognize only a portion of the revenue attributable to the service agreements.

We incurred net losses in 2007 and 2008, and we might not achieve or maintain profitability in the future.

We incurred net losses of $2.3 million in 2007 and $501,000 in 2008, in part as a result of significant investments that we made in the Gomez Performance Network and in our sales and marketing organization. We expect to continue to increase operating expenses as we implement initiatives to continue to grow our business, which initiatives include, among other things, plans for international expansion, expansion of our infrastructure, expenses incurred to acquire and integrate companies and technologies, the development of new services, and general and administrative expenses associated with being a public company. If our revenue does not increase to offset these expected increases in costs and operating expenses, we will not be profitable. You should not consider our recent revenue growth or profitability as indicative of our future performance. In fact, in future periods our revenue could decline or grow more slowly than we expect. Accordingly, we cannot assure you that we will be able to maintain profitability, and we might continue to incur losses in the future.

We identified a material weakness in our internal control over financial reporting at December 31, 2007 and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

During the course of our preparing for this offering, our management determined that we had a material weakness as of December 31, 2007, because we did not maintain effective controls with respect to the timely preparation and review of our consolidated financial statements in accordance with U.S. generally accepted accounting principles. Specifically, our management determined that we had failed to employ and maintain a sufficient complement of finance and accounting personnel and to establish and maintain, as part of the financial close and reporting process, effective monitoring controls over:

•	account reconciliations and post-closing reviews;

•	review of spreadsheets used to record revenue and monitor invoicing; and

•	review of income tax-related information.

The material weakness, which has been remediated, resulted in audit adjustments to our consolidated financial statements for 2007 that affected revenue, accounts payable, prepaid expenses, deferred revenue, accrued liabilities and income tax accounts.

A material weakness in the future could result in a material misstatement in our interim or annual consolidated financial statements that is not prevented or detected. Our identification of additional material weaknesses in the future could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the SEC, on a timely and accurate basis. Moreover, our identification of material weaknesses in the future could prohibit us from complying with the provisions of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting as well as a report by our independent registered public accounting firm regarding the effectiveness of such internal control. If we are unable to comply with Section 404 or otherwise are unable to produce timely and accurate financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with the listing requirements of The NASDAQ Global Market.

If we are unable to sell our services at acceptable prices relative to our costs, our revenue and operating results might be harmed.

We expect to increase our expenses in substantially all areas of our business, including our research and development, sales and marketing, the Gomez Performance Network and administrative organizations. We are increasing our business expenses based on our assumptions about future demand for our services and the prices that we will be able to charge for our services. These assumptions might prove to be wrong. If we overestimate future demand for our services, if the prices that we are able to charge customers are less than we anticipate, or if our costs to deliver our services do not fall commensurate with any future price declines, we might not be able to achieve acceptable rates of return on our investments and our gross profit and results of operations might suffer dramatically. Numerous factors could, alone or in combination with other factors, impede our ability to increase revenue, moderate expenses or maintain gross margins, including:

•	our inability to maintain our prices relative to our costs;

•	our failure to increase sales of our services;

•	a significant increase in fees charged by third party data center or co-location vendors or other operating expenses;

•	the failure of our current and planned services to operate as expected; and

•	our loss of significant customers.

The market in which we participate is competitive, and our failure to compete successfully would make it difficult for us to add and retain customers and would impede the growth of our business. Industry consolidation might lead to stronger competition and might harm our operating results.

The market for our services is competitive and rapidly changing. Our competitors vary in the types and breadth of products and services they offer for web application testing and monitoring. Our current competitors include Keynote Systems, Hewlett-Packard (through its acquisition of Mercury Interactive in November 2006) and a number of smaller companies. Customers could choose to use our competitors’ products and services, or our competitors could enhance their offerings to compete with all of the services that we offer.

We expect new competitors to emerge if the market for web application delivery management services develops as we expect. We could face competition from companies that do not currently offer services similar to ours but that offer products and services complementary to our services or that offer products and services that target similar markets or that utilize similar technology, including providers of network monitoring systems such as BMC Software, Borland Software (through its subsidiary Segue Software), CA, Compuware, Hewlett-Packard, IBM and Quest Software, and providers of web analytics software and services, such as Coremetrics, Omniture and WebTrends. We expect to encounter additional competitors as we expand the scope of our services.

Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and significantly greater financial, technical, marketing and other resources than we have. As a result, these companies might be able to offer lower prices, additional services or other incentives that we cannot match or offer. In addition, these companies could be in a better position to respond quickly to new technologies and to undertake more extensive marketing campaigns.

Additionally, we expect industry consolidation in our markets as companies attempt to strengthen or hold their market positions in an evolving market. For example, Oracle acquired Moniforce, which offers software designed to monitor the availability and performance of web applications, in December 2007 and acquired the web application testing software assets of Empirix in June 2008. In January 2008, NeuStar acquired Webmetrics, which monitors and measures web and network performance. Industry consolidation might result in stronger competitors that are better able to compete for customers and could lead to fewer actual or potential customers. These could create more variability in our operating results and could have a material adverse effect on our business, operating results and financial condition. Industry consolidation also could lead us to lose a major customer, which might harm our revenue.

If we do not compete successfully against our current and future competitors, we might be unable to acquire and retain customers and we might experience revenue declines, reduced operating margins, loss of market share and diminished value in our services relative to the services of others.

Our business will be harmed if we fail to scale and adapt our network to accommodate increasing network traffic, emerging technologies or changing customer requirements.

In recent years we have invested significant amounts to purchase capital equipment to increase the capacity of the Gomez Performance Network. We spent $2.7 million in 2007, $2.8 million in 2008 and $1.1 million in the six months ended June 30, 2009 on purchases of property and equipment, primarily for equipment associated with the build-out and expansion of our network. Because our services depend on our network, our network has to perform effectively, consistently and reliably for us to be successful. The higher the level of the traffic over our network and the greater the complexity of our services, the more resources we will need to invest in additional infrastructure and support. We expect to continue to spend substantial amounts on the purchase of equipment and data centers and the upgrade of our technology and network infrastructure to handle increased traffic over our network. This continued network expansion will be expensive and complex, and it could result in inefficiencies, operational failures or defects in our network. If we do not expand our network, fail to match our network expansion to serve actual capacity needs, or experience inefficiencies and operational failures, our ability to deliver services will be impaired and the quality of services being delivered may decline. These occurrences could damage our reputation, cause us to lose current and potential customers, and subject us to claims for damages. We must continuously upgrade our infrastructure in order to keep pace with our customers’ evolving demands and technological advances. Our failure to accommodate increased traffic or these evolving customer demands without disruption, or increased costs resulting from network expansion, will harm our operating results and financial condition.

Our business may be harmed if we are unable to maintain relationships with our existing peers.

In order to establish last mile measurement points as part of the Gomez Performance Network, we engage individuals, or peers, to operate personal computers connected via local Internet service providers. We increased the number of last mile measurement points in the Gomez Performance Network from 12,000 at January 1, 2007 to more than 100,000 at June 30, 2009. We believe the breadth of our network is one of our principal competitive advantages. In order to meet our business plan, we must maintain our relationships with existing peers. Numerous events, some of which are outside our control, could interfere with our ability to retain peers. Peers may terminate their relationships with us because of dissatisfaction with the level of compensation that they earn from us or because of errors or delays by our third-party payor in paying that compensation. Peers must download software applications from us, and errors or defects in those applications, or in periodic updates to those applications, could harm the computers operated by our peers, which could subject us to claims and liabilities from our peers and could cause the peers to terminate their relationships with us.

Our customers’ misuse of our services could harm them or others, and we might face liability for our customers’ intentional or inadvertent misuse of our services.

Our customers could misuse our services in ways that expose us to claims or liabilities. For example, our customers could use the Gomez Performance Network to run a large volume of tests of the websites of their competitors in an effort to disrupt or impair the operations of websites of their competitors. Our customers could also use our services to gather personally identifiable information from their individual customers, and then misuse that information, or to capture content or data in violation of copyright, privacy or decency laws. Although the terms of our service agreements prohibit the use of our services for these types of activities, any such use of our services could damage our reputation and we could face claims for damages as a result of the misuse of our services.

In addition, using our services, a customer could execute transactions on its own website that have unintended consequences. When a customer uses our services to test its website’s e-commerce capabilities, for example, those tests might be misinterpreted as valid transactions by the customer’s sales or order processing personnel.

Even if claims asserted against us do not result in liability for us, we might incur substantial costs in investigating and defending such claims. If we are found liable for our customers’ activities, we could be required to pay fines or penalties, redesign our services, or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability, and our reputation might be damaged. Our existing general liability insurance might not cover all potential claims to which we are exposed or might not be adequate to indemnify us for all liabilities that might be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would increase our operating losses and reduce our working capital.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business might be harmed.

The Internet, software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we seek to extend our services, we could be constrained by the intellectual property rights of others.

We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause service development delays, or require us to enter into royalty or licensing agreements. If our services violate any third-party proprietary rights, we could be required to withdraw those services from the market, re-develop those services or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our services, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our services from the market might harm our business, financial condition and operating results.

In addition, we incorporate open source software into our services. Given the nature of open source software, third parties might assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. Although we monitor our use of open source software closely, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our services. In such event, we could be required to seek licenses from third parties in order to continue offering our services, to re-develop our services or to discontinue sales of our services, or to release our software code under the terms of an open source license, any of which could materially adversely affect our business.

If we are unable to protect our intellectual property rights, we would be unable to protect our proprietary technology and our brand.

If we fail to protect our intellectual property rights adequately, our competitors could gain access to our technology and our business could be harmed. In seeking to protect these rights, we rely principally on trade secret, copyright and trademark laws and on confidentiality and assignment of invention agreements with employees and third parties, all of which offer only limited protection. As a result, the steps we have taken to protect our intellectual property might not prevent misappropriation of our proprietary rights. We have one issued patent in the United States. Our issued patent and any patents issued in the future might not provide us with any competitive advantages or might be successfully challenged by third parties.

Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in other countries are uncertain and might afford little or no effective protection of our proprietary technology. In particular, implementation and enforcement of intellectual property-related laws of the People’s Republic of China historically have been deficient and ineffective, and frequently have been hampered by local protectionism and cultural differences. The experience and capabilities of courts in China in handling intellectual property litigation varies, and outcomes are unpredictable. Accordingly, intellectual property rights and confidentiality protections in China might not be as effective as in the United States or other countries. A large portion of our development staff is located in China, and difficulties in protecting our proprietary rights within China could negatively affect our rights throughout the world.

Consequently, we could be unable to prevent our intellectual property rights from being exploited abroad, which could diminish international sales or require costly efforts to protect our technology. Policing the unauthorized use of intellectual property rights is expensive, difficult and, in some cases, impossible. Litigation could be necessary to enforce or defend our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Any such litigation could result in substantial costs and diversion of management resources, either of which could harm our business. Accordingly, despite our efforts, we might not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Changes in the policies of the government of the People’s Republic of China could have a significant impact upon our business operations.

We opened an office in the People’s Republic of China in July 2006 to expand our research and development activities. Since that time, we have continued to invest in our research and development operations in China, and we employed a total of 49 development personnel in China as of June 30, 2009. In addition, we began selling our web application delivery management services in China in November 2007, and we employed eight customer services personnel in China as of June 30, 2009.

The Chinese economy is in transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the Chinese government to set national economic development goals. Policies of the government can have significant effects on the economic conditions in China and on the ability of non-Chinese companies to operate successfully within China. The government has confirmed that economic development in China will follow the model of a market economy, but there can be no assurance that China will continue to strengthen its economic and trading relationships with foreign countries. A change in policies by the Chinese government could adversely affect our interests through, among other factors:

•	changes in laws;

•	imposition of new regulations or the interpretations of such regulations;

•	confiscatory taxation;

•	restrictions on currency conversion, imports or sources of supplies; or

•	the expropriation or nationalization of private enterprises.

As a U.S. company with a growing presence in China, we face numerous challenges in understanding and complying with the requirements of Chinese laws and rules that regulate our operations in China. In particular, the regulation of website operations and Internet-related businesses in China is unclear, and we cannot provide assurance that we have complied, or will comply in the future, with all such laws and rules. If we are found to have violated such laws or rules, we may be prohibited from operating a website within China or from operating or extending the Gomez Performance Network within the Chinese market, either of which would have a negative impact on our operations in China and, consequently, our results of operations.

Because our long-term success depends, in part, on our ability to expand the sales of our services to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We maintain five sales offices outside of the United States and have operations or sales personnel in six other countries. In 2007, we acquired Sysformance, a provider of on-demand monitoring solutions with customers located principally in Germany and Switzerland. This acquisition significantly increased the scope of our international operations. We have limited experience operating in foreign jurisdictions. Revenue from outside the United States accounted for 16% of total revenue in each of 2006, 2007 and 2008 and 14% of total revenue in the six months ended June 30, 2009. Our inexperience in operating our business outside of the United States increases the risk that our current and any future international expansion efforts will not be successful. Conducting international operations subjects us to new risks that, generally, we have not faced in the United States, including:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	localization of our services, including translation into foreign languages and associated expenses;

•	the burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to privacy;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally. Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing acquiring or integrating operations in other countries will produce desired levels of revenue or profitability.

If we fail to retain our chief executive officer and other key personnel, our business would be harmed and we might not be able to implement our business plan successfully.

Our future success depends upon the continued service of our executive officers and other key sales, marketing, service, development and technical staff. In particular, Jaime Ellertson, our Chief Executive Officer and President, is critical to the management of our business and operations. Any of our executive officers or other key personnel can cease their employment with us at any time without advance notice. We do not maintain key person life insurance on any of our employees. Our success depends on our executive officers and other key personnel, and the loss of any of them could prevent us from successfully implementing our business plan in a timely manner, if at all.

Because competition for employees in our industry is intense, we might not be able to attract and retain the highly skilled employees we need to execute our business plan.

To continue to execute our business plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for senior development, sales and accounting personnel. We might not be successful in attracting and retaining qualified personnel. We have experienced from time to time in the past, and expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in technology-based industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Therefore, decreases or fluctuations in the price of the common stock could adversely affect our ability to attract or retain key employees. Furthermore, the requirement to expense stock options could discourage us from granting the size or type of stock options awards that job candidates require to join our company. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business plan and future growth prospects could be severely harmed.

In addition, our continued operations are dependent upon our ability to identify, recruit and retain adequate management and development personnel in the People’s Republic of China. Competition for qualified personnel will be substantial, and there can be no guarantee that a favorable employment climate will continue and that wage rates we must offer to attract and retain qualified personnel will enable us to remain competitive. Inability to attract and retain such personnel or the increased cost of doing so could reduce our competitive advantage relative to our competitors, reducing or eliminating our growth in revenue and profits.

Our continued growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate systems, controls and business processes to manage our growth, we will not be able to implement our business plan successfully.

We have experienced rapid growth in our headcount and operations. Our headcount grew from 137 at January 1, 2007 to 272 at June 30, 2009. Our revenue totaled $32.6 million in 2007, $47.0 million in 2008 and $26.6 million in the six months ended June 30, 3009. To the extent we are able to sustain such growth, it will place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our senior management to manage this growth effectively. To do so, we must continue to hire, train and manage new employees as needed, and our organization will need to change dramatically. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business would be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. The additional headcount we are adding will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to manage our growth successfully, we will be unable to execute our business plan.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. As a public company, we will need to document, review and, if appropriate, improve our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors. Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and, as part of that documentation and testing, will identify areas for further attention and improvement. Implementing any appropriate changes to our internal controls might entail substantial costs in order to add personnel and modify our existing accounting systems, take a significant period of time to complete and distract our officers and employees from the operation of our business. Further, we might encounter difficulties assimilating or integrating the internal controls, disclosure controls and IT infrastructure of the businesses that we have acquired or might acquire in the future. These changes might not, however, be effective in maintaining the adequacy of our internal controls. In April 2008, we identified a material weakness, which has been remediated, in our internal control over financial reporting that resulted in audit adjustments to our consolidated financial statements for 2007. Our failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements might adversely affect our stock price.

In order to evaluate, improve and maintain our internal financial and accounting controls and procedures, we must continue to increase the number of our finance and accounting personnel, including personnel who possess experience in SEC reporting requirements. Competition for accounting personnel is intense, and we may not be able to attract and retain the highly skilled and experienced accounting employees we need. Our inability to increase our accounting staff appropriately might be determined to constitute, or might lead to, inadequacies in our internal control over financial reporting, which in turn could increase the risk of our being unable to prepare accurate and timely financial statements.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant expenses that we did not incur as a private company, including increased accounting, legal and other professional fees, insurance premiums, investor relations costs, and outside director compensation fees. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and The Nasdaq Stock Market, Inc. impose a number of requirements on public companies, including requiring changes in corporate governance practices. For example, the listing requirements of The NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations might make it more expensive for us to obtain director and officer liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers. We estimate that, following completion of this offering, our direct and incremental annual public company costs will total between $1.5 million and $2.0 million for the foreseeable future.

We might enter into acquisitions that are difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

In 2007, we acquired Sysformance, a provider of on-demand monitoring solutions with customers located principally in Germany and Switzerland, and BrowserCam, a provider of on-demand services for validating user experience on various browsers and platform combinations during the design and development of web applications. We expect to seek to acquire businesses, technologies or products that will expand the features of our services, provide access to new markets or customers, or otherwise complement our existing operations. Any acquisition we might make in the future might not provide us with the benefits we anticipated in entering into the transaction. Any acquisition will be accompanied by a number of risks, which might include:

•	difficulties in integrating the operations and personnel of the acquired companies;

•	potential disruption of ongoing business;

•	impairment of relationships with employees and customers as a result of any integration of new management and other personnel;

•	inability to have proper management bandwidth to manage the ongoing operations of an acquired entity, particularly an acquisition with principal offices outside North America;

•	inability to maintain relationships with customers of the acquired business;

•	difficulties in incorporating acquired technology and service offerings into our platform;

•	unexpected expenses resulting from the acquisition;

•	our inability under applicable accounting principles to recognize deferred revenue recorded by the target prior to the acquisition;

•	potential unknown liabilities associated with acquired businesses; and

•	unanticipated expenses related to acquired technology and its integration into existing technology.

An acquisition could result in the incurrence of debt, restructuring charges and large one-time write-offs, such as a write-off for acquired in-process research and development costs. Acquisitions also could result in goodwill and other intangible assets that are subject to impairment tests, which might result in future impairment charges. Furthermore, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders will be diluted and earnings per share could decrease.

From time to time, we might enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions properly, we could fail to achieve our anticipated level of growth and our business and operating results could be adversely affected.

We expect our stock-based compensation expense to increase in 2009 and thereafter, which will adversely affect our ability to achieve and maintain profitability in the future.

Our adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, in January 2006 has substantially increased the amount of stock-based compensation expense we record and has had a significant impact on our results of operations. After being profitable in 2005 and 2006, we were unprofitable in 2007 and 2008, in part because our stock-based compensation expense increased from $125,000 in 2006 to $535,000 in 2007 to $766,000 in 2008. Our stock-based compensation expense increased from $320,000 in the six months ended June 30, 2008 to $511,000 in the six months ended June 30, 2009. As of June 30, 2009, we had $2.2 million of total compensation cost related to outstanding stock options that had not been recognized. These costs, net of forfeitures, will be recognized on a straight-line basis over a weighted average period of 2.5 years. In addition, we expect our stock-based compensation expense will continue to increase in the last two quarters of 2009 and may increase further thereafter as we grant additional options, restricted stock awards or other equity-based awards to employees and outside directors. Increased levels of stock-based compensation expense will adversely affect our ability to achieve and maintain profitability in the future.

Changes in financial accounting standards or practices might cause adverse, unexpected financial reporting fluctuations and adversely affect our reported results of operations.

A change in accounting standards can have a significant effect on our reported results. New accounting pronouncements and new or revised interpretations of accounting pronouncements might adversely affect our reported financial results. For example, we are likely to incur significant accounting expenses, including fees of consultants, in complying with Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, which we adopted in January 2007 and which requires that we establish and maintain a rigorous process for evaluating and analyzing uncertain tax positions. Beginning in 2006, under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, we became required to account for our stock-based awards as a compensation expense and, as a result, our net income and net income per share in subsequent periods has been significantly reduced. Beginning in July 2005, under Financial Accounting Standards Board Staff Position No. 150-5, Issuer’s Accounting under Statement 150 for Freestanding Warrants and Other Similar Instruments on Shares that Are Redeemable, we became required to record charges reflecting changes in the fair value of our outstanding warrant to purchase Class C convertible preferred stock, which is redeemable at the election of the holders at any time.

Our ability to use U.S. net operating loss carryforwards might be limited.

As of December 31, 2008, we had net operating loss carryforwards of $8.1 million for U.S. federal and state tax purposes. These loss carryforwards expire between 2009 and 2028. To the extent these net operating loss carryforwards are available, we intend to use them to reduce the corporate income tax liability associated with our operations. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that might be used to offset taxable income when a corporation has undergone significant changes in stock ownership. We have experienced ownership changes, most recently in 2003, that have reduced our net operating loss carryforwards. Our ability to utilize the current net operating loss carryforwards might be limited by the issuance of common stock in this offering. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to corporate income tax earlier than it would if we were able to use net operating loss carryforwards, which could result in lower profits.

Actual or alleged mishandling of peers’ personal data, or violation of privacy laws protecting peers, could adversely affect our business.

During the process of enrolling peers, we gather personally identifiable information as necessary to enable us to make payments to the peers for their services and to verify their geographic location and the technical characteristics of their Internet connections. We currently have more than 100,000 peers, and we are seeking to increase this number significantly. Because these peers are located in over 160 countries, we may be subject to the privacy laws of a large number of jurisdictions. If we were to violate any of these laws, or if we were to mishandle this personally identifiable information, we might become subject to numerous claims and liabilities, which could increase our expenses and distract our management from operations.

Even if we are found not to have violated any laws or mishandled this information, any such claims could harm our reputation within the peer community. We believe that our peer network is one of our most valuable competitive advantages in the marketplace, and any damage to our reputation within the peer community or any widespread impediment to our retaining existing peers or enrolling additional peers could have a material adverse impact on our sales efforts, revenues and results of operations.

Internet-related and other laws could adversely affect our business.

Laws and regulations that apply to commerce and communications over the Internet are becoming more prevalent. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the United States and abroad, that might impose additional burdens on companies conducting business online. This could negatively affect the businesses of our customers and reduce their demand for our services. Internet-related laws, however, remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.

Catastrophic events might significantly impair our operating results if those events adversely affect our ability to provide our services or the demand for our services or otherwise disrupt our business.

A war, terrorist attack, natural disaster or other catastrophe might adversely affect our business. A catastrophic event could have a direct negative impact on us or an indirect affect on us by, for example, affecting our customers, the financial markets or the overall economy and reducing our ability to provide, our customers’ ability to use, and the demand for, our services. Although we maintain redundancy in our interconnected network switches and firewalls, replicated databases, and fault-tolerant storage devices within each of our data centers, it is not economically feasible to maintain multiple data centers. It is impossible to anticipate and protect against all potential man-made and natural threats. A computer virus, security breach, criminal act, military action, power or communication failure, flood, severe storm or the like could lead to service interruptions and data losses for customers, disruptions to our operations, or damage to important facilities. In addition, such an event might cause customers to cancel their agreements with us for our services. Any of these events could cause a significant increase in expenses and material decreases in our revenue and profitability.

Reductions in IT spending could limit our ability to grow our business.

Our operating results may vary based on changes in the IT spending of our clients. The revenue growth and profitability of our business depend on continued growth in the importance and sophistication of web applications. We generate a significant portion of our revenue from sales of our services to large organizations whose businesses fluctuate with general economic and business conditions. As a result, decreased or slowing demand for business activities conducted on the web, and in particular for on-demand web application delivery management services, may cause a decline in our revenue. In particular, web application delivery management software may be viewed by some of our existing and potential clients as a lower priority and related spending may be reduced as a result of unfavorable economic conditions. In the future, potential clients may decide to reduce their IT budgets by deferring or reconsidering product purchases, which would negatively affect our operating results.

If we are unable to raise capital when needed in the future, we might be unable to execute our growth strategy, and if we succeed in raising capital, we might dilute your percentage ownership of the common stock or might subject our company to fixed payment obligations and restrictive covenants.

We might need to raise additional funds through public or private debt or equity financings in order to:

•	fund ongoing operations;

•	take advantage of opportunities, including more rapid expansion of our business or the acquisition of complementary business, technologies or products;

•	develop new services; and

•	respond to competitive pressures.

If we raise additional capital through the sale of equity, our existing stockholders will be diluted and earnings per share could decrease. Capital raised through debt financing would require us to make periodic payments of interest and principal and might impose restrictive covenants on the conduct of our business. Furthermore, additional financings might not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that might be required to grow or maintain our operations.

Risks Related to this Offering and Ownership of Common Stock

Because there has not been a public market for the common stock and the stock price might be volatile, you might not be able to resell your shares at or above the initial public offering price.

Prior to this offering, the common stock could not be bought or sold publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for common stock or the extent to which the market price of the common stock will be volatile following this offering. The initial public offering price for the common stock was determined through negotiations with the underwriters. The trading prices of common stock of newly public technology companies have often been highly volatile and varied significantly from their initial public offering prices. The trading price of the common stock could decrease significantly from the initial public offering price due to numerous factors, many of which are beyond our control, including:

•	departures of key personnel;

•	variations in our quarterly operating results;

•	announcements by our competitors of significant contracts, new services or acquisitions;

•	decreases in financial estimates of equity research analysts with respect to the common stock;

•	actual or potential sales of common stock by us or our executive officers, directors or principal stockholders;

•	fluctuations in stock market prices and volumes; and

•	damages, settlements, legal fees and other costs related to litigation, claims and other contingencies.

In the past, securities class action litigation often has been initiated against a company following a period of volatility in the market price of the company’s securities. If class action litigation is initiated against us, we will incur substantial costs and our management’s attention will be diverted from our operations. All of these factors could cause the market price of our stock to decline, and you could lose some or all of your investment.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade the common stock, the price of the common stock could decline.

The trading market for the common stock will depend in part on the research and reports that equity research analysts publish about our company and business. The price of the common stock could decline if one or more equity research analysts downgrade the common stock or if those analysts issue other unfavorable commentary or cease publishing reports about our company and business.

Future sales of common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial amounts of common stock in the public market, the market price of the common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock could also depress the market price of the common stock. The holders of substantially all of the shares of common stock outstanding immediately prior to this offering are subject to lock-up agreements that restrict their ability to transfer their common stock for approximately 180 days after the date of this prospectus. Upon expiration of the lock-up agreements, an additional           shares of common stock will be eligible for sale in the public market. In addition, we intend to file registration statements with the SEC covering all of the shares of common stock subject to options outstanding, or available for future issuance under our stock incentive plans, as of the closing of this offering. The market price of the common stock could drop significantly when the contractual and statutory restrictions on resale by our existing security holders lapse and those holders are able to sell shares of common stock into the market.

Our directors, executive officers and their affiliated entities will continue to have substantial control over us and could limit the ability of other stockholders to influence the outcome of key transactions, including changes of control.

Our executive officers, directors and their affiliated entities will, in the aggregate, beneficially own     % of the outstanding common stock upon completion of this offering. In particular, affiliates of Dolphin Equity Partners, including affiliates of Richard Brekka, our Chairman of the Board, will, in the aggregate, beneficially own     % of the outstanding common stock upon completion of this offering. Our executive officers, directors and their affiliated entities, if acting together, will be able to control or significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders might have interests that differ from yours, and they might vote in a way with which you disagree and that could be adverse to your interests. The concentration of common stock ownership could have the effect of delaying, preventing, or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and could negatively affect the market price of the common stock.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds of this offering, and you will be relying on their judgment regarding the application of those net proceeds. While our management intends to use our net proceeds in a manner that is in the best interests of our company and our stockholders, they might not apply the net proceeds in ways that increase the value of your investment. The market price of the common stock could fall if the market does not view our use of our net proceeds favorably.

Our corporate documents and Delaware law make a takeover of our company more difficult, which could prevent certain changes in control and limit the market price of the common stock.

Our charter and by-laws and Section 203 of the Delaware General Corporation Law contain provisions that could enable our management to resist a takeover of our company. These provisions could discourage, delay, or prevent a change in the control of our company or a change in our management. They could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors are willing to pay in the future for shares of the common stock. Some provisions in our charter and by-laws could deter third parties from acquiring us, which could limit the market price of the common stock.

We do not intend to pay dividends on the common stock in the foreseeable future.

We have never declared or paid any cash dividends on the common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Accordingly, you are not likely to receive any dividends on common stock in the foreseeable future, and your ability to achieve a return on your investment will therefore depend on appreciation in the price of the common stock.

You will experience immediate and substantial dilution in the net tangible book value of any shares you purchase in this offering.

If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution will result from the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. If you purchase common stock in this offering, you will suffer immediate dilution of $      per share. If the underwriters exercise their over-allotment option, or if our outstanding options and warrant are exercised, you will experience additional dilution.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “should,” “expect,” “anticipate,” “could,” “intend,” “target,” “believe,” “estimate” or “potential” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our, our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss some of the factors that could contribute to these differences. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of the common stock.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of           shares of common stock in this offering will be $      million, assuming an initial public offering price of $      per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $      million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds from this offering will be $      million. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders, including any shares sold by the selling stockholders upon exercise of the underwriters’ over-allotment option.

We intend to use our net proceeds from this offering for working capital and other general corporate purposes, which may include financing our growth, developing new services and feature for our platform, and funding capital expenditures to extend the Gomez Performance Network. The other principal purposes for this offering are to:

•	create a public market for the common stock;

•	facilitate our future access to the public capital markets;

•	increase our visibility in our markets;

•	provide liquidity for our existing stockholders;

•	improve the effectiveness of our equity compensation plans in attracting and retaining key employees; and

•	enhance our ability to acquire other businesses, technologies or products.

We may use a portion of our net proceeds to acquire businesses, technologies and products that will help us expand the services and features of our platform, provide access to new markets or customers, or otherwise complement our existing operations. We assess acquisition opportunities on an ongoing basis and from time to time have discussions with other companies about potential transactions. We currently do not have any agreement with respect to an acquisition, and we cannot assure you that we will make any acquisitions in the future.

We have not yet determined with any certainty the manner in which we will allocate our net proceeds, and our management will have significant flexibility in applying our net proceeds. The amount and timing of our use of proceeds will vary depending on a number of factors, such as the amount of cash generated by our operating activities, competitive and technological developments, the rate of growth, if any, of our business, changing business conditions and unforeseen circumstances. Pending the application of our net proceeds, we intend to invest our net proceeds in U.S. government securities and other short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to finance the development and growth of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments, growth plans and other factors the board deems relevant.

CAPITALIZATION

The following table describes our capitalization as of June 30, 2009 on:

•	an actual basis;

•	a pro forma basis to reflect the following, which will occur upon completion of this offering: (a) all outstanding preferred stock will convert into 13,069,146 shares of common stock; (b) 9,044,711 shares of common stock will be issued in payment of dividends accumulating on outstanding preferred stock through June 30, 2009; (c) an outstanding warrant to purchase redeemable convertible preferred stock will become exercisable for common stock; and (d) deferred offering costs, consisting of accounting, legal and other costs of this offering, will be offset against stockholders’ equity; and

•	a pro forma basis as adjusted further to reflect: (a) the filing of amendments to our charter effective upon completion of this offering; (b) the issuance of an additional 689,719 shares of common stock in payment of dividends accumulating on outstanding preferred stock from July 1, 2009 through October 30, 2009; (c) our issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us; and (d) the application of our net proceeds of this offering as described under “Use of Proceeds.”

You should read this table together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	June 30, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(In thousands)

Long-term debt	$—	$—	$—

Redeemable convertible preferred stock, $0.001 par value per share:
Class A: 249,492 shares authorized and 249,490 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	3,868	—	—
Class B: 7,185,658 shares authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	15,218	—	—
Class C: 5,870,363 shares authorized and 5,633,998 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	14,570	—	—

Total redeemable convertible preferred stock	33,656	—	—

Stockholders’ equity (deficit):
Undesignated preferred stock, $0.001 par value per share: no shares authorized, issued or outstanding, actual and pro forma; 5,000,000 shares authorized and no shares issued or outstanding, pro forma as adjusted	—	—	—
Common stock, $0.001 par value per share: 30,000,000 shares authorized and 3,094,142 shares issued and outstanding, actual; 30,000,000 shares authorized and 25,207,999 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	3	25
Additional paid-in capital	—	31,383
Accumulated other comprehensive income	907	907	907
Accumulated deficit	(31,879)	(31,879)	(31,879)

Total stockholders’ (deficit) equity	(30,969)	436

Total capitalization	$2,687	$436	$

DILUTION

If you invest in the common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering. The pro forma net tangible book value of common stock as of June 30, 2009 was negative $7.8 million, or $(0.31) per share. Pro forma net tangible book value per share is determined by dividing (1) our total pro forma tangible assets less our total pro forma liabilities by (2) the pro forma number of shares of common stock outstanding, in each case after giving effect to the following, which will occur upon completion of this offering: (a) all outstanding preferred stock will convert into 13,069,146 shares of common stock; (b) 9,044,711 shares of common stock will be issued in payment of dividends accumulating on outstanding preferred stock through June 30, 2009; and (c) an outstanding warrant to purchase redeemable convertible preferred stock will become exercisable for common stock.

After giving effect to (a) the issuance of an additional 689,719 shares of common stock in payment of dividends accumulating on outstanding preferred stock from July 1, 2009 through October 30, 2009 and (b) our sale of           shares of common stock at an assumed initial public offering price of $      per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our adjusted pro forma net tangible book value as of June 30, 2009 would have been $      million, or $      per share. This amount represents an immediate increase in pro forma net tangible book value to our existing stockholders of $      per share and an immediate dilution to new investors of $      per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2009	$(0.31)
Increase per share attributable to sale of shares in this offering

Adjusted pro forma net tangible book value per share after this offering

Dilution per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the net tangible book value after this offering by $      million, the net tangible book value per share after this offering by $      per share and the dilution in net tangible book value per share to investors in this offering by $      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

The following table summarizes as of June 30, 2009, on a pro forma basis determined as described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors, based upon an assumed initial public offering price of $      per share and before deducting estimated underwriting discounts and commissions and offering expenses payable by us.

	Shares Purchased			Total Consideration			Average
	Number	Percent		Amount	Percent		per Share

Existing stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%

The preceding discussion and tables assume no exercise of the warrant or options outstanding as of June 30, 2009. As of June 30, 2009, there was a warrant outstanding to acquire a total of 236,364 shares at an exercise price of $1.65 per share and options outstanding to purchase a total of 4,683,354 shares of common stock, at a weighted average exercise price of $2.42 per share. To the extent any of these securities is exercised, there will be further dilution to new investors. If all these securities were to have been exercised as of June 30, 2009, there would have been further dilution to new investors of $      and the total dilution per share to new investors would have been $          .

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements and related notes appearing at the end of this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial information appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2006, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2007 and 2008 are derived from consolidated financial statements included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP. The consolidated statement of operations data for the years ended December 31, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004, 2005 and 2006 are derived from audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of operating results to be expected in the future. The statement of operations data for the six months ended June 30, 2008 and 2009 and the balance sheet data as of June 30, 2009 are derived from unaudited consolidated financial statements that are included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

Pro forma information in the following table gives effect to the following, which will occur upon completion of this offering: (a) all outstanding preferred stock will convert into 13,069,146 shares of common stock; and (b) 9,044,711 shares of common stock will be issued in payment of dividends accumulating on outstanding preferred stock through June 30, 2009. See note 2 to the consolidated financial statements appearing at the end of this prospectus for an explanation of the method used to determine the number of shares used in computing historical and pro forma net (loss) income per share.

						Six Months Ended
	Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands)

Consolidated Statement of Operations Data:
Revenue	$10,691	$14,846	$21,705	$32,628	$46,977	$21,197	$26,628
Cost of revenue	4,551	3,824	5,056	8,806	13,472	6,137	7,441

Gross profit	6,140	11,022	16,649	23,822	33,505	15,060	19,187

Operating expenses:
Sales and marketing	7,556	7,030	9,671	15,973	19,195	9,125	9,430
Research and development	1,756	1,254	2,819	4,862	7,543	3,449	3,590
General and administrative	3,036	2,507	2,842	4,482	6,815	3,016	4,006
Goodwill impairment	3,135	—	—	—	—	—	—

Total operating expenses	15,483	10,791	15,332	25,317	33,553	15,590	17,026

Operating income (loss)	(9,343)	231	1,317	(1,495)	(48)	(530)	2,161
Interest income (expense), net	9	(384)	(163)	106	108	63	1
Change in fair value of warrant	—	(43)	(250)	(547)	418	(79)	(241)
Other income (loss), net	(17)	304	8	(5)	(708)	(112)	251

Income (loss) before provision for income taxes	(9,351)	108	912	(1,941)	(230)	(658)	2,172
Provision for income taxes	—	9	321	397	271	210	234

Net income (loss)	(9,351)	99	591	(2,338)	(501)	(868)	1,938
Accretion of redeemable convertible preferred stock	(1,384)	(1,613)	(2,261)	(2,184)	(2,386)	(1,160)	(1,257)

Net income (loss) attributable to common stockholders	$(10,735)	$(1,514)	$(1,670)	$(4,522)	$(2,887)	$(2,028)	$681

						Six Months Ended
	Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands)

Consolidated Statement of Operations Data (continued):
Net (loss) income attribute to common stockholders per share:
Basic		$(0.82)	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.22
Diluted		$(0.82)	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.07
Weighted average common shares outstanding used in computing per share amounts:
Basic		1,856	1,975	2,551	2,825	2,719	3,091
Diluted		1,856	1,975	2,551	2,825	2,719	27,326
Pro forma net (loss) income per common share:
Basic					$(0.04)		$0.09
Diluted					$(0.04)		$0.08
Pro forma weighted average common shares outstanding used in computing per share amounts:
Basic					23,951		25,205
Diluted					23,951		27,326

In the preceding table, cost of revenue and operating expenses include stock-based compensation as follows:

						Six Months
	Year Ended December 31,					Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands)

Stock-Based Compensation Expense:
Cost of revenue	$—	$—	$3	$29	$82	$33	$47
Sales and marketing expense	—	—	17	137	190	93	126
Research and development expense	—	—	29	136	284	98	168
General and administrative expense	201	28	76	233	210	96	170

Total stock-based compensation expense	$201	$28	$125	$535	$766	$320	$511

In the Consolidated Statement of Operations Data above, cost of revenue and operating expenses include amortization of intangible assets as follows:

						Six Months
	Year Ended December 31,					Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands)

Amortization of Intangible Assets:
Cost of revenue	$87	$67	$4	$222	$565	$285	$189
Sales and marketing expense	11	9	—	175	163	83	48

Total amortization of intangible assets	$98	$76	$4	$397	$728	$368	$237

In the following table, working capital is calculated as current assets less current liabilities.

	December 31,					June 30,
	2004	2005	2006	2007	2008	2009
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,762	$3,178	$7,133	$9,461	$8,672	$9,645
Accounts receivable, net	2,094	4,704	4,877	9,042	10,150	9,904
Working capital deficit	(1,220)	(1,913)	(2,496)	(8,730)	(11,462)	(9,710)
Total assets	7,786	10,222	15,818	28,514	33,640	34,914
Deferred revenue	3,273	6,278	9,723	19,139	23,843	23,990
Long-term debt, including current portion	2,837	2,089	1,194	802	—	—
Redeemable convertible preferred stock	23,234	24,847	27,829	30,013	32,399	33,656
Total stockholders’ deficit	(24,764)	(26,122)	(27,426)	(31,065)	(31,815)	(30,969)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated financial statements and related notes appearing at the end of this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks and uncertainties. You should read “Risk Factors” for a discussion of important factors that could cause our actual results to differ materially from our expectations.

Overview

Gomez is a leading provider of web application delivery management services, which companies can use to test and monitor the performance, availability and quality of their web applications, both while in development and after deployment. Our self-service, on-demand platform is a comprehensive set of integrated services that enable a company to test and monitor its web applications from outside its firewall using the Gomez Performance Network. By employing our services to improve the experiences of their web application users, companies can increase their revenue, reduce their operating costs and extend their brand reputations. We deliver our services entirely through an on-demand, hosted model built on a multi-tenant architecture in which a single instance of our software serves all of our customers.

We provide our services on an annual subscription basis, principally through tiered usage plans that contain committed testing measurement levels based on the number of web page measurements performed. We sell our services directly through our inside and field sales forces, as well as indirectly through resellers and geographic distributors. We recognize revenue ratably, on a daily basis, over the term of subscription agreements. This revenue model provides us with a recurring revenue stream that we believe provides greater revenue visibility than a perpetual software licensing model. From 2006 to 2008, our annual revenue increased from $21.7 million to $47.0 million, a compounded annual growth rate of 47%, and our cash flow from operating activities increased from $5.8 million to $7.6 million.

Our revenue growth has reflected the development of the market for web application delivery management services and the increased familiarity of companies with the benefits provided by our services. This growth has been driven both by expanded usage of our services by existing customers and by sales of our services to new customers. Our customers are companies that use the Internet to conduct commerce, convey and receive content, and communicate with their customers, partners, employees and vendors. At June 30, 2009, we had more than 2,500 customers worldwide across a wide range of industries, including communications media, financial services, retail, social media, technology, and travel and hospitality. Revenue from the United States represented 84% of our total revenue in each of 2006, 2007 and 2008 and 86% of our total revenue in the six months ended June 30, 2009.

We are seeking to establish long-term, sustained growth in revenue and cash flow from operating activities by building upon our leadership in the web application delivery management market. To date, we have derived substantially all of our revenue from providing our Active Network XF, Active Last Mile XF and Industry Benchmarks services. In order to execute our business plan successfully, we must expand both the number and the depth of our customer relationships, which will require that we increase awareness of the potential benefits of web application delivery management services in general and our on-demand platform in particular.

Corporate Background

We were formed in November 2001 to acquire substantially all of the assets of the former Gomez Advisors, Inc., which had been a provider of Internet research and analysis services. Since our formation, we have built our on-demand platform of web application delivery management services through internal development and, to a lesser extent, four additional acquisitions.

Service Offerings

In 2001, we introduced our first service, Active Network XF, a web performance management service that measures page-level and transaction-based application performance. In 2002, we introduced our Industry Benchmarks service, and in 2004 we introduced Active Last Mile XF, which measures web experiences from user locations.

During 2006 we introduced enhanced versions of our web performance management services that provided customers with web performance-based diagnostic analytics and a range of other features. In 2007, we introduced four new services that expanded the breadth of our on-demand platform, including extending our service offerings to include initial testing of new web applications while in development. During 2007, we introduced our first testing services: Reality Check XF, an automated functional testing service; Reality View XF, a visual cross-browser testing service; and Reality Load XF, our web load and performance testing service. In 2007, we also extended our web performance management offerings by introducing Actual Experience XF, a real-user monitoring service. In September 2008, we added streaming media monitoring capabilities to our Active Network XF product, which companies can use to measure the performance and availability of pre-recorded and live streaming media content. In 2009, we have introduced two new web performance management services: Active Data Center XF, which correlates alerts generated by our on-demand platform with alerts generated by a customer’s network management system in order to accelerate the resolution of customer issues; and Active Mobile XF, which expands a customer’s ability to test and monitor users’ mobile web experiences.

For additional information about our service offerings, see “Business — Our Services.”

Acquisitions

In November 2001, we acquired substantially all of the assets of the former Gomez Advisors, Inc. for a purchase price consisting of 13,863 shares of common stock and $934,000 in principal amount of subordinated secured convertible notes.

In August 2002, we acquired the assets of Porivo Technologies, Inc., which provided key technology that we subsequently used in developing Active Last Mile XF, in exchange for 205,000 shares of common stock.

In January 2003, we acquired the outstanding stock of WebPerform Group Limited, which provided us with additional network operations and a European customer base, in exchange for 87,000 shares of common stock, warrants to purchase an additional 32,088 shares of common stock and $1.3 million in principal amount of senior secured convertible notes.

In 2007 we completed two acquisitions. In February 2007, we acquired the outstanding stock of Sysformance AG, which provided us with a customer base in Germany and Switzerland, performance monitoring technology, and network operations. The purchase price consisted of $481,000 paid in cash upon completion of the acquisition, together with additional payments of $829,000 based on Sysformance revenue during the two years following the acquisition. In June 2007, we acquired selected assets of BrowserCam, Inc., which provided us with additional customers and key technology used in Reality View XF. The purchase price consisted of (a) $1.5 million in cash paid at the time of purchase, (b) a promissory note in the principal amount of $725,000 and (c) an additional payment of $400,000 based on revenue generated by the purchased assets during the twelve months ended June 30, 2008. The revenue we derived from these two acquisitions accounted for less than four percent of our revenue in each of 2007, 2008 and the six months ended June 30, 2009.

We intend to pursue additional acquisitions of businesses, technologies and products that will expand the functionality of our platform, provide access to new markets or customers, or otherwise complement our existing operations.

Disposition

In February 2004, we sold the outstanding stock of our subsidiary Pro Holdings Corporation in exchange for $1.3 million in cash, including a payment based upon revenue of Pro Holdings during the year following the sale. Pro Holdings provided Internet consulting services that were a legacy of our acquisition of the assets of the former Gomez Advisors, Inc. This disposition allowed us to focus on providing on-demand web application delivery management services.

Key Components of Results of Operations

Revenue

We derive revenue from subscription agreements for our web application delivery management services and from professional services. Revenue from subscription agreements represented more than 97% of total revenue in each of 2006, 2007, 2008 and the six months ended June 30, 2009, and professional services accounted for the balance.

Subscription Revenue.  Our subscription agreements typically provide for a fixed annual subscription fee, which is based on a committed number of web page tests using the Gomez Performance Network. These agreements provide for additional fees in the event the number of transactions exceeds the committed number. In addition, we charge a standard annual subscription fee for Industry Benchmarks. Our subscription agreements contain multiple service elements, which include use of our on-demand services to run web application tests and review performance results, implementation, training services and customer support. Our subscription agreements generally have a one-year term and contain terms requiring annual in-advance payment due within 30 days of invoice. Our subscription agreements typically are non-cancelable, although a customer has the right to terminate its agreement for cause if we materially breach our obligations under the agreement.

Amounts that have been invoiced are recorded in accounts receivable and deferred revenue. Our deferred revenue increased from $9.7 million at December 31, 2006 to $19.1 million at December 31, 2007, $23.8 million at December 31, 2008 and $24.0 million at June 30, 2009. We believe our deferred revenue, together with renewals of subscription agreements that are anticipated based on our historical experience, provides us with greater revenue visibility than a perpetual software licensing model.

Our business has grown rapidly, driven primarily by:

•	Addition of new customers: At June 30, 2009, we had more than 2,500 customers. Since January 1, 2007, we have doubled, from approximately 600 to 1,250, the number of our enterprise customers, which we define as those customers with active contractual commitments in excess of $2,500. We intend to continue to expand our enterprise customer base by hiring additional inside sales personnel and developing strategic relationships with resellers, including resellers that incorporate our services in their offerings.

•	Expansion of existing customer relationships: We seek to expand our relationships with existing customers by increasing their usage of services for which they have already subscribed and by cross-selling additional services. For each of 2006, 2007 and 2008, customers at the beginning of the year, in the aggregate, increased their subscription commitments by more than 20% from the prior year. We intend to expand our relationships with existing enterprise customers by hiring more account managers and targeting additional functional and business units of existing customers.

To date, we have derived a large portion of our revenue from sales of web performance management services. We are seeking to cross-sell the initial three testing services we introduced in 2007 to existing customers, as well as to sell these services to new customers. We expect that revenue from these testing services will increase over time, which will reduce the percentage of revenue generated by web performance management services.

We historically have derived a substantial portion of our revenue from the United States. Revenue from outside the United States accounted for 16% of total revenue in each of 2006, 2007 and 2008 and 14% of total revenue in the six months ended June 30, 2009. We intend to build our international sales operations by expanding reseller relationships with third parties and by increasing our direct sales force abroad. We expect revenue from outside the United States to increase in absolute dollars for the foreseeable future, but to remain relatively constant as a percentage of revenue.

Professional Services Revenue.  We derive revenue from professional services sold in connection with subscription agreements as well as separately from subscription agreements. We generally bill for professional service engagements on a fixed-fee basis with payment terms requiring customers to pay us within 30 days of invoice. Revenue from professional services has not been material to our business, and we expect that revenue from professional services will continue to represent an immaterial portion of our revenue in the future.

Cost of Revenue

Cost of revenue consists primarily of expenses related to the operation of the Gomez Performance Network infrastructure and services personnel, including:

•	data center costs, which consist largely of amounts paid to third parties for rack space, power and similar services relating to our use of data center facilities;

•	fees paid to our peers, who are the individuals we engage to operate our last mile measurement points, for tests conducted from their Internet-connected personal computers;

•	depreciation and maintenance expense associated with Gomez Performance Network related computer equipment;

•	amortization expense related to capitalized costs associated with the development of internal use software and acquired technology;

•	compensation of network operations, customer support and professional services personnel, including stock-based compensation expense; and

•	allocated overhead, including facility costs and non-network-related depreciation.

As our customer base continues to grow, we will need to continue to make significant investments in infrastructure equipment for the Gomez Performance Network, which will increase the depreciation expense included in cost of revenue. As we increase the number of measurement points in the Gomez Performance Network from which customers can test, we will incur increased data center costs. We also will need to hire additional customer support personnel. The rates at which we add new customers and expand existing customers’ usage of our services will affect the level and timing of this spending.

Gross Margin

Our gross margin was 77% in 2006, 73% in 2007, 71% in 2008 and 72% in the six months ended June 30, 2009. We expect our gross margin in the latter half of 2009 will be relatively consistent with the gross margin for the first half of 2009. Gross margin may vary from period to period, primarily related to the level and timing of our investment in the Gomez Performance Network, which impacts the amount of depreciation, and our spending on increased data center capacity and additional customer support personnel to meet the needs of our growing customer base.

Operating Expenses

We have experienced, and expect to continue to experience, rapid growth in the dollar amount of our operating expenses, as we make investments to support the anticipated growth of our customer base. Operating expenses include stock-based compensation expense, as described under the heading “— Stock-Based Compensation Expense” below.

Sales and Marketing Expense.  Sales and marketing expense is our largest operating expense, accounting for 41% of our revenue in 2008 and 35% of our revenue in the six months ended June 30, 2009. Sales and marketing expense consists primarily of:

•	sales commissions and incentives;

•	other compensation of sales and marketing personnel, including stock-based compensation expense;

•	cost of marketing programs, including lead generation, events and other brand building expenses; and

•	allocated overhead, including facility costs and non-network-related depreciation.

Because we expense sales commissions at the time we invoice a customer for a subscription agreement and we recognize substantially all of our revenue ratably over the term of a subscription agreement, we experience a lag between the incurrence of sales commission expense and the recognition of the corresponding revenue. Generally new sales personnel require time to become familiar with our services and therefore do not begin to generate sales of our services immediately, which can result in increased sales and marketing expense without any immediate increase in revenue. These timing differences can lower our operating margins in the short term.

We intend to continue to invest in sales and marketing by:

•	hiring additional inside sales personnel on a worldwide basis to continue to grow our customer base;

•	hiring additional account managers in order to expand our relationships with existing customers; and

•	expanding our marketing program to focus increasingly on lead generation activities.

We expect that, for the foreseeable future, sales and marketing expense will increase in absolute dollars, but remain relatively constant as a percentage of revenue as we invest in sales and marketing at the same relative rate of revenue growth.

Research and Development Expense.  Research and development expense consists primarily of:

•	compensation of software application development personnel, including stock-based compensation expense; and

•	allocated overhead, including facility costs and non-network-related depreciation.

Research and development expense does not include certain costs associated with the development of new functionality for our internal use software. Those costs are capitalized and then amortized to cost of revenue.

To date, we have focused our research and development efforts on increasing the functionality and enhancing the ease of use of our services. Our hosted, on-demand model enables us to provide all of our customers with a single, shared version of our most recent services, features and upgrades. As a result, we do not have to maintain legacy versions of software, which reduces our research and development expense.

We opened an office in the People’s Republic of China in July 2006 for additional research and development activities, and we have continued to invest in our research and development operations in China. By maintaining development operations in China, we believe we are able to gain access cost-effectively to a pool of highly qualified research and development personnel. With the strong economic growth currently being experienced in China, however, competition for these personnel is escalating and wage rates are increasing accordingly.

We anticipate that, for the foreseeable future, research and development expense will increase in absolute dollars but decrease slightly as a percentage of revenue. While we will continue to invest in the development of new features and complementary services, we expect that the rate of investment will be slightly lower than the rate of growth in our revenue.

General and Administrative Expense.  General and administrative expense consists of:

•	compensation of executive, finance, accounting, administrative and management information systems personnel;

•	professional fees and expenses, including accounting and legal fees;

•	other corporate expenses; and

•	allocated overhead, including facility costs and non-network-related depreciation.

We expect that, for the foreseeable future, general and administrative expense will increase in absolute dollars but remain relatively constant as a percentage of revenue, as we incur additional costs associated with growing our business and operating as a public company.

Amortization of Intangible Assets.  Amortization of intangible assets consists of expense from the amortization of intellectual property rights and other intangible assets obtained through acquisitions. Amounts allocated to these intangible assets in the acquisitions are amortized over the useful lives of the assets and are expensed as part of cost of revenue and sales and marketing expenses. These intangible assets consist primarily of:

•	acquired customer relationships;

•	trade names;

•	purchased technology; and

•	covenants not to compete.

Stock-Based Compensation Expense

We adopted the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, as of January 1, 2006. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under stock options and restricted stock. SFAS No. 123R requires us to expense share-based payment awards with compensation cost for share-based payment transactions measured at fair value. The actual amount of stock-based compensation expense in any fiscal period depends on a number of factors, including the number of shares subject to the stock options issued, the fair value of the common stock at the time of issuance and expected stock price volatility.

Our stock-based compensation expense relates to the following:

•	the fair value of stock options issued to employees since January 1, 2006;

•	stock options issued to non-employees.

Cost of revenue and operating expenses have included stock-based compensation expense as follows:

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
	(In thousands)

Stock-Based Compensation Expense:
Cost of revenue	$3	$29	$82	$33	$47
Sales and marketing expense	17	137	190	93	126
Research and development expense	29	136	284	98	168
General and administrative expense	76	233	210	96	170

Total stock-based compensation expense	$125	$535	$766	$320	$511

As of June 30, 2009, we had $2.2 million of total compensation cost related to outstanding stock options that had not been recognized. These costs, net of forfeitures, will be recognized on a straight-line basis over a weighted average period of 2.5 years.

Additional Key Elements of Financial Performance

We present information below with respect to cash flow from operating activities and free cash flow. Free cash flow is a measure of financial performance calculated as cash flow from operating activities less purchases of property and equipment and capitalization of software development costs.

Management uses these metrics to track business performance. Customer collections and, consequently, cash flow from operating activities and free cash flow are driven by sales transactions and related service billings, rather than recognized revenues. We believe cash flow from operating activities and free cash flow are useful measures of the performance of our business because, in contrast to income statement metrics that rely principally on revenue and profitability, cash flow from operating activities and free cash flow capture the contribution of increases in deferred revenue and the offsetting effect of increases in accounts receivable. We believe that, for similar reasons, these metrics are often used by security analysts, investors and other interested parties in the evaluation of on-demand and other software companies.

The term “free cash flow” is not defined under U.S. generally accepted accounting principles, or GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. All or a portion of free cash flow may be unavailable for discretionary expenditures. Free cash flow has limitations as an analytical tool, and when assessing our operating performance, you should not consider free cash flow in isolation from, or as a substitute for, data such as net income (loss), derived from financial statements prepared in accordance with GAAP.

				Six Months
	Year Ended December 31,			Ended June 30,
	2006	2007	2008	2008	2009
	(In thousands)

Cash flows from operating activities	$5,842	$9,185	$7,620	$3,975	$3,815
Purchases of property and equipment	(1,700)	(2,682)	(2,849)	(1,482)	(1,102)
Capitalization of software development costs	(215)	(870)	(1,071)	(602)	(1,030)

Free cash flow (non-GAAP)	$3,927	$5,633	$3,700	$1,891	$1,683

The increased cash flows from operating activities in 2007 reflected growth in payments received under subscription agreements with new customers, as well as additional increases in the percentage of subscription agreements with annual payment terms. This increase was offset in part by a higher level of accounts receivable and our net loss for the year. Decreased cash flows from operating activities in 2008 reflected increased payments of accounts payable and accrued expenses and lower growth in deferred revenue from subscription agreements with annual payment terms. Cash flows from operating activities remained relatively constant from the six months ended June 30, 2008 to the six months ended June 30, 2009.

Free cash flow in 2006, 2007, 2008 and the six months ended June 30, 2009 reflected, in addition to the factors driving cash flows from operating activities, our levels of purchases of property and equipment and, to a lesser extent, capitalization of software development costs.

We expect cash flows from operating activities in 2009 to be greater than in 2008 due to growth in deferred revenue in the latter half of 2009. We expect free cash flow in 2009 to be greater than in 2008, because we anticipate that cash flows from operating activities will increase while, in total, capital expenditures and capitalization of software development expense will remain relatively unchanged from 2008.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates associated with the following critical accounting policies have the greatest potential impact on our consolidated financial statements:

•	revenue recognition;

•	internal use software;

•	stock-based compensation;

•	business combinations;

•	impairment of long-lived assets;

•	impairment of goodwill;

•	preferred stock warrant; and

•	income taxes.

For further information on our significant accounting policies, see note 2 to the consolidated financial statements appearing at the end of this prospectus.

Revenue Recognition

We derive revenue principally from subscription arrangements permitting customers to access and utilize our on-demand services and from professional services fees. We recognize revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	the collection of the fee is probable; and

•	the amount of the fees to be paid by the customer is fixed or determinable.

Our subscription arrangements do not provide customers the right to take possession of the software at any time, nor do the arrangements contain rights of return. Because we provide our software as a service, we recognize revenue in accordance with SEC Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition. Subscription arrangements often contain multiple service elements. These elements include access to our on-demand services and may specify professional services, including implementation and training.

In determining whether professional services can be accounted for separately from subscription revenue, we follow the guidance in Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. In applying this guidance, we determined that we do not have objective and reliable evidence of the fair value of the subscription to our on-demand services after delivery of our professional services. We therefore account for our subscription agreements and related service fees as a single unit of accounting. As a result, all revenue from multiple element subscription arrangements is deferred until the specified professional services have been delivered, after which all revenue is recognized ratably, on a daily basis, over the remaining term of the subscription.

Subscription service revenue is deferred upon invoicing and is recognized ratably, on a daily basis, over the term of the subscription. The subscription term commences once we have enabled the service for a customer, provided all other elements have been delivered.

We recognize revenue resulting from professional services sold separately from the subscription services when those professional services are delivered.

Internal Use Software

We follow the guidance set forth in the American Institute of Certified Public Accountants, or AICPA, Statement of Position, or SOP, No. 98-1, Accounting for the Costs of Computer Software Developed or

Obtained for Internal Use, in accounting for the development of our on-demand software and other software we develop for internal use. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalized costs associated with the development of internal use software are amortized to cost of revenue on a straight-line basis over the software’s estimated useful life, generally three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Capitalized costs associated with the development of internal use software were $215,000 in 2006, $870,000 in 2007, $1.1 million in 2008 and $1.0 million in the six months ended June 30, 2009.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for stock-based compensation arrangements according to the provisions of Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and related interpretations. Our stock option awards generally have been granted with an exercise price equal to or above the estimated fair value of the underlying common stock on the grant date, and accordingly, any stock-based compensation related to stock option grants was not material under APB No. 25.

Effective January 1, 2006, we adopted SFAS No. 123R, a revision of SFAS No. 123 that superseded APB No. 25 and related interpretations. SFAS No. 123R requires all share-based compensation to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable service period. We adopted this statement using the prospective transition method, which does not result in restatement of our previously issued financial statements and requires only new awards or awards that are modified, repurchased or canceled after the effective date to be accounted for under the provisions of SFAS No. 123R. Under the prospective method, stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. We recognize compensation expense for stock-based compensation awards on a straight-line basis over the requisite service period of the award. Pursuant to the income tax provisions included in SFAS No. 123R, we have elected the “short-cut method” of computing the hypothetical pool of additional paid-in capital that is available to absorb future tax benefit shortfalls.

Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective estimates and assumptions, including the estimated fair value of common stock, expected life of the stock-based payment awards and stock price volatility.

Since January 1, 2006, we have used the Black-Scholes option-pricing model to value our option grants and determine the related compensation expense. We have historically been a private company and lack company-specific historical and implied volatility information. Therefore, we estimate our expected volatility based on the historical volatility of our publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price. The expected term of options has been estimated based upon comparable peer company terms. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option. SFAS No. 123R requires that we recognize compensation expense for only the portion of options that are expected to vest. We have estimated expected forfeitures of stock options with the adoption of SFAS No. 123R to be (a) for 2006, 10% and (b) for 2007, 2008 and the six months ended June 30, 2009, 10% for employees, 5% for officers and 5% for directors. In developing forfeiture rate estimates, we considered our historical experience. If there are additional forfeitures of unvested options, adjustments to compensation expense may be required in future periods.

The assumptions used in calculating the fair value of option grants in 2008 were weighted average risk-free interest rates ranging from 1.26% to 2.71%, expected terms ranging from 5.1 to 5.2 years, weighted average expected volatility ranging from 43.9% to 46.8%, and no expected dividends. These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different. The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock. If the estimate of fair value of common stock were increased by $1.00 as of the date of each stock grant, stock-based compensation expense for 2008 would have increased by $254,000.

We recognized stock-based compensation of $125,000 in 2006, $535,000 in 2007, $766,000 in 2008 and $511,000 in the six months ended June 30, 2009. As of June 30, 2009, we had $2.2 million of total compensation cost related to outstanding stock options that had not been recognized. These costs, net of forfeitures, will be recognized on a straight-line basis over a weighted average period of 2.5 years.

From May 7, 2007 (the date that was one year prior to the initial filing date of the registration statement of which this prospectus forms a part) through June 30, 2009 (the date of the latest consolidated balance sheet included in this prospectus), we granted options to purchase shares of common stock as follows:

	Number of	Exercise Price
Grant Date	Option Shares	Per Share

July 24, 2007	51,000	$4.35
December 6, 2007	872,500	5.46
December 18, 2007	3,500	5.46
February 12, 2008	71,625	6.80
November 12, 2008	807,218	3.62
December 17, 2008	355,000	3.62
May 12, 2009	140,500	3.62
June 19, 2009	56,500	4.61

We historically have granted stock options at exercise prices equal to or above the fair value of the common stock as of the date of grant, as determined by the board of directors with input from management. Because there has been no public market for the common stock, the board determined the fair value of the common stock by considering a number of objective and subjective factors, including our financial performance and projections, the relative illiquidity of the common stock, the preferences of our outstanding convertible preferred stock as compared to the common stock, including the redemption, liquidation preferences and dividend rights, and peer group trading multiples.

In April 2008, in connection with our preparation of consolidated financial statements for the years ended December 31, 2006 and 2007, the board instructed management to prepare a valuation analysis to retrospectively determine the fair value of the common stock for purposes of the stock option grants during those years. These valuations were prepared using the probability-weighted expected return method. Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming four possible outcomes: an initial public offering, a sale or merger, continued operation as a private company, and dissolution. The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes. The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the board and management.

The initial public offering scenario analyses utilized the guideline public company method. Management and the board estimated our enterprise value under the guideline public company method by comparing our company to publicly traded companies in our industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, business model and financial risk to ours. In determining our enterprise value under this method, the board used a risk-adjusted enterprise value multiple to trailing twelve months revenue ratio and then applied the ratio to our revenue. This ratio was 3.6 in July 2007, 3.7 in December 2007 and 3.6 in February 2008. As the economy faltered and guideline company valuations fell in late 2008 and the first half of 2009, the ratio decreased. The ratio was 1.9 in November 2008, 1.7 in December 2008, 1.8 in May 2009 and 2.6 in June 2009, based in each case on the median of the guideline companies. Beginning in November 2008, as we moved farther along in the offering process and adopted valuation metrics in line with those used by equity research analysts, management and the board added a risk-adjusted enterprise value multiple to trailing twelve months free cash flow ratio and then applied the ratio to our free cash flow. This ratio was 18.0 in November 2008, 14.2 in December 2008, 12.8 in May 2009 and 23.2 in June 2009, based in each case on the median of the guideline companies.

The sale or merger and private company scenario analyses utilized averages of the guideline public company method and the discounted future cash flow method. Management and the board estimated our enterprise value under the guideline public company method, as described above. Management and the board also estimated our enterprise value under the discounted future cash flow method, which involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue, costs and capital requirements. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates, which were 22% in July 2007, 21% in December 2007, 19% in February 2008, 21% in November 2008, and 23% in each of December 2008, May 2009 and June 2009.

The dissolution scenario analyses assumed that the common stock had no value.

As discussed more fully in note 10 to the consolidated financial statements appearing at the end of this prospectus, we granted stock options with a weighted average exercise price of $4.00 in 2007 and $3.80 in 2008. The board determined that the fair value of the common stock was $3.34 per share on July 24, 2007 and increased to $4.18 as of December 6 and 18, 2007. In 2008, the board determined that the fair value of the common stock increased to $5.35 as of February 12, 2008, but decreased to $3.62 as of November 12, 2008 and $3.27 as of December 17, 2008. In 2009, the board determined that the fair value of the common stock decreased to $3.16 per share as of May 6, 2009, but then increased to $4.61 as of June 15, 2009. The intrinsic value of all outstanding vested and unvested options based on the difference between the assumed initial public offering price and the exercise price of the options outstanding as of June 30, 2009 was $      per share. The following discussion describes the reasons for the difference between the fair value of the common stock on these grant dates and the mid-point of the price range set forth on the front cover of this prospectus of $      per share.

During the quarter ended June 30, 2007, we continued to operate our business in the ordinary course. Our customer and subscription revenue both continued to grow. We began, however, to operate at a loss, primarily due to increases in operating expenses to support the growth of our business, including the funding of new marketing programs. In June 2007, we acquired selected assets of BrowserCam, Inc., which provided us with additional customers and key technology used in Reality View XF, in exchange for $1.5 million in cash, a promissory note in the principal amount of $725,000 and an additional payment of $400,000 based on revenue from the purchased assets during the twelve months ended June 30, 2008. We extended our service offerings to include the initial testing of a new application while in development. We introduced Reality Load XF and Actual Experience XF in May 2007 and Reality Check XF in June 2007. In reviewing our performance during June 2007, the board determined that we might be approaching a size that would permit us to launch an initial public offering. As a result, management and the board began to consider and plan for the possibility of an initial public offering, although no discussions regarding an offering were held with third parties during the quarter. In calculating the fair value of the common stock, the board adjusted the scenario probabilities to reflect the increased possibility of an initial public offering. Based on this calculation, the board determined the fair value of the common stock to be $3.34 per share as of July 24, 2007.

During the quarters ended September 30, 2007 and December 31, 2007, we continued to operate our business in the ordinary course. Our customer base and subscription revenue both continued to grow, although we continued to operate at a loss, primarily due to increases in operating expenses to support the growth of the business, including the hiring of additional personnel in sales and research and development. In November 2007, we introduced Reality View XF. During November 2007, we held preliminary discussions with several investment banks about a possible initial public offering. The board adjusted the scenario probabilities accordingly and, based on this calculation, determined the fair value of the common stock to be $4.18 per share as of each of December 6, 2007 and December 18, 2007.

During the three months ended March 31, 2008, we continued to operate our business in the ordinary course. Our customer base and subscription revenue both continued to grow, although we continued to operate at a loss, primarily due to continued increases in operating expenses to support the growth of the business. In January 2008, we selected investment banks to serve as the managing underwriters of this offering. We held an organizational meeting for this offering in February 2008. The board adjusted the scenario probabilities to reflect the increased possibility of an initial public offering and, based on this calculation, determined the fair value of the common stock to be $5.35 per share as of February 12, 2008.

During the nine months ended December 31, 2008, we continued to operate our business in the ordinary course. Our customer base and subscription revenue both continued to grow. In May 2008, we filed the registration statement for this offering with the SEC. In July and August 2008 we filed amendments to the registration statement for this offering. In September 2008, we added streaming media monitoring capabilities to our Active Network XF product, which companies can use to measure the performance and availability of pre-recorded and live streaming media content. Due largely to financial market conditions in the latter half of 2008, the board adjusted the scenario probabilities to reflect the increased possibility of remaining a private company as well as extending our estimated time to liquidity. Based on this calculation, the board determined the fair value of the common stock to be $3.62 per share as of November 12, 2008 and $3.27 as of December 17, 2008.

During the six months ended June 30, 2009, we continued to operate our business in the ordinary course. In 2009, we have introduced two new web performance management services: Active Data Center XF, which correlates alerts generated by our on-demand platform with alerts generated by a customer’s network management system in order to accelerate the resolution of customer issues; and Active Mobile XF, which expands a customer’s ability to test and monitor users’ mobile web experiences. Our number of new customers and subscription revenue both continued to grow but, in the faltering economy, at a slower pace than in the six months ended June 30, 2008. Due to continued uncertainty in the financial markets, the board kept the scenario probabilities the same as the December 2008 valuation to reflect the continued possibility of remaining a private company. As the financial markets began to recover late in the second quarter of 2009, the enterprise value to revenue ratio increased from 1.8 in May 2009 to 2.6 in June 2009 and the enterprise value to free cash flow ratio increased from 12.8 in May 2009 to 23.2 in June 2009. Based on this calculation, the board determined the fair value of the common stock to be $3.16 per share as of May 6, 2009 and $4.61 as of June 15, 2009.

Business Combinations

We have completed five acquisitions of businesses, which have resulted in the recording of identifiable intangible assets based on the estimated fair value of those assets and goodwill in our consolidated financial statements. Intangible assets consist of acquired customer relationships, trade names, developed technology, non-competition agreements and patents. Intangible assets are amortized either on a straight-line basis or on a basis relative to their economic benefit over their estimated useful lives ranging from two to ten years. Accounting for these acquisitions requires us to make determinations about the fair value of assets acquired, including intangible assets, and liabilities assumed, and those determinations involve estimates and judgments.

Impairment of Long-Lived Assets

We review the carrying value of long-lived assets for possible impairment whenever an event or change in circumstances indicates that the carrying amount may not be recoverable. Undiscounted cash flows are compared to the carrying value and, when required, an impairment loss on an asset group to be held and used is recognized at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, based on the excess of the carrying amount over the asset group’s fair value. The determination of the expected future undiscounted cash flows attributable to a long-lived asset group involves estimates and judgments. Changes in our underlying business, for example, could affect these estimates, which in turn could affect the recoverability of long-lived assets.

Impairment of Goodwill

We assess the impairment of goodwill as of December 31 of each year or more frequently if impairment indicators arise, except that we assess the impairment of goodwill attributable to any acquisition during the preceding 12 months in the quarter in which the first anniversary of the acquisition occurs. If goodwill becomes impaired, some or all of the goodwill could be written off as a charge to operations. We test for impairment at the reporting unit level using a two-step, fair-value based approach. The first step determines the fair value of the reporting unit and compares that fair value to the reporting unit’s carrying value. The fair value is based on management’s estimate of the future discounted cash flows to be generated by the respective reporting unit. The determination of the expected future discounted cash flows attributable to a long-lived asset involves estimates and judgments. Changes in our underlying business, for example, could affect these estimates, which in turn could affect the recoverability of goodwill. If the reporting unit’s fair value is less than its carrying amount, a second step is performed to measure the amount of impairment loss. The second step allocates the fair value of the reporting unit to tangible and intangible assets and liabilities. This derives an implied fair value for the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized equal to that excess. We conducted an annual impairment test as of December 31, 2008 and did not identify any impairment.

Preferred Stock Warrant

In connection with our entering into a financing arrangement with Hercules Technology Growth Capital in December 2004, we issued a warrant exercisable to acquire shares of our Class C convertible preferred stock, which is redeemable in specified circumstances at the election of holders. Prior to July 1, 2005, we recorded the estimated fair value of the warrant at issuance as a component of equity and as a discount to the related debt, which is being amortized to interest expense over the life of the debt agreement with respect to which the warrant was issued.

Effective as of July 1, 2005, we adopted Financial Accounting Standards Board, or FASB, Staff Position, or FSP, No. FAS 150-5, Issuer’s Accounting under Statement 150 for Freestanding Warrants and Other Similar Instruments on Shares that Are Redeemable, which affirms that freestanding warrants relating to redeemable shares are liabilities that should be recorded at fair value. We estimated the fair value of the warrant at December 31, 2005 and 2006 and at each subsequent quarter end using the Black-Scholes option valuation model. This model utilizes as inputs the estimated fair value of the underlying preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividend yield and expected volatility of the price of the underlying preferred stock. We will continue to adjust this liability for changes in fair value until the earliest of (a) the exercise or expiration of the warrant, (b) the completion of the initial public offering of the common stock, at which time the warrant will become exercisable for common stock, and (c) the completion of another liquidation event. At the time of any such exercise or expiration or completion of any such offering or liquidation event, the fair value of the warrant will be remeasured and the liability will be reclassified to additional paid-in capital. Upon the completion of this offering, a final measurement of fair value will be made, expense will be recorded based on that measurement, the warrant automatically will become exercisable for common stock, and the related liability will be reclassified to additional paid-in capital. In the event of a recapitalization preceding the completion of this offering, the warrantholder, upon redeeming the warrant, will be entitled to receive the securities the warrantholder would have received if such warrantholder had exercised the warrant prior to the recapitalization and had been the owner of the common stock receivable upon exercise at the time of the recapitalization.

Income Taxes

We are subject to income taxes in both the United States and foreign jurisdictions, and we use estimates in determining our provision for these income taxes. Deferred tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities are determined separately by tax jurisdiction. In making these determinations, we assess temporary differences resulting from differing treatment of items for tax and accounting purposes and we calculate related tax assets, valuation allowances, current tax liabilities and deferred tax liabilities. At December 31, 2008 and June 30, 2009, our deferred tax assets consisted primarily of domestic and international net operating loss carryforwards and temporary differences. We assess the likelihood that deferred tax assets will be realized, and we recognize a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. At December 31, 2008 and June 30, 2009, we had a partial valuation allowance against our deferred tax asset. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgments that are subject to audit by tax authorities in the ordinary course of business.

In July 2006, the FASB issued Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. FIN No. 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 by prescribing the minimum threshold a tax position is required to meet before being recognized in the financial statements. Differences between the amounts recognized in the statement of financial position prior to adoption of FIN No. 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We adopted the provisions of FIN No. 48 effective January 1, 2007. As a result, we recorded, as of January 1, 2007, a decrease of $95,000 in retained earnings and a corresponding increase in long-term taxes payable. We had uncertain tax benefits of $801,000 at December 31, 2008 and $832,000 at June 30, 2009.

Results of Operations

The following table sets forth selected statement of operations data as percentages of revenue:

				Six Months
	Year Ended December 31,			Ended June 30,
	2006	2007	2008	2008	2009
	(Percentage of revenue)

Consolidated Statement of Operations Data:
Revenue	100%	100%	100%	100%	100%
Cost of revenue	23	27	29	29	28

Gross margin	77	73	71	71	72

Operating expenses:
Sales and marketing	45	49	41	43	35
Research and development	13	15	16	16	14
General and administrative	13	14	14	14	15

Total operating expenses	71	78	71	73	64

Operating income (loss)	6	(5)	0	(2)	8
Interest income (expense), net	(1)	0	0	0	0
Change in fair value of warrant	(1)	(1)	1	0	1
Other loss, net	0	0	(2)	(1)	(1)

Income (loss) before provision for income taxes	4	(6)	(1)	(3)	8
Provision for income taxes	1	1	0	1	1

Net income (loss)	3%	(7)%	(1)%	(4)%	7%

Six Months Ended June 30, 2008 and 2009

Revenue

	Six Months
	Ended June 30,		% Change
	2008	2009	2008 vs 2009
	(In thousands)

Revenue	$21,197	$26,628	26%

The increase in revenue from the six months ended June 30, 2008 to the six months ended June 30, 2009 was due to an increase of $6.3 million in revenue from existing customers that expanded their usage of services for which they previously subscribed or purchased new services, offset by a decrease of $1.4 million in revenue from new customers for our web performance management services. The pricing of our services was substantially unchanged from 2008 to 2009.

Revenue from customers outside of the United States represented 16% of total revenue for the six months ended June 30, 2008 and 14% of total revenue for the six months ended June 30, 2009. Revenue from customers outside the United States for the six months ended June 30, 2008 and 2009 reflected stronger sales in Europe.

Cost of Revenue and Gross Margin

	Six Months
	Ended June 30,		% Change
	2008	2009	2008 vs 2009
	(In thousands)

Cost of revenue	$6,137	$7,441	21%
Gross profit	15,060	19,187	27%
Gross margin	71%	72%	n/a

Cost of revenue increased $1.3 million from the six months ended June 30, 2008 to six months ended June 30, 2009, primarily due to increases of (a) $653,000 in employee salaries, benefits and related costs, including stock-based compensation expense, resulting from increased headcount, (b) $253,000 in depreciation attributable to continuing purchases of infrastructure equipment for the Gomez Performance Network and (c) $239,000 in data center costs. The increased cost of revenue was necessary for us to support a growing customer base and an increase in the number of tests from which we captured data for our customers.

We continued to invest in data centers and increased our spending on expenses relating to client services and network operations personnel in 2009. Gross margin increased by one percent, primarily as a result of revenue growth slightly outpacing expenses associated with additional investments.

Operating Expenses

	Six Months
	Ended June 30,		% Change
	2008	2009	2008 vs 2009
	(In thousands)

Sales and marketing expense	$9,125	$9,430	3%
Research and development expense	3,449	3,590	4%
General and administrative expense	3,016	4,006	33%

Total operating expenses	$15,590	$17,026	9%

Sales and Marketing Expense.  Our sales and marketing employee headcount increased from the six months ended June 30, 2008 to the six months ended June 30, 2009, as we increased our sales force by 14 additional sales personnel to help us add new customers and expand the usage of services for which existing customers currently subscribe. From the six months ended June 30, 2008 to the six months ended June 30, 2009, sales and marketing expense increased $305,000, primarily due to increases of (a) $351,000 in employee salaries and benefits and related costs, including stock-based compensation expense, and (b) $131,000 in commissions. These increases were offset in part by decreases of (a) $134,000 in travel-related costs and (b) $93,000 in meeting costs.

Research and Development Expense.  In order to enhance our existing service offerings and develop new functionality, we increased our research and development organization to support growth of our business. From the six months ended June 30, 2008 to the six months ended June 30, 2009, research and development expense increased $141,000, reflecting increases of (a) $467,000 in salaries and benefits and related costs, including stock-based compensation expense and (b) $63,000 in facility and other related costs. These increases were offset in part by an increase in capitalization of software development costs of $428,000.

General and Administrative Expense.  General and administrative expense increased $990,000 from the six months ended June 30, 2008 to the six months ended June 30, 2009, due to increases of (a) $587,000 in outside accounting and legal fees and (b) $264,000 in employee salaries and benefits and related costs, including stock-based compensation.

Other Income and Expenses

	Six Months
	Ended June 30,
	2008	2009
	(In thousands)

Interest income (expense), net	$63	$1
Change in fair value of warrant	(79)	(241)
Other income (loss), net	(112)	251

Interest income (expense), net reflected a decrease in interest income from the six months ended June 30, 2008 to the six months ended June 30, 2009, as a result of lower cash balances in interest-bearing accounts during the six months ended June 30, 2009. The change in fair value of warrant from the six months ended June 30, 2007 to the six months ended June 30, 2008 resulted from a smaller increase in 2009 in the fair value of our outstanding warrant to purchase Class C convertible preferred stock, which is redeemable in specified circumstances. Other income (loss) increased from the six months ended June 30, 2008 to the six months ended June 30, 2009, primarily due to gains on foreign currency translation in the six months ended June 30, 2009 as the U.S. dollar strengthened.

Years Ended December 31, 2006, 2007 and 2008

Revenue

	Year Ended December 31,			% Change
	2006	2007	2008	2006 vs 2007	2007 vs 2008
	(In thousands)

Revenue	$21,705	$32,628	$46,977	50%	44%

The increase in revenue from 2006 to 2007 was due to an increase of $1.8 million from new customers, an increase of $8.1 million from existing customers that expanded their usage of services for which they previously subscribed and $1.0 million in revenue derived from acquisitions completed in 2007. The increase in revenue from 2007 to 2008 was due to an increase of $1.8 million from new customers and an increase of $12.5 million from existing customers that expanded their usage of services for which they previously subscribed. The pricing of our services was substantially unchanged from 2006 to 2008.

Revenue from customers outside of the United States represented 16% of total revenue in each of 2006, 2007 and 2008. Revenue from customers outside the United States reflected our ongoing efforts to expand the number of our locations outside of the United States as well as revenue from Sysformance, which we acquired in February 2007.

No customer accounted for more than 10% of our total revenue in 2006, 2007 or 2008.

Cost of Revenue and Gross Margin

	Year Ended December 31,			% Change
	2006	2007	2008	2006 vs 2007	2007 vs 2008
	(In thousands)

Cost of revenue	$5,056	$8,806	$13,472	74%	53%
Gross profit	16,649	23,822	33,505	43%	41%
Gross margin	77%	73%	71%	n/a	n/a

Cost of revenue increased $3.8 million from 2006 to 2007, primarily due to increases of (a) $1.5 million in data center costs, (b) $1.0 million in employee salaries, benefits and related costs, including stock-based compensation expense, resulting from increased headcount, (c) $338,000 in depreciation attributable to continuing purchases of infrastructure equipment for the Gomez Performance Network, (d) $301,000 in facility costs, and (e) $212,000 in amortization of technology obtained in acquisitions. Cost of revenue increased $4.7 million from 2007 to 2008, primarily due to increases of (a) $1.4 million in employee salaries, benefits and related costs, including stock-based compensation expense, resulting from increased headcount, (b) $1.1 million in data center costs, (c) $792,000 in depreciation attributable to continuing purchases of infrastructure equipment for the Gomez Performance Network, and (d) $686,000 in amortization of technology obtained in acquisitions and capitalized software. The increased cost of revenue was necessary for us to support a growing customer base and increases in the number of tests from which we captured data for our customers.

After leveraging the existing infrastructure of the Gomez Performance Network in 2006, we accelerated our rate of investment in data centers and our spending on expenses relating to client services and network operations personnel. As a result of this focus on building our network infrastructure to support longer-term growth, gross margin decreased 4% from 2006 to 2007 despite the 50% growth in revenue during that period. Although revenue grew 44% from 2007 to 2008, gross margin decreased, primarily due to a 53% increase in cost of revenue as a result of building our network infrastructure to support longer-term growth and to an increase in employee-related expenses as the result of the growth in the number of our client services and network operations personnel.

Operating Expenses

	Year Ended December 31,			% Change
	2006	2007	2008	2006 vs 2007	2007 vs 2008
	(In thousands)

Sales and marketing expense	$9,671	$15,973	$19,195	65%	20%
Research and development expense	2,819	4,862	7,543	72%	55%
General and administrative expense	2,842	4,482	6,815	58%	52%

Total operating expenses	$15,332	$25,317	$33,553	65%	33%

Sales and Marketing Expense.  Our sales and marketing employee headcount increased during 2007 and 2008 as we hired additional sales personnel to help us add new customers and expand into new geographic regions. From 2006 to 2007, sales and marketing expense increased $6.3 million, primarily due to increases of (a) $3.5 million in employee salaries and benefits and related costs, including $119,000 attributable to increased stock-based compensation expense, (b) $1.1 million in commission costs, (c) $919,000 in marketing program costs due to increased advertising, communications and events to expand awareness of our company and products, and (d) $447,000 in travel-related costs. Sales and marketing expense increased $3.2 million from 2007 to 2008, primarily as a result of increases of (a) $2.3 million in employee salaries and benefits and related costs, including stock-based compensation expense, (b) $336,000 in marketing program costs due to a large customer event we sponsored to expand awareness of our company and (c) $331,000 in travel-related costs.

Research and Development Expense.  In order to enhance our existing service offerings and develop new technologies, we opened our research and development office in the People’s Republic of China in 2006 and increased our research and development organization in the People’s Republic of China by 15 personnel in 2007 and 22 personnel in 2008. From 2006 to 2007, research and development expense increased $2.0 million, reflecting increases of (a) $2.3 million in salaries and benefits and related costs, including $107,000 attributable to increased stock-based compensation expense, and (b) $248,000 in facilities costs. These increases were offset in part by an increase in capitalization of software development costs of $655,000. Research and development expense increased $2.7 million from 2007 to 2008, reflecting increases of (a) $2.1 million in employee salaries and benefits and related costs, including stock-based compensation expense, (b) $244,000 in professional consultants, (c) $194,000 in travel-related costs and (d) $193,000 in facilities costs. These increases were offset in part by an increase in capitalization of software development costs of $201,000.

General and Administrative Expense.  During 2007 and 2008, we increased our general and administrative headcount to support the continuing growth of our business. General and administrative expense increased $1.6 million from 2006 to 2007, primarily due to increases of (a) $1.0 million in employee salaries and benefits and related costs, including $202,000 attributable to increased stock-based compensation expense, and (b) $451,000 in outside accounting and legal fees. General and administrative expense increased $2.3 million from 2007 to 2008, reflecting increases of (a) $1.6 million in employee salaries and benefits and related costs, including stock-based compensation and (b) $587,000 in outside accounting and legal fees.

Other Income and Expenses

	Year Ended December 31,
	2006	2007	2008
	(In thousands)

Interest income (expense), net	$(163)	$106	$108
Change in fair value of warrant	(250)	(547)	418
Other income (loss), net	8	(5)	(708)

Interest income (expense), net reflected sequential increases in interest income in 2007 and 2008 as cash flow from operating activities generated higher cash balances and long-term debt was paid in full.

The change in fair value of warrant reflected an increase in 2007 and a decrease in 2008 in the fair value of our outstanding warrant to purchase Class C convertible preferred stock, which is redeemable in specified circumstances.

Other income (loss) increased from 2007 to 2008 because of losses on foreign currency translation.

Provision for Income Taxes

	Year Ended December 31,
	2006	2007	2008
	(In thousands)

Provision for income taxes	$321	$397	$271

We incurred losses before provision for income taxes of $230,000 in 2008 and $1.9 million in 2007. The decreased profitability of certain of our international subsidiaries resulted in a decrease of $106,000 in our provision for foreign income taxes from 2007 to 2008 and a decrease of $20,000 in our provision for U.S. federal and state income taxes, which reflected decreased losses in the United States.

We provided for income taxes in the amount of $321,000 for 2006, which differed from the U.S. statutory federal income tax rate due primarily to state income taxes and the effect of non-deductible stock compensation and other non-deductible amounts. We provided for income taxes in the amount of $397,000 for 2007 and $271,000 for 2008, which differed from the U.S. statutory federal income tax rate due primarily to foreign income taxes attributable to the profits of certain of our international subsidiaries. Those profits increased in 2007 and decreased in 2008.

As of December 31, 2008, we had net operating loss carryforwards for U.S. federal and state income tax purposes in the amount of $8.1 million and for foreign tax purposes in the amount of $7.1 million. We intend to use any carryforwards available to us to reduce our future tax payments. If not offset against future taxable income, these carryforwards will expire in tax years 2009 through 2028. After we have utilized all carryforwards available to us, we expect our income tax payments and related expense to increase materially.

Based upon our cumulative history of earnings and an assessment of our expected future results of operations, we determined that it is not more likely than not that we would be able to realize a substantial portion of our U.S. and foreign net operating loss carryforward tax assets prior to their expiration. As a result, we continue to maintain a partial valuation allowance against net deferred tax assets.

Our effective tax rate could vary materially depending on the nature and timing of exercises and cancellations of stock options. Further, our effective tax rate may fluctuate within a fiscal year and from quarter to quarter, due to items arising from discrete events such as settlements of tax audits and assessments, resolution or identification of tax position uncertainties, and acquisitions of other companies.

We have recorded tax reserves to address potential exposures involving our income tax and sales and use tax provisions. These potential tax liabilities result from the varying application of statutes, rules, regulations and interpretations by different taxing jurisdictions. Our estimate of the value of these tax reserves reflects assumptions based on past experiences and on judgments about the interpretation of statutes, rules and regulations by taxing jurisdictions. It is possible that the ultimate tax liability or benefits from these matters may be materially different from the amount we have estimated.

Quarterly Results of Operations

The following tables set forth our unaudited quarterly consolidated statement of operations data for each quarter of 2007 and 2008 and the first half of 2009, as well as the percentage of revenue for each line item shown. This information has been derived from our unaudited interim consolidated financial statements, which have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented. You should read these data together with our consolidated financial statements and the related notes appearing at the end of this prospectus.

	Quarter Ended
	2007				2008				2009
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30
	(In thousands)

Revenue	$7,450	$7,795	$8,324	$9,059	$10,054	$11,143	$12,705	$13,075	$13,311	$13,317
Cost of revenue	1,785	2,075	2,345	2,601	2,952	3,185	3,613	3,722	3,725	3,716

Gross profit	5,665	5,720	5,979	6,458	7,102	7,958	9,092	9,353	9,586	9,601

Operating expenses:
Sales and marketing	3,622	3,774	4,126	4,451	4,438	4,688	5,027	5,042	4,647	4,783
Research and development	1,062	1,125	1,205	1,470	1,563	1,886	2,236	1,858	1,831	1,759
General and administrative	945	1,262	1,120	1,155	1,454	1,562	1,835	1,964	2,053	1,953

Total operating expenses	5,629	6,161	6,451	7,076	7,455	8,136	9,098	8,864	8,531	8,495

Operating income (loss)	36	(441)	(472)	(618)	(353)	(178)	(6)	489	1,055	1,106
Interest income (expense), net	9	24	43	30	34	30	17	27	2	(1)
Change in fair value of warrant	(119)	(147)	(140)	(141)	44	(123)	(118)	615	41	(282)
Other income (loss), net	19	(23)	6	(7)	(112)	(2)	(152)	(442)	4	247

Income (loss) before provision for income taxes	(55)	(587)	(563)	(736)	(387)	(273)	(259)	689	1,102	1,070
Provision for income taxes	11	121	116	149	87	123	31	30	87	147

Net income (loss)	$(66)	$(708)	$(679)	$(885)	$(474)	$(396)	$(290)	$659	$1,015	$923

	Quarter Ended
	2007				2008				2009
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30
	(Percentage of revenue)

Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	24%	27%	28%	29%	29%	29%	28%	28%	28%	28%

Gross margin	76%	73%	72%	71%	71%	71%	72%	72%	72%	72%

Operating expenses:
Sales and marketing	49%	48%	50%	49%	44%	42%	40%	39%	35%	36%
Research and development	14%	14%	14%	16%	16%	17%	18%	14%	14%	13%
General and administrative	13%	16%	13%	13%	14%	14%	14%	15%	15%	15%

Total operating expenses	76%	79%	77%	78%	74%	73%	72%	68%	64%	64%

Operating income (loss)	0%	(6)%	(6)%	(7)%	(4)%	(2)%	0%	3%	8%	8%
Interest income (expense), net	0%	0%	1%	0%	0%	0%	0%	0%	0%	0%
Change in fair value of warrant	(2)%	(2)%	(2)%	(2)%	0%	(1)%	(1)%	3%	0%	(2)%
Other income (loss), net	0%	0%	0%	0%	(1)%	0%	(1)%	(3)%	0%	2%

Income (loss), before provision for income taxes	(1)%	(8)%	(7)%	(8)%	(4)%	(2)%	(2)%	5%	8%	8%
Provision for income taxes	0%	2%	1%	2%	1%	1%	0%	0%	1%	1%

Net income (loss)	(1)%	(9)%	(8)%	(10)%	(5)%	(4)%	(2)%	5%	8%	7%

During the quarters presented, revenue increased sequentially due both to expanded use of our web application delivery management services by existing customers and sales of our services to new customers. The rate of revenue growth leveled in the first two quarters of 2009, principally as a result of challenging global economic conditions.

Gross margin decreased sequentially in each quarter of 2007, primarily due to increases in (a) staffing for our client services and network operations groups, (b) expenses relating to the expansion of the Gomez Performance Network, primarily in international locations, (c) depreciation resulting from higher capital expenditures and (d) amortization of intangible assets resulting from our acquisition of BrowserCam and Sysformance. After 2007, gross margin remained relatively unchanged.

The absolute dollar amount of operating expenses increased sequentially in each quarter of 2007 and in each of the first three quarters of 2008, primarily due to higher salaries, benefits and related costs associated with our hiring of additional personnel in our sales and marketing, research and development, and general and administrative organizations to support the growth of our business. The gradual increase in research and development expense as a percentage of revenue over 2007 and the first three quarters of 2008 reflected growing levels of investment in product management and quality assurance processes to support new product releases. The increase in general and administrative expense in the second quarter of 2007 reflected a write-off for our move to new corporate headquarters. Operating expenses increased at a rate similar to revenue through the last quarter of 2008. The sequential decreases in operating expenses in the fourth quarter of 2008 and the first two quarters of 2009 reflect cost-saving measures we implemented in response to economic conditions and, to a lesser extent, increased capitalization of costs related to internal use software.

Our quarterly revenue and operating results may fluctuate due to a variety of factors as discussed in “Risk Factors — Our quarterly operating results can be difficult to predict and can fluctuate substantially, which could result in volatility in the price of the common stock.”

Liquidity and Capital Resources

Sources of Funds

From our inception in November 2001 through 2004, we funded our operations, including our development, introduction and enhancement of our services and our acquisitions, principally through issuances of convertible preferred stock and secured notes and the sale of a consulting business. Since 2005, we have funded our operations principally through cash flow from operating activities and, to a limited extent, sales of convertible preferred stock to our new chief executive and financial officers.

We believe our existing cash and cash equivalents, our cash flow from operating activities and our net proceeds of this offering will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future working capital requirements will depend on many factors, including the rate of our revenue growth, the timing and extent of our introduction of new features and complementary services for our self-service on-demand platform, and the timing of our expansion of research and development and sales and marketing activities. To the extent our cash and cash equivalents, cash flow from operating activities, and net proceeds of this offering are insufficient to fund our future activities, we may need to raise additional funds through bank credit arrangements or public or private equity or debt financings. We also may need to raise additional funds in the event we determine in the future to effect one or more acquisitions of businesses, technologies and products. If additional funding is required, we may not be able to obtain bank credit arrangements or to effect an equity or debt financing on terms acceptable to us or at all.

Sales of Capital Stock

We have sold shares of Class C convertible preferred stock for gross proceeds totaling $9.3 million, of which we raised $6.1 million in 2003, $2.5 million in 2004 and $721,000 in 2006. We did not receive any proceeds from issuances of Class A or Class B convertible preferred stock, which were issued upon conversion of notes in a recapitalization effected in September 2003.

From January 1, 2005 through June 30, 2009, we sold shares of common stock upon option exercises for gross proceeds totaling $1.1 million, of which we received $52,000 in 2005, $388,000 in 2006, $245,000 in 2007, $234,000 in 2008 and $174,000 in the six months ended June 30, 2009.

Issuances of Secured Notes

We issued subordinated secured convertible notes and related common stock warrants for gross proceeds totaling $10.3 million, of which $4.9 million was received in 2002 and $5.4 million was received in 2003. All of these notes were converted into Class A and Class B convertible preferred stock in the recapitalization effected in September 2003.

We issued a secured note and related Class C convertible preferred stock warrant to Hercules Technology Growth Capital in December 2004 for gross proceeds of $3.0 million. The note was payable in monthly installments and was secured by a pledge of accounts receivable, equipment, investment property and financial assets. The final installment of the note was paid in January 2008. The warrant automatically will become exercisable for common stock upon completion of this offering.

Disposition of Consulting Business

In February 2004, we sold the outstanding stock of our subsidiary Pro Holdings Corporation, a provider of Internet consulting services, in exchange for $1.3 million in cash, including a payment based upon revenue of Pro Holdings during the year following the sale.

Cash Flows from Operating Activities

As we initiated and grew our business from our inception in November 2001 through 2004, our operating activities used cash flow. Since 2005, our operations have provided cash flow as follows:

				Six Months
	Year Ended December 31,			Ended June 30,
	2006	2007	2008	2009
	(In thousands)

Cash flows from operating activities	$5,842	$9,185	$7,620	$3,815

Our cash flows from operating activities are significantly influenced by (a) the amount of cash we invest in personnel and the Gomez Performance Network to support anticipated future growth in our business, (b) increases in the number of customers using our web application delivery management services, and (c) the amount and timing of subscription payments by customers.

For additional discussion of our cash flows from operating activities, see “— Additional Key Elements of Financial Performance.”

Working Capital

The following table sets forth selected working capital information:

	Year Ended December 31,			As of June 30,
	2006	2007	2008	2009
	(In thousands)

Cash and cash equivalents	$7,133	$9,461	$8,672	$9,645
Accounts receivable, net of allowance for doubtful accounts	4,877	9,042	10,150	9,904
Deferred revenue, excluding long-term portion	9,723	19,139	23,581	23,786
Working capital deficit	(2,496)	(8,730)	(11,462)	(9,710)

Our cash and cash equivalents at June 30, 2009 were unrestricted and held for working capital purposes. We do not enter into investments for trading or speculative purposes.

Our accounts receivable balance fluctuates from period to period, which affects our cash flow from operating activities. Fluctuations vary depending on cash collections, client mix and the volume of monthly usage of our services.

Deferred revenues consist of billings or payments received in advance of revenue recognition for our on-demand and professional services, because we generally bill for our services at the outset of the arrangement and recognize revenue over the subsequent service period. Deferred revenue increased from December 31, 2006 to June 30, 2009, as the result of our entering into subscription agreements that reflected both expanded relationships with existing customers and subscription agreements with new customers. In addition, a higher percentage of those subscription agreements contained annual in advance payment terms, as opposed to shorter quarterly or monthly payment periods.

Uses of Funds

Acquisitions

In February 2007, we acquired the outstanding stock of Sysformance AG for a purchase price of $1.5 million, which consisted of (a) an upfront purchase price of $281,000 in cash, (b) a $200,000 advance in cash against future revenue-based payments, (c) $151,000 in acquisition costs, (d) $357,000 paid in May 2008 based on achievement of revenue-based performance metrics through January 2008 and (e) a final payment of $472,000 made in May 2009 based on achievement of revenue-based performance metrics through January 2009.

In June 2007, we acquired selected assets of BrowserCam, Inc. for a purchase price of $2.7 million, which consisted of (a) an upfront purchase price of $1.5 million in cash, (b) a promissory note having a principal amount of $725,000, which had a present value of $704,000 on the acquisition date and which we paid in full during the first quarter of 2008, (c) $79,000 in acquisition costs and (d) a final payment of $400,000 made in April 2009 based on revenue from the purchased assets during the twelve months ended June 30, 2008.

Capital Expenditures

Our capital expenditures totaled $1.7 million in 2006, $2.7 million in 2007, $2.8 million in 2008 and $1.1 million in the six months ended June, 30 2009. Substantially all of these capital expenditures were made to purchase computer equipment for the Gomez Performance Network, in order to support our continuing business growth.

In the latter half of 2009, we intend to continue to invest in computer equipment for the Gomez Performance Network and, to a lesser extent, in fixed assets as we expand our facilities. We expect our capital expenditures for these purposes will approximate $1.3 million for the last six months of 2009. The extent of these investments may be affected by the pace with which we add new customers and support growth in contractual commitments of existing customers. We expect to achieve certain economies of scale as we expand our network infrastructure and utilize our network hardware more efficiently, which we expect will result, in the long-term, in a reduction in the percentage of revenue represented by capital expenditures for network computer equipment. We are not currently party to any purchase contracts related to future capital expenditures.

Capital expenditures do not include certain costs associated with the development of new functionality for our internal use software.

Capitalized Software Development Costs

We capitalized software development costs totaling $215,000 in 2006, $870,000 in 2007, $1.1 million in 2008 and $1.0 million in the six months ended June 30, 2009. Substantially all of these costs were incurred in connection with the development of on-demand software and other software developed for internal use.

In accordance with SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, certain qualifying internal-use software development costs that are incurred during the application development stage are capitalized and then amortized over the software’s estimated useful life, generally three years. Costs of enhancements to internal-use computer software are capitalized and amortized over the software’s estimated useful life if those enhancements result in additional functionality and are qualified expenditures. All other development costs are expensed as incurred.

In order to continue to build the Gomez Performance Network and to develop additional functionality and services for our self-service on-demand platform, we intend to continue to invest in research and development activities that will result in our capitalization of additional software development costs. We expect our capitalized software development costs will approximate $800,000 in the last half of 2009. The extent of these investments may be affected by the pace with which we add new customers and support growth in contractual commitments of existing customers. We expect to achieve certain economies of scale as we expand our network infrastructure and utilize our network hardware more efficiently, which we expect will result, in the long-term, in a reduction in the percentage of revenue represented by capitalized software development costs.

Contractual Obligations and Requirements

The following table sets forth our commitments to settle contractual obligations as of December 31, 2008:

	Less than	1 to 3	3 to 5	More than
	1 Year	Years	Years	5 Years	Total
	(In thousands)

Capital leases	$10	$—	$—	$—	$10
Operating leases:
Data centers and bandwidth	751	88	—	—	839
Office space	1,257	2,367	243	—	3,867

Total	$2,018	$2,455	$243	$—	$4,716

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

As of June 30, 2009, we did not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Other than our operating leases for office space, data centers and bandwidth, we do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. We therefore believe that we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Operating lease obligations with respect to data centers and bandwidth consisted of amounts arising under long-term agreements with third parties for (a) our central data warehouse and other data center facilities and (b) bandwidth and hosting services around the world.

Operating lease obligations with respect to office space consisted of amounts arising under lease agreements for (a) our current headquarters in Lexington, Massachusetts, and (b) our international office locations. For additional information about these lease agreements, see “Business — Facilities.”

Off-Balance Sheet Arrangements

As of June 30, 2009, we did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC.

Qualitative and Quantitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign exchange rates as well as, to a lesser extent, inflation.

Interest Rate Risk

At June 30, 2009, we had unrestricted cash and cash equivalents totaling $9.6 million. These amounts were held for working capital purposes and were invested primarily in deposits and money market funds. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income.

Foreign Exchange Risk

We have foreign currency risks related to our revenues and operating expenses denominated in currencies other than the U.S. dollar, principally the British pound sterling, the euro, the Swiss franc and the Chinese renminbi. We do not believe movements in the foreign currencies in which we transact business will significantly affect future net earnings. Foreign currency risk can be quantified by estimating the change in cash flows resulting from a hypothetical 10% adverse change in foreign exchange rates. We believe such a change would not have a material impact on our results of operations.

Inflation Risk

Inflation and changing prices have not had a material effect on our business, and we do not expect that they will materially affect our business in the foreseeable future. However, the impact of inflation on replacement costs of equipment, cost of revenue and operating expenses, especially employee compensation costs, may not be readily recoverable in the pricing of our service offerings.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. SFAS No. 157 initially was effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which permits entities to elect to defer the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are not recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS No. 157 became fully effective for us beginning in 2009. We adopted SFAS No. 157 relative to financial assets and liabilities for the year ended December 31, 2008 and relative to non-financial assets and liabilities for the year ending December 31, 2009. Our adoption of SFAS No. 157 has not had, and we do not expect it to have in the future, a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have not elected to use the fair value option outlined in SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, or SFAS No. 141R. SFAS No. 141R expands the definition of a business combination and requires acquisitions to be accounted for at fair value. These fair value provisions will be applied to contingent consideration, in-process research and development, and acquisition contingencies. Purchase accounting adjustments will be reflected during the period in which an acquisition was originally recorded. Additionally, SFAS No. 141R requires transaction costs and restructuring charges to be expensed. SFAS No. 141R became effective for us in 2009. Our adoption of SFAS No. 141R relative to future business combinations, if any, is expected to have a material impact on our financial position, results of operations and cash flows.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 changes the accounting for minority interests, which will be reclassified as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for us in 2009. Our adoption of SFAS No. 160 has not had, and we do not expect it to have in the future, a material effect on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, to enhance the disclosure framework of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires enhanced disclosures about the purpose of an entity’s derivative instruments, how derivative instruments and hedged items are accounted for, and how the entity’s financial position, cash flows and performance are enhanced by the derivative instruments and hedged items. SFAS No. 161 became effective for us in 2009. Our adoption of SFAS No. 161 has not had, and we do not expect it to have in the future, a material effect on our financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset under SFAS No. 142. FSP No. FAS 142-3 became effective for us in 2009. Our adoption of FSP No. FAS 142-3 has not had, and we do not expect it to have in the future, a material impact on our financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP No. EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, Earnings per Share. FSP No. EITF 03-6-1 became effective for us in 2009. Our adoption of FSP No. EITF 03-6-1 has not had, and we do not expect it to have in the future, a material effect on our financial position, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events. SFAS No. 165 establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before the financial statements are issued. SFAS No. 165 became effective for us in the three months ended June 30, 2009. Our adoption of SFAS No. 165 has not had, and we do not expect it to have in the future, a material effect on our financial position, results of operations or cash flows.

BUSINESS

Overview

We are a leading provider of web application delivery management services, which companies can use to test and monitor the performance, availability and quality of their web applications, both while in development and after deployment. By employing our services to improve the experiences of their web application users, companies can increase their revenue, reduce their operating costs and extend their brand reputations. Our self-service, on-demand platform is a comprehensive set of integrated services that enable a company to test and monitor its web applications from outside its firewall using the Gomez Performance Network. We believe the Gomez Performance Network is the largest web experience measurement network in the world. It encompasses more than 150 backbone nodes, which are measurement computer systems co-located at the data center facilities of major telecommunication providers around the world, and over 100,000 last mile measurement points, which are Internet-connected personal computers owned by individuals located in more than 160 countries.

We deliver our services entirely through an on-demand, hosted model built on a multi-tenant architecture in which a single instance of our software serves all of our customers. We believe this model makes it quick, easy and economical for companies to deploy and use our services. We provide our services on an annual subscription basis, principally through tiered usage plans that contain committed testing measurement levels based on the number of web page measurements performed.

Our customers are companies that use the Internet to conduct commerce, convey and receive content, and communicate with their customers, partners, employees and vendors. At June 30, 2009, we had more than 2,500 customers worldwide across a wide range of industries, including communications media, financial services, retail, social media, technology, and travel and hospitality. Our customers include Adobe Systems, Capital One, DoubleClick, Expedia, Facebook, Home Depot, JPMorgan Chase, MTV Networks, Orbitz, USA TODAY and Yahoo!. Our customers include 12 of the 20 companies with the most visited U.S. websites in June 2009, as reported by comScore, Inc. In the six months ended June 30, 2009, customers used our services to perform more than 5 billion web page measurements.

Industry Background and Trends

The Internet has fundamentally changed the way companies conduct commerce, convey and receive content, and communicate with customers, partners, employees and vendors. Previously, companies executed business processes through client-server applications that interfaced with networked servers within the corporate firewall, limiting use of the application to those with access to the internal corporate network. By enabling dynamic, self-service web applications, the Internet has redefined a wide array of business processes, creating opportunities for new online companies and existing offline companies to capitalize on online initiatives. A web application — a collection of logically connected web pages managed as a single entity and delivered from a company’s website — provides any Internet user with an interactive experience in which a web browser interprets and displays web pages and the user returns input through elements embedded in those web pages. As business activity continues to migrate to the web, companies increasingly rely on web applications to drive revenue, limit operating costs, and extend brand reputation.

Broad Commercial Use of Web Applications

Websites have become dynamic, interactive transaction and communications systems capable of supporting a wide range of web applications, many of which can be critical to a company’s business. For businesses offering products and services to end consumers, web applications have become an increasingly significant channel for conducting commerce and transmitting content. Forrester Research estimated in January 2008 that U.S. retail and travel businesses, for example, will grow their online revenues from $175 billion in 2007 to $335 billion in 2012. Similarly, banks interact more and more frequently with their customers online, as reflected in the estimate of TowerGroup in May 2007 that the number of online customer banking transactions will expand from 11.8 billion in 2006 to 31.0 billion in 2010, a compounded annual growth rate of 27%.

Commercial use of the Internet extends beyond consumer applications. A wide range of business-to-business applications, such as global supply chain management, online order tracking and online business information services, are built upon an Internet infrastructure. Applications focused on employee communications, including automated employee benefit services and employee expense management services, are becoming more common, partly in response to the outsourcing of non-core business functions and increased employee mobility. Moreover, new classes of Internet-based applications, such as online communities, social networking sites, blogs and wikis, continue to emerge and evolve.

Imperative for High-Quality Web Experiences

When business activities are conducted on the web, the quality of the web experience becomes critical to the success of a company’s relationships with its customers and other constituencies. The web is a self-service medium, and a company cannot rely on live personnel or physical facilities to drive the success of Internet-based business activities. Instead, the quality of a user’s experience is driven by a web application’s performance — its functionality, availability, speed, consistency and ease of use. A user’s unsatisfactory experience with a company’s web application can lead to lost revenue, increased operating costs and diminished brand reputation for the company. If, for example, a user experiences long delays, poor availability or inaccurately displayed pages when accessing a hotel’s website, the hotel may lose the user’s booking to a competitor or may experience higher costs as the result of the user completing the transaction by email or telephone. Similarly, a user’s perception of the reliability and sophistication of a bank can be severely diminished if the bank’s web application has poor visual characteristics, limited functionality or inconsistent availability.

Users’ expectations for the quality of the web experience continue to rise, based on their growing familiarity with the Internet, as well as the proliferation of increasingly sophisticated web technologies. As more and more people depend on the Internet for information and services important to their daily lives, they require increased functionality and reliability in their web experiences. Following the widespread availability of broadband technologies, users routinely expect faster, more sophisticated web experiences. Moreover, improvements in the quality of some companies’ web applications, such as the nearly instantaneous response time of Google search queries, raise user expectations for all web applications.

Growing Complexity of Web Environment

In the 1990s, corporate software applications typically resided on servers within a company’s information technology, or IT, infrastructure and primarily addressed needs of internal personnel. Websites were simple in design and limited in functionality, and they served principally to provide marketing and other content on static web pages. A user typically accessed web applications on a Microsoft Windows-based personal computer using a Netscape Navigator or Microsoft Internet Explorer browser. The user’s web experience was largely controlled by the company’s IT organization and managed by software and hardware tools within the corporate firewall.

In recent years, websites have evolved from static informational resources into dynamic, interactive transaction and communications systems capable of supporting a wide range of applications, many of which can be critical to a company’s business. The web environment is becoming increasingly fragmented and complex, and a user’s experience with a company’s web application often comes together for the first time at the user’s browser, outside the view and control of the company. Several trends are driving the growing complexity of the web application delivery chain:

•	Multiple delivery alternatives. The Internet is a public infrastructure comprised of thousands of individual private and public networks, and there is no single path by which a web application will reach a user. A web application may use multiple geographically distributed Internet service providers and mobile carriers, a content delivery network or CDN, a cloud computing service, application acceleration technologies, or a combination of those services. The proliferation of web application delivery alternatives can make it difficult for a company to identify an application problem, measure the quality of users’ web experiences, or ensure the performance of a third-party CDN or cloud computing service.

•	Third-party content. Companies’ web applications increasingly rely on third-party content and functionality, such as databases, banners, pop-ups and videos, that are provided outside the companies’ control. Companies that outsource capabilities such as ad serving, community forums, mapping services, online bill payment and search queries may be unable to measure and manage the effect of outsourced content or functionality on the quality of users’ web experiences.

•	Numerous access alternatives. The consistency of the web experience can vary significantly depending upon the user’s browser, operating system and access device, as well as the user’s location and Internet connection. A growing percentage of users rely on operating systems other than Microsoft Windows and, according to Net Applications, nearly one-third of users worldwide now use browsers other than Microsoft Internet Explorer. Access to web-enabled versions of traditional applications is becoming more common through, for example, kiosks and automated teller machines. Additionally, continuing advancements in the capabilities of smartphones such as the Apple iPhone and the BlackBerry Curve are making mobile web access increasingly common.

•	Emerging web technologies. Web applications have begun to incorporate new technologies such as Adobe Flash and Flex, AJAX (Asynchronous JavaScript and XML), and Microsoft Silverlight that move functionality directly into a user’s browser. These technologies, sometimes called Web 2.0, facilitate the use of new types of content such as streaming video, enable web applications to be richer and more responsive, and provide a more interactive user experience. The measurement and optimization of website delivery is more complex for applications incorporating Web 2.0 technologies and is becoming even more challenging because different browsers increasingly process these technologies differently. Many companies do not have the expertise necessary to understand the full implications of incorporating Web 2.0 technologies into web applications.

Inadequacy of Traditional Tools for Testing and Monitoring Today’s Web Applications

In the past, IT organizations have purchased hardware and software tools to test and monitor web applications. These systems management tools have been designed primarily for applications on closed networks that reside inside the corporate firewall and that are accessed from a client application residing on a user’s personal computer or a web application via a custom-built interface or a single browser and operating system controlled by the IT organization. These tools are unable, however, to address the challenges of the global Internet and today’s web applications, in which functionality is moving to users’ browsers and the web experience often comes together for the first time at users’ browsers. Traditional testing tools, for example, offer only limited insight into whether a web application is able to handle real-world production traffic on a public network or is able to run smoothly for users accessing the application from various combinations of browsers, operating systems and access devices or from different geographic locations. Similarly, traditional monitoring tools cannot identify, for example, when a user encounters a web application problem caused by a third-party vendor or where such a problem exists.

While these traditional systems management tools are incapable of testing and monitoring today’s dynamic web applications, they continue to be used widely for internally facing applications. For example, IDC estimated in August 2007 that companies spent $3.0 billion in 2006 for performance management software tools used in IT operations or by users to manage system and application resources.

Need for Web Application Delivery Management Solutions

As web applications become increasingly important to business success, the quality of users’ web experiences becomes more and more critical. The growing complexity of web applications and the proliferation of access alternatives makes the testing and monitoring of the applications more challenging. Traditional tools for testing and monitoring web applications within a corporate firewall are unable to address the challenges of today’s web applications. Therefore, companies need a comprehensive solution capable of addressing the challenge of managing the delivery of the web experience across the entire web application delivery chain. Pre-deployment testing is essential to evaluate, for example, how disparate browsers and operating systems will treat a new web application. A company’s inability to test a new application accurately before deployment can lengthen the design cycle, delay deployment or permit the deployment of a poorly designed application. After deploying an application, a company must be able to test and monitor the quality of web application delivery, in order to identify when and how users encounter problems with the application and where the problem arises in the web application delivery chain.

The testing and monitoring performed by a web application delivery management solution must provide a realistic representation of what a user experiences, regardless of, for example, the browser, operating system and access device employed by the user, the location of the user, or the means by which the user is connected to the Internet. This requires that the company understand the web experience from the “outside in,” using a physical Internet testing and monitoring network outside the firewall. The accuracy of the view into the web experience for users around the world will vary directly with the global distribution and breadth of the network and the number of measurement points in the network.

A web application delivery management solution must help a company deliver a web experience of consistently high quality in the increasingly complex web delivery chain created by, for example, multiple access and delivery alternatives and emerging web technologies. Moreover, in order to allow a company to keep pace with the rapidly changing web environment, the solution must be quick, easy and economical to deploy and use.

Our Solution

We are a leading provider of web application delivery management services, which are designed to help companies optimize the performance, availability and quality of their web applications. Our self-service, on-demand platform is a comprehensive set of integrated services that enable a company to test and monitor its web applications from outside its firewall using the Gomez Performance Network. We deliver our services entirely through an on-demand, hosted model built on a multi-tenant architecture.

Our services are designed to help a company increase revenue, reduce operating costs and extend brand reputation by improving the quality of users’ web experiences. Key benefits of our services include:

Comprehensive set of integrated services.  Our platform provides a company with a comprehensive set of integrated services to test a web application while in development and to test and monitor the application after deployment. Our self-service platform integrates web cross-browser testing, web load and performance testing, web performance management, and web performance business analysis. We have designed our services to manage users’ web experiences with not only traditional web applications but also mobile and streaming applications, including applications employing Web 2.0 and other emerging technologies. Companies can employ our services to manage those aspects of a web application delivered by systems inside the corporate firewall, as well as those aspects provided by third parties, such as CDN and cloud computing providers, or by a user’s browser.

Large, global network.  The Gomez Performance Network, which we believe is the largest web experience measurement network in the world, encompasses more than 150 backbone nodes around the world and over 100,000 last mile measurement points located in more than 160 countries. The Gomez Performance Network provides a company with visibility into users’ web experiences in specific geographic locations that the company wishes to target. Companies can test and monitor the users’ experiences for hundreds of combinations of browsers, operating systems, and mobile and other access devices across various Internet connectivity speeds and Internet service providers.

Rapid deployment.  Because we use an on-demand delivery model, our services require no installation in our customers’ data centers and limited training, facilitating quick and easy deployments. New customers typically are provisioned to begin using our services in only a few days, and existing customers can quickly deploy add-on services. Customers benefit from upgrades quickly and efficiently, as our on-demand platform can be used to deploy new upgrades to all of our existing customers simultaneously.

Ease of use.  All of our services are offered on a self-service basis, which enables customers to use the services on their own, without consulting with us or any other third party. For example, our script recorder is a self-service tool that customers can use to simulate and record web business transactions to assist in monitoring their web applications. Customers can also set, on a self-service basis, performance thresholds for near-real-time alerts. Similarly, customers can use dialog boxes and dropdown menus to establish metrics for monitoring — at selected intervals or continuously — the availability and response time of their web applications. For customers who desire assistance, however, we offer client service support and more than 90 online instructional videos.

Reduced operational costs.  Our services help companies create and manage web applications efficiently and cost effectively. For example, our services help ensure that web applications appear and work as intended across a large number of combinations of leading browsers, operating systems and access devices, which can help a company avoid the financial costs and reputational damage associated with fixing a poorly performing application. In the post deployment stage, our services alert customers to potential problems, speed identification of the underlying cause of the problem, help reduce the mean time to repair, and help decrease the cost of user support. A company can leverage its infrastructure investments by using our services to confirm that the addition of a CDN service will not interrupt the performance of its web application and then, after deployment, to test and monitor to ensure the CDN is improving application performance.

Objective and comparative information.  Our services provide objective information about the quality of users’ experiences with a company’s web application. Management and other constituencies at a company know that measurements produced by our services are independent of the IT and other internal organizations of the company. In addition, a company can use our services to assess the service levels delivered by third-party content and application providers as part of the company’s web application. Our benchmarking service provides a company with regularly updated information that the company can use to compare the availability and load times of its own website with the availability and load times of the websites of its competitors.

Our Strategy

Our objective is to establish and maintain our position as the leading global provider of web application delivery management services. We intend to build upon our market and technology leadership by pursuing the following:

Add new customers.  While web applications have become increasingly significant for a large number of companies, the market for web application delivery management solutions is in an early stage of development. We will seek to rapidly expand our customer base by targeting both larger companies and small to medium-sized businesses. Since January 1, 2007, we have more than doubled, from approximately 600 to 1,250, the number of our enterprise customers, which are customers with active contractual commitments in excess of $2,500. We intend to continue to expand our enterprise customer base by hiring additional inside sales personnel and developing strategic relationships with resellers, including resellers that incorporate our services in their offerings.

Expand relationships with existing customers.  We believe that, as customers become familiar with the benefits provided by our services, we will have an opportunity not only to expand their usage of services for which they currently subscribe but also to cross-sell additional services to them. More than thirty percent of our enterprise customers as of January 1, 2008 entered into new contractual commitments during 2008 that provided for increased usage of our services. We intend to expand our relationships with existing enterprise customers by hiring more account managers and targeting additional functional and business units of existing customers.

Develop new service offerings.  As the web environment becomes more complex and web applications become increasingly significant, companies’ requirements for web application delivery management services are evolving. In 2009, we have introduced two new web performance management services: Active Data Center XF, which correlates alerts generated by our platform with alerts generated by a customer’s network management system in order to accelerate the resolution of customer issues, and Active Mobile XF, which expands a customer’s ability to measure users’ mobile web experiences. We intend to continue to invest in research and development in order to develop and offer new and enhanced web application delivery management services.

Expand Gomez Performance Network.  We believe it will become increasingly important for providers of web application delivery management solutions to offer the largest measurement network possible to enable companies to develop and monitor their web applications on a global basis. A broader measurement network allows companies to obtain more detailed and specific measurements from more locations, increasing the value of the web application delivery management solutions. We increased the number of last mile measurement points in the Gomez Performance Network from 12,000 at January 1, 2007 to more than 100,000 at June 30, 2009. We intend to continue to expand the capacity and leverage the functionality of the Gomez Performance Network by, for example, increasing the number of our backbone nodes that support mobile and streaming applications and enhancing the functionality of our last mile measurement points.

Pursue strategic acquisitions and relationships.  To complement and accelerate our internal growth, we may pursue acquisitions of businesses, technologies and products that will expand the functionality of our platform, provide access to new markets or customers, or otherwise complement our existing operations. In 2007, for example, we acquired Sysformance, a provider of on-demand monitoring solutions with customers located in Germany and Switzerland, and BrowserCam, a provider of on-demand services for validating user experience on various browsers during the design and development of web applications. We also may seek to expand our service offerings by entering into business relationships involving additional distribution channels, investments in other enterprises and joint ventures, or similar arrangements.

Our Services

Our self-service, on-demand platform is a comprehensive set of integrated services that help companies improve the performance, availability and quality of their web applications in order to increase their revenue, reduce their operating costs and extend their brand reputations. Companies can use our services to test their users’ web experiences during the development of a new web application and, following deployment, to test and monitor users’ experiences and then use data provided by our services to design and test enhanced iterations of the application.

Our platform enables a company to understand its users’ web experiences from the “outside in,” using the Gomez Performance Network to test and monitor, from outside the firewall, the company’s web applications around the world for hundreds of combinations of browsers, operating systems and access devices. The Gomez Performance Network encompasses more than 150 backbone nodes and over 100,000 last mile measurement points located in more than 160 countries.

Our services help a customer address issues such as slow page loads and response times, failed transactions and time outs, varying response times in different locations, and failed or inaccurately displayed pages and transactions, across the entire web application delivery chain. The web application delivery chain links the customer’s IT infrastructure (inside the firewall), Internet access services, third-party content services, and various delivery alternatives (such as CDN and cloud computing services) with combinations of browsers and operating systems that run on various devices.

Our platform is built on a multi-tenant architecture in which a single instance of our software serves all of our customers. We believe this model makes it quick, easy and economical for companies to deploy and use our services. New customers can begin using one or more of our on-demand services within a few days, because our services require no software or hardware installation and limited preparatory training.

Customers access our services through a self-service portal that provides access to services in four basic functional areas:

•	our automated Web Cross-Browser Testing services, which help ensure that a web application renders and functions optimally across numerous combinations of browsers, operating systems and access devices, including mobile devices;

•	our Web Load and Performance Testing services, which measure web application performance, availability and quality, at normal and peak loads generated by the Gomez Performance Network, across geographic locations;

•	our Web Performance Management services, which monitor a web application’s performance availability and quality to provide diagnostic detail and actionable data that a customer can use to address user problems and improve response times; and

•	our Web Performance Business Analysis services, which provide analytics, benchmarks and dashboards that help a customer understand and manage the impact of user web experiences on the customer’s business.

The services in all four of these functional areas are supported by a common set of capabilities, including:

•	Event notification provides a customer with a near-real-time alert via, for example, e-mail, paging or text messaging if the quality of a user’s web experience deviates from predetermined thresholds.

•	Dashboards consolidate views of the web experience with relevant summarized and aggregated information, enabling a customer to evaluate more detailed data that can help identify the most likely cause of a web application problem and help facilitate a resolution.

•	Historical and comparative analysis provides a customer with a comparison of a user’s current web experience with its prior web experience, with the web experience of users generally for all applications from a specific geography, or with the web experience of key competitors and industry leaders.

•	Comprehensive reports provide a customer with customized reports sent daily or periodically by automated delivery.

We provide our services on an annual subscription basis, principally through tiered usage plans that contain committed testing measurement levels based on the number of web page measurements performed. A customer may subscribe for a single service individually, for any combination of services, or for the entire set of services. For more information about our customer contracts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Sources of Revenue.”

The following table summarizes the principal purposes for which customers can use our services:

Web Cross-Browser Testing Services

Reality View XF, which we introduced in November 2007, is a visual testing service that profiles the behavior of web pages across multiple versions of browsers such as Microsoft Internet Explorer, Mozilla Firefox, Apple Safari, Google Chrome, and Opera, operating systems such as Microsoft Windows XP and Vista, Apple Mac OS X, and GNU/Linux, and access devices, including both desktop and handheld mobile devices. Companies are able to choose from hundreds of possible combinations of browsers and their related settings (such as screen resolution and plug-in configuration), operating systems, and access devices. The supported set of configurations is updated monthly. Reality View XF provides screen captures on mobile and other access devices, enabling a company to visualize how its web application will appear and perform on each of these devices.

Reality Check XF, which we introduced in June 2007, is an automated functional testing service for web applications, including complex applications such as those dependent on AJAX. A company can use Reality Check XF to confirm that each function and third-party aspect of an application works as intended and displays properly in a user’s browser. It can use Reality Check XF to record and automatically replay specific user transactions, such as searching for a book or placing an item in a shopping cart. A company can run automated functional tests to ensure that a business transaction is working as expected across different types of browsers and operating systems.

Web Load and Performance Testing Services

Reality Load XF, which we introduced in May 2007, is an external load testing service designed to mirror the geographic distributions, computer and mobile configurations, and volumes of a company’s actual user population. Using the Gomez Performance Network, a company can test its web application at varying Internet usage levels and can specify the geographical origin of generated load. By using Reality Load XF, a company can manage the release and performance of a web application and help ensure that the application will perform correctly when deployed.

Web Performance Management Services

Active Network XF, which we have offered since 2001, is a monitoring service that measures page-level and transaction-based web application performance from over 150 backbone nodes in more than 30 countries. A company can use Active Network XF to establish performance baselines for a web application, to identify trends and to receive alerts of application performance problems, including problems that may be invisible from inside the corporate firewall. Active Network XF is also available as an internal monitoring service called Private Network XF, which we introduced in April 2005. Private Network XF uses backbone nodes configured for use exclusively by a single customer and enables the customer to determine whether a specific performance issue has an internal or external root cause. In September 2008, we added streaming media monitoring capabilities to the Active Network XF product, which companies can use to measure the performance and availability of pre-recorded and live streaming media content.

Active Last Mile XF, which we introduced in April 2004, monitors web application performance from our network of more than 100,000 last mile measurement points, which are personal computers owned by individuals located in more than 160 countries and connected through various broadband and dial-up Internet service providers. A company can use Active Last Mile XF to monitor performance for a population representative of the company’s actual customer base or for new populations that the company is considering targeting through additional web infrastructure investments. Active Last Mile XF is also available as an internal monitoring service called Private Location XF, which we introduced in April 2004. Private Location XF uses private, dedicated peer networks installed and configured for use by a single customer and provides the customer with its own testing network of customers, partners, branch offices, kiosks or remote employees.

Active Data Center XF, which we introduced in January 2009, is a service that correlates alerts generated by our platform with respect to an application performance or availability problem with alerts generated inside a customer’s firewall by a network management system. A company can use Active Data Center XF to prioritize and accelerate resolution of application problems affecting users based on an integrated view of the problems faced by those users and the potential sources of those problems within the customer’s data centers.

Active Mobile XF, which we introduced in July 2009, monitors web application performance from a network of mobile nodes deployed in three geographic regions on the four major wireless carriers in the United States and the major wireless carrier in China, Germany and the United Kingdom. A company can use Active Mobile XF to monitor the performance and availability of services provided through mobile websites, mobile applications, mobile devices and mobile text messaging. Active Mobile XF is also available as a dedicated monitoring service called Private Mobile XF, which uses mobile nodes configured for use exclusively by a single customer and may be deployed to monitor the performance and availability of mobile services in geographic locations and across carriers not available as public mobile nodes through Active Mobile XF.

Actual Experience XF, which we introduced in May 2007, is a real-user monitoring service that measures users’ web experiences, individually and collectively, directly from the users’ browsers while the users are accessing the web application. Companies can use this web analytics service to analyze the experiences of specific user segments and identify the aspects of an application that contribute to, or detract from, a favorable user experience. Companies also can use Actual Experience XF to understand the effect of application performance on users’ actions by tracking both page-level abandonment, when a user clicks to stop a web page from downloading, and business process-level abandonment, when a user stops in the middle of a multi-step process by, for example, putting an item in a “shopping cart” but never checking out.

Web Performance Business Analysis

Industry Benchmarks, which we introduced in 2001, provide companies with benchmarking information about the web experience of similar applications of leading companies in selected industries. Industry Benchmarks present metrics such as the time required to perform a specific business process and the frequency with which errors occur on the website when attempts are made to access the web application. The industries for which benchmarks currently are available include:

Airlines	Brokerage	Credit Card
Banking	— Canada	Hotels
— Canada	— U.S. Discount	Media
— United States	— U.S. Full-Service	Retail

Mobile benchmarks were introduced in April 2009 and cover the travel, media, and banking industries.

A company in an industry not covered by Industry Benchmarks can use Active Network XF to measure the performance of competitors’ web applications or can engage our professional services organization to create the desired benchmark.

Technology and Network Operations

We designed our web application delivery management services as multi-tenant networked computing applications and deliver those services entirely through an on-demand, hosted model. As an on-demand software company, we provide customer provisioning, application installation, application configuration, server maintenance, server co-location, data center maintenance, data backup and data security.

Our services enable a company to test and monitor the web experience from outside its firewall using the Gomez Performance Network, which we believe is the largest web experience measurement network in the world. Our network encompasses:

•	over 150 backbone nodes located in more than 30 countries, and 11 mobile carriers in 3 countries;

•	over 100,000 last mile measurement points located in more than 160 countries;

•	our central data warehouse and three other third-party data center facilities; and

•	our portal into our customer data warehouse.

Our backbone nodes are measurement computers, or sets of multiple computers, co-located at the data center facilities of major telecommunication providers. The hosting arrangements for our backbone nodes typically have terms ranging from three months to one year. For each backbone node, we typically pay a set up fee, monthly fees to continue to locate the node at a data center facility and additional monthly fees for communications lines. In addition, backbone nodes can be configured for use exclusively by a single customer as part of our Private Network XF service.

In order to establish our last mile measurement points, we engage individuals, or peers, located in more than 160 countries to provide bandwidth and computing resources on personal computers connected via local Internet service providers. We pay our peers prescribed fees for tests conducted from their personal computers.

Dedicated peer networks can be installed and configured for use by a single customer as part of our Private Location XF service.

Our backbone nodes and last mile measurement points leverage our Agent Technology, which is software technology that measures the web experience of our customers’ web applications. The Agent Technology emulates a user accessing a web application from a web browser. As the software accesses the web application and executes transactions as a user would, it performs timing and availability measurements for the objects that comprise the web pages it traverses.

We use the same Agent Technology for measuring the mobile web experience in Active Mobile XF for over 5000 different mobile devices through the selection of the proper profile. Tests are performed by the Gomez testing agents deployed on mobile nodes. These nodes are a globally distributed set of computers connected to wireless carrier networks via attached wireless modems.

When a customer measures the web experience using our backbone nodes or last mile measurement points, the test results and other measurement data are collected and stored in near-real-time at our central data warehouse. The measurement data are backed up on a daily basis and stored in multiple locations to ensure transactional integrity and restoration capability. Customers can access our Gomez portal in order to reach the measurement data that have been captured in our central data warehouse. The data warehouse and associated analysis software allow customers to report on and chart the results of their measurements for a specific test or over a specified period of time. In addition, tests may result in sending near-real-time alerts to customers via e mail, paging or text messaging if the quality of the web experience deviates from predetermined levels.

As an alternative or supplement to measuring the web experience using our emulation software and our backbone nodes and last mile measurement points, a customer can, using Actual Experience XF, measure actual users’ web experiences directly from the users’ browsers while the users are accessing the web application. As actual users access a customer’s web application, performance measurements for requested objects on the web page are conducted from within the browser and sent to one of our data centers. These data are aggregated and stored in near-real-time at this data center.

We service customers from four third-party data center facilities, including our central data warehouse. Two of these facilities are located in Massachusetts, one in Texas and one in Virginia. Our data centers are designed to be scalable and to support control and data replication for large numbers of measurement nodes. Each facility provides around-the-clock security personnel, video surveillance and biometric access screening, and is serviced by onsite electrical generators, fire detection and suppression systems. Each of the facilities has multiple high bandwidth interconnects to the Internet.

We typically conduct over 5.9 million performance and availability checks per day on our network and infrastructure components using a combination of our own services and third-party monitoring tools. Dedicated professionals staff our network operations center around-the-clock to monitor and react to customer traffic patterns and manage potential infrastructure issues.

Research and Development

Our research and development organization is responsible for designing and developing new services and features, improving, enhancing and augmenting our existing services, and strengthening our network. The organization also is responsible for performing platform functionality and network capacity testing, as well as quality assurance activities. Because we deliver our services entirely through an on-demand, hosted model, the research and development team can fix bugs and provide software updates remotely during scheduled maintenance windows and these enhancements benefit our entire customer base without any action required by the customers.

We opened an office in the People’s Republic of China in July 2006 to serve as the base for our research and development activities, and we have continued to invest in our research and development operations in China. At June 30, 2009, our research and development organization had 84 employees, of whom 49 were based in Beijing, China.

Our research and development expenses totaled $2.8 million in 2006, $4.9 million in 2007, $7.5 million in 2008 and $3.6 million in the six months ended June 30, 2009.

Professional and Customer Services

Our professional services team is responsible principally for providing technical consulting services in conjunction with new implementations of our web application delivery management services or expansions of existing service implementations. The team also provides scripting for customers seeking to optimize their use of our services or to benchmark their web applications against the applications of competitors. The team offers a range of professional services that complement our services, including implementation and best practices consulting. They also provide user training through Gomez University, a comprehensive range of traditional and online training and certification options that includes more than 90 online instructional videos and customized training at customer premises or at our headquarters in Lexington, Massachusetts. Professional services personnel are located principally in the United States, the United Kingdom and Germany.

Our customer services team assists customers in the use of our web application delivery management services and identifies, analyzes and resolves any problems with our services. Customer services personnel are available to customers by e-mail or telephone, or through our website, 12 hours per day, 5 days per week. We believe that superior customer services are critical to retaining and expanding our customer base. As our customer base has grown, we have added additional personnel to our customer services team.

At June 30, 2009, our professional and customer services organization had a total of 35 employees.

Customers

Our customers are companies that use the Internet to conduct commerce, convey and receive content, and communicate with customers, partners, employees and vendors. At June 30, 2009, we had more than 2,500 customers worldwide across a wide range of industries.

We consider our customer base as consisting of two groups of customers. Enterprise customers are companies with active contractual commitments in excess of $2,500. Since January 1, 2007, the number of our enterprise customers has more than doubled, increasing from approximately 600 to 1,250. Our enterprise customers include:

Communications Media MTV Networks USA TODAY Financial Services Capital One JPMorgan Chase Wachovia Retail B&H Photo Video Home Depot	Social Media Facebook Yahoo! Technology Adobe Systems Avaya DoubleClick GSI Commerce Travel and Hospitality Expedia Orbitz Starwood Hotels

Our enterprise customers include 12 of the 20 companies with the most visited U.S. websites in June 2009, as reported by comScore, Inc. We intend to continue to expand our enterprise customer base by hiring additional inside and direct sales personnel and developing strategic relationships with resellers, including resellers that incorporate our services in their offerings.

We also have more than 1,250 other, non-enterprise customers from which we derived revenue in the six months ended June 30, 2009. These customers are comprised predominantly of companies and individuals using entry-level services for web browser profiling originally developed by BrowserCam and entry-level monitoring services originally developed by Sysformance. We acquired BrowserCam and Sysformance in

2007. These customers purchase these entry-level services on a self-service basis through our websites. As the number of these customers increases, we expect to hire additional inside sales personnel who will focus on marketing our principal services to these customers.

No customer accounted for more than 10% of our revenue in 2006, 2007 or 2008.

Sales and Marketing

We sell our services directly through our inside and field sales forces. Our inside sales force is responsible for managing direct sales opportunities with entry-level and mid-market accounts in North America and Europe. We hired our first inside sales representative in September 2006 and had 26 employees in our inside sales organization at June 30, 2009. Our field sales force is responsible for managing direct sales opportunities with major accounts in North America, Europe and the People’s Republic of China. At June 30, 2009, we had 89 employees in our field sales organization and maintained five sales offices outside the United States.

We also have customers who are resellers, including resellers such as CDN providers, web design and optimization vendors, and hosted companies, that incorporate our services in their offerings. To help integrate our services with other third-party services and take advantage of current and emerging technologies, we seek to enter into alliances with leading technology companies. Our channel account managers are responsible for acquiring and managing our relationships with resellers and other distribution partners.

Our marketing communications and programs strategy has been designed to increase brand awareness, communicate competitive advantages of our services and generate qualified leads for our sales force and resellers. We reinforce our brand identity through our website and public relations efforts, which are intended to build market awareness of our company as a leader of web application delivery management solutions.

We rely on a variety of marketing vehicles, including trade shows, advertising, public relations, webinars, our website and collaborative relationships with technology vendors.

At June 30, 2009, our marketing group had nine employees. We intend to increase our inside sales force and to expand our international sales and marketing organization.

Competition

The market for our services is competitive and rapidly changing. We believe the principal competitive factors in our markets include the following:

•	the real-time availability of data and reporting, including the types, numbers and locations of measurement points;

•	the proven performance, security, scalability, flexibility and reliability of services offered;

•	the types and breadth of services offered;

•	the usability of services offered, including ease of implementation and use;

•	low total cost of ownership and demonstrable cost-effective benefits to customers; and

•	pricing.

Our competitors vary in the types and breadth of web application testing and monitoring products and services that they offer. Our current competitors include Keynote Systems, Hewlett-Packard (through its acquisition of Mercury Interactive in November 2006), and a number of smaller, privately held companies. We believe our set of integrated web application delivery management services is more comprehensive and effective for testing and monitoring the web experience of web applications than the products and services of Keynote Systems, Hewlett-Packard, Neustar (through its acquisition of Webmetrics in January 2008) and other competitors. In addition, Hewlett-Packard’s products and services are offered primarily through perpetual licenses and are designed primarily for applications that reside inside the corporate firewall, and we believe these tools are unable to address the challenges of today’s web applications, which are the focus of our services. Similarly, the smaller competitors target limited geographic regions or offer low-cost products and services with limited functionality, such as measurement of website availability. This generally results in their addressing a base of potential customers that is different from our target markets. While we believe our competitors’ offerings are not as comprehensive or effective as our services, customers could choose to use our competitors’ products and services or our competitors could enhance their service offerings to compete with all of the services that we offer.

We expect new competitors to emerge if the market for web application delivery management services develops as we expect. We could face competition from companies that do not currently offer services similar to ours but that offer products and services complementary to ours or products and services that target similar markets or that utilize similar technology, such as (a) companies that offer network monitoring systems, such as BMC Software, CA, Compuware, Hewlett-Packard, IBM and Quest Software, and (b) companies that offer web analytics software or services, such as Coremetrics, Omniture and WebTrends. We also expect to encounter additional competitors as we expand the scope of our services.

Many of our current or potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and significantly greater financial, technical, marketing and other resources than we have. As a result, these companies might be able to offer lower prices, additional services or other incentives that we cannot match or offer. In addition, these companies could be in a better position to respond quickly to new technologies and to undertake more extensive marketing campaigns.

Additionally, we expect industry consolidation in our markets as companies attempt to strengthen or hold their market positions in an evolving market. For example, Oracle acquired Moniforce, which offers software designed to monitor the availability and performance of web applications, in December 2007 and acquired the web application testing software assets of Empirix in June 2008. In January 2008 NeuStar acquired Webmetrics, which monitors and measures web and network performance. Industry consolidation might result in stronger competitors that are better able to compete for customers and could lead to fewer actual or potential customers.

Intellectual Property

Our success will depend in part on our ability to protect our intellectual property and to avoid infringement of the intellectual property of third parties. We rely principally on a combination of trademark and trade secret laws and confidentiality and licensing arrangements, and to a lesser extent on patent and copyright laws, to establish and protect our intellectual property rights.

Although the protection afforded by trade secret, trademark, copyright and patent laws, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•	the technological skills of our research and development personnel;

•	frequent enhancements to and extensions of our services; and

•	high levels of customer service and satisfaction.

Others may develop products that are similar to our technology. We enter into confidentiality and other written agreements with our employees, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property or technology or otherwise develop a product with the same functionality as our product. Policing unauthorized use of our products and intellectual property rights is difficult and nearly impossible on a worldwide basis, and the laws of some foreign countries may protect our proprietary rights to a greater or lesser extent as do the laws of the United States. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

We seek to obtain the issuance of patents and the registration of our service marks in the United States and in selected other countries. We currently own U.S. Patent 6,912,572 B1, which expires in July 2020, with regard to our core Internet website monitoring technology, and applications for patents for the technology covered by this patent have been filed in the European Union and Switzerland. We also own U.S. Patent 7,478,151, which expires in April 2024, with regard to our Active Data Center XF technology. We have patent applications pending that relate to other aspects of our proprietary technology, including our last mile agent technology, our actual user experience monitoring technology, our technology for screen capture on error and alerting, certain of the technologies within Reality Check XF, Reality Load XF and Reality View XF, and our load testing technology.

In the United States, we have two issued patents and 13 pending utility patent applications. We also have two pending European patent applications, a pending Swiss patent application and a pending Patent Cooperation Treaty, or PCT, application.

Gomez, Sysformance and Webperform are our registered service marks in the United States and selected foreign countries.

Others may claim that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them with respect to past, current or future technologies. Defending patent infringement or other intellectual property cases, whether meritorious or not, could be time-consuming, result in additional expense, distract management from other tasks of operating the business and may result in the loss of significant rights or require us to enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms we find acceptable or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

Employees

As of June 30, 2009, we had 272 employees, consisting of 98 in sales and marketing, 55 in network operations, and client and professional services, 84 in research and development, and 35 in general and administrative. Of these employees, 178 were based in the United States and 94 were located internationally, including 64 in Beijing, China. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We have never experienced a work stoppage and believe that our relations with our employees are good.

Facilities

In December 2006 we entered into a lease agreement for 26,000 square feet of office space for our headquarters in Lexington, Massachusetts. The term of this lease commenced in April 2007 and expires in September 2014. Subsequently, we have entered into two lease agreements for additional office space in the same location as our headquarters: a lease for 11,000 square feet that commenced in March 2008 and ends in April 2010 and a lease for 16,000 square feet that commenced in September 2009 and expires in September 2014. We lease 9,000 square feet of office space in Beijing, China through June 2011. We also lease facilities for various sales and country offices on a short-term basis. We believe that we will be able to enter into, on acceptable, commercially reasonable terms, an extended or replacement lease for space in Beijing and leases for additional space where required.

Legal Proceedings

In the ordinary course of business, we are from time to time involved in lawsuits, claims, investigations, proceedings and threats of litigation consisting of intellectual property, commercial, employment and other matters. While the outcome of these proceedings and claims cannot be predicted with certainty, there were no matters, as of September 18, 2009, that, in the opinion of management, might reasonably be expected to have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers and Directors

Biographical Information

The following table sets forth information regarding our executive officers and directors as of August 31, 2008:

Name	Age	Positions

Jaime W. Ellertson	52	Chief Executive Officer, President and Director
Richard M. Darer	56	Chief Financial Officer, Senior Vice President and Treasurer
Imad Mouline	39	Chief Technology Officer
Edward F. Murray	53	Senior Vice President, Research & Development and Network Operations
Bruce M. Reading	46	Senior Vice President, Worldwide Field Operations
Eric L. Schurr	51	Senior Vice President, Marketing
Elliot J. Mark	44	General Counsel and Secretary
Richard J. Brekka	48	Chairman of the Board
Robert J. Cobuzzi	68	Director
Ivan Farneti	40	Director
Adam S. Greene	44	Director
David J. Henshall	41	Director
Thomas A.F. Krueger	46	Director
Carl Pavarini	61	Director
James D. Sanger	44	Director

Messrs. Cobuzzi, Henshall and Sanger are members of the audit committee. Messrs. Brekka, Farneti and Pavarini are members of the compensation committee. Messrs. Brekka, Greene and Krueger are members of the nominating and corporate governance committee.

Jaime W. Ellertson has served as Chief Executive Officer and President and a director since December 2005. From 2000 to July 2005, he served as the Chief Executive Officer and President and a director of S1 Corporation, a provider of software for the automation of financial transaction processing. He was Chairman of the Board and Chief Executive Officer of Interleaf, Inc., a provider of software tools for e-content management, from 1997 until its acquisition by Broadvision, Inc. in April 2000, after which he served as Executive Vice President and General Manager of Worldwide Strategic Operations for BroadVision, Inc., a provider of self-service applications, until November 2000.

Richard M. Darer has served as Chief Financial Officer and Treasurer since April 2006 and as a Senior Vice President since April 2008. From 2002 to March 2006, he was Chief Financial Officer of Unica Corporation, a supplier of marketing management software. From 1998 to 2001, he was Executive Vice President and Chief Financial Officer of Modus Media International, Inc., a provider of outsourced supply chain management solutions. Mr. Darer received an M.B.A. from Harvard University, an M.S. from Northeastern University and a B.S. from the Polytechnic Institute of Brooklyn.

Imad Mouline has served as Chief Technology Officer since January 2006. From 2001 to October 2005, he was Chief Technology Officer of S1 Corporation, a provider of software for the automation of financial transaction processing. He was Director of Engineering of Interleaf, Inc., a provider of software tools for e-content management, from 1993 until its acquisition by Broadvision, Inc. in 2000, after which he served as Director of Engineering for the Office of the Chief Technology Officer for BroadVision, Inc., a provider of self-service applications, until 2001. Mr. Mouline holds a B.S. from the Massachusetts Institute of Technology.

Edward F. Murray has served as Senior Vice President, Research & Development and Network Operations since September 2007. From July 2003 to May 2007, he was Senior Vice President of Engineering for Witness Systems, Inc., a provider of workforce optimization solutions. From 1998 to 2003, he was employed by Webhire, Inc., a provider of on-demand human resource applications, as Chief Technology Officer, and Vice President of Development for Electronic Commerce. Mr. Murray holds an M.A. from Boston University and a dual B.S. from Bridgewater State College.

Bruce M. Reading has served as Senior Vice President, Worldwide Field Operations since December 2007. Since joining our company in January 2004, he has served in a number of senior management capacities, including: Executive Vice President, Worldwide Field Operations; Chief Operating Officer; and President. From 2002 to 2003, he was Executive Vice President, Regional Manager for the Americas of Access International Financial Services Inc., a provider of multi-currency application software for financial institutions. He was Vice President of Worldwide Sales of Cayman Systems, Inc., a provider of broadband gateway solutions, from 1999 until its acquisition by Netopia, Inc. in 2001. Mr. Reading received his B.S. from McMaster University.

Eric L. Schurr has served as Senior Vice President of Marketing since December 2008. From July 2007 to December 2008, he was Vice President of Marketing and Direct Sales for Awareness, Inc., a provider of a social media marketing platform. From March 2005 to July 2007, he worked as an Entrepreneur in Residence at Greylock Venture Partners, a venture capital firm, and ran a marketing consulting operation for startup companies. Mr. Schurr held various senior management positions, including Chief Marketing Officer, at Rational Software Corporation, a provider of application development tools, from 1997 to 2004; following Rational’s acquisition by International Business Machines Corporation, he served as Vice President of Worldwide Marketing for the Rational Software division of International Business Machines Corporation from 2004 to February 2005. Mr. Schurr holds a B.A. from Depauw University.

Elliot J. Mark has served as General Counsel and Secretary since May 2009. From October 2006 to January 2009, he was Senior Vice President, General Counsel and Secretary of Salary.com, Inc., a provider of compensation, payroll and talent management solutions. From 2003 to September 2006, Mr. Mark was Senior Vice President and General Counsel of Viisage Technology, Inc., an identity technology company. From 2001 to 2003, Mr. Mark was the General Counsel and Secretary of eRoom Technology, Inc., an enterprise software company. He holds a B.A. from Wesleyan University and a J.D. from Georgetown University Law Center.

Richard J. Brekka has served as one of our directors since 2001 and as Chairman of the Board since March 2005. Mr. Brekka served as our Acting Chief Executive Officer from August 2005 to December 2005. He has been the President and Managing Partner of Dolphin Equity Partners, a private equity firm, since 1998. Prior to founding Dolphin Equity Partners, Mr. Brekka was a Managing Director of CIBC Wood Gundy Capital, which then served as the merchant banking division of Canadian Imperial Bank of Commerce, and as a Director and the President of CIBC Wood Gundy Ventures, Inc., an investment subsidiary of Canadian Imperial Bank of Commerce. Mr. Brekka is a director of TeraGo Inc., a Canadian wireless broadband service provider that is listed on the Toronto Stock Exchange. Mr. Brekka is a director of the following privately held companies: Overtone, Inc., a provider of analytics solutions for global online enterprises; Mobile Armor, Inc., a provider of electronic data and asset protection software; SeaPass Solutions Inc., a provider of on-demand connectivity solutions for insurance companies; Rate Integration, Inc., a provider of advanced rating solutions for service providers; Silver Carrot Inc., an online lead generation provider; The Guild, Inc., an online source for artist-made home décor products; and Voxitas, Inc., a provider of Internet telephony services to business and enterprise customers.

Robert J. Cobuzzi has served as one of our directors since April 2008. From 2002 until his retirement in March 2006, Mr. Cobuzzi served as the Chief Financial Officer of Akamai Technologies, Inc., a provider of products and services for e-business infrastructure. From 2000 to 2002, he served as the Executive Vice President, Chief Financial Officer and Treasurer of Network Plus Corp., a competitive local and long distance telecommunications carrier. Network Plus Corp. filed a voluntary petition for bankruptcy protection under Chapter 11 of the United States bankruptcy code in January 2002. From 1991 to 2000, Mr. Cobuzzi held a number of management positions, most recently as Senior Vice President and Chief Financial Officer, at

Kollmorgen Corporation, a manufacturer of electronic equipment and software control that was acquired by Danaher Corporation in 2000. Mr. Cobuzzi is a director of Fundtech Ltd., a NASDAQ-listed provider of financial transaction processing software.

Ivan Farneti has served as one of our directors since 2003. He has been a partner of Doughty Hanson Technology Ventures, a venture capital firm headquartered in London, since 2000. From 1997 to 2000, Mr. Farneti served as Investment Director of Deutsche Bank Ventures, an investment subsidiary of Deutsche Bank AG. Mr. Farneti is a director of the following privately held companies: Handmade Mobile, a mobile social network operator; Mobango, a mobile content sharing platform provider; Fenestrae, a provider of communication software for the enterprise and wireless operator market; and Plazes, a provider of location-based software and services.

Adam S. Greene has served as one of our directors since November 2007. He has been the founder and the Managing Partner of Salisbury Ventures, LLC, a mergers and acquisitions and capital advisory firm., since January 2007. Mr. Greene is an ordained Episcopal priest and since July 2009 has served as the Dean of Spiritual Life at Episcopal High School in Houston, TX. From 2003 to December 2006, Mr. Greene was a Partner of Genesis Capital, LLC, an investment banking firm. Mr. Greene is a director of SeaPass Solutions Inc., a provider of on-demand connectivity solutions for insurance companies and Sportvision, Inc., a privately held sports broadcasting technology company.

David J. Henshall has served as one of our directors since April 2008. He has been the Senior Vice President and Chief Financial Officer of Citrix Systems, Inc. since January 2006. From April 2003 to January 2006, Mr. Henshall served as Vice President and Chief Financial Officer of Citrix Systems, Inc. From 1998 to 2003, he served in a number of management capacities, most recently as Vice President, Chief Financial Officer and Treasurer, for Rational Software Corporation, which was acquired by IBM Corporation in 2003.

Thomas A.F. Krueger has served as one of our directors since February 2006. He has been a founder and Managing Partner of each of AdAstra Erste Beteiligungs GmbH, a venture capital firm, AdAstra Venture Consult GmbH, a venture capital advisory firm, and AdAstra Clemm & Krueger Vermoegensverwaltungs GbR mbH, a holding company for AdAstra Erste Beteiligungs GmbH since 2000. Mr. Krueger served as Managing Director of HVB Beteiligungs GmbH, a private equity and venture capital affiliate of HypoVereinsbank AG (an affiliate of Unicredit Group), from 1997 to June 2005. Mr. Krueger is a director of Augusta Technologie AG, a holding company for sensor and automation technology companies, asknet AG, a provider of electronic software distribution services, and Transtec AG, a provider of customized hardware as well as IT consulting services, Augusta Technologie and asknet are listed on the Frankfurt Stock Exchange, and Transtec is listed on the Stuttgart Stock Exchange. From 1999 to 2001, Mr. Krueger was Managing Director of HVB Offene Unternehmenbeteiligungs AG, a private equity firm owned by HypoVereinsbank AG (an affiliate of Unicredit Group).

Carl Pavarini, Ph.D. has served as one of our directors since April 2005. Since 1999, Dr. Pavarini has been an advisor to technology-based companies in the telecommunications, Internet infrastructure, optical components and applications software industries. In addition, he has served as an adjunct professor at Rensselaer Polytechnic Institute since 1999 and at Stevens Institute of Technology since 2000. From 1973 to 1999, Dr. Pavarini served in a variety of research and development and then business management capacities, including Vice President, at AT&T Inc. and, following its spin-off from AT&T, at Lucent Technologies Inc., a provider of telecommunication systems and services.

James D. Sanger has served as one of our directors since June 2004. He has been a Partner of ABS Ventures, a venture capital firm, since February 2004. From 2000 to January 2004, he served in various capacities at Deutsche Bank, including as a Managing Director of DB Capital Venture Partners, a venture capital affiliate of Deutsche Bank. Mr. Sanger is a director of two privately held companies, Island Data Corporation, a provider of analytics solutions for global online enterprises, and Persystent Technologies Corporation, an enterprise software company.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Compensation Committee Interlocks and Insider Participation

None of the executive officers serves, or served during 2008, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving as members of our board of directors or compensation committee. None of the members of the compensation committee has ever been one of our employees.

Board of Directors

Composition

The board of directors currently consists of nine members. All of the directors other than Robert Cobuzzi and David Henshall were elected pursuant to the board composition provisions of an investor rights agreement among our company and individuals and entities that, as of August 31, 2009, held all of the outstanding shares of convertible preferred stock and 2,287,021 shares of common stock. Upon the completion of this offering, the board composition provisions of the investor rights agreement will terminate and there will be no further contractual obligations regarding the election of directors. Directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of amendments to our charter and by-laws that will become effective upon the completion of this offering, the board will be divided into three classes, with the classes serving for staggered three-year terms. The initial members of the classes will be as follows:

•	the class I directors will be Ivan Farneti, Adam Greene and Carl Pavarini and their terms will expire at the annual meeting of stockholders to be held in 2010;

•	the class II directors will be David Henshall, Thomas Krueger and James Sanger and their terms will expire at the annual meeting of stockholders to be held in 2011; and

•	the class III directors will be Richard Brekka, Robert Cobuzzi and Jaime Ellertson and their terms will expire at the annual meeting of stockholders to be held in 2012.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our charter and by-laws will, effective upon the completion of this offering, provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors.

Director Independence

Under Rule 4350 of the NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act. Under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board or any other board committee (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (b) be an affiliated person of the listed company or any of its subsidiaries.

In June 2008, the board of directors preliminarily reviewed the independence of each director. The Board expects to complete its review of directors’ independence by           2009. Based upon information

requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board preliminarily determined that none of Robert Cobuzzi, Ivan Farneti, David Henshall, Thomas Krueger, Carl Pavarini and James Sanger, representing six of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The board also preliminarily determined that Messrs. Cobuzzi, Henshall and Sanger, who comprise our audit committee, Messrs. Brekka, Farneti and Pavarini, who comprise the compensation committee, collectively and Messrs. Brekka, Greene and Krueger, who comprise our nominating and corporate governance committee, satisfy the applicable independence standards for such committees established by SEC rules and the NASDAQ Marketplace Rules. In making such preliminary determinations, the board considered the relationships that each non-employee director has with our company and all other facts and circumstances the board deemed relevant in determining the director’s independence, including the number of shares of common stock beneficially owned by the director. Under applicable NASDAQ Marketplace Rules, each of the board’s three standing committees must be comprised of a majority of independent directors within ninety days after the date of this prospectus and must consist solely of independent directors within one year after the date of this prospectus. As a result, the board expects that it will need to identify an independent director to succeed either Mr. Brekka or Mr. Greene on the nominating and corporate governance committee within ninety days after the date of this prospectus. In addition, the board anticipates that it will be required to identify independent directors to succeed Mr. Brekka on the compensation committee and both Mr. Brekka and Mr. Greene on the nominating and corporate governance committee within one year after the date of this prospectus.

Committees

The board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee

The members of the audit committee are Robert Cobuzzi, David Henshall and James Sanger. Mr. Cobuzzi chairs the audit committee. Each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the NASDAQ Marketplace Rules. The board of directors has determined that Mr. Cobuzzi is an “audit committee financial expert” as defined in applicable SEC rules. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing our annual and quarterly consolidated financial statements and related disclosures with management and the registered public accounting firm;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management; and

•	reviewing and approving or ratifying any related-person transactions.

Compensation Committee

The members of the compensation committee are Richard Brekka, Ivan Farneti and Carl Pavarini. Mr. Brekka chairs the compensation committee. The purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation of executive officers. Specific responsibilities of the compensation committee include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of the chief executive officer and other executive officers;

•	overseeing an evaluation of executive officers;

•	overseeing and administering cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Richard Brekka, Adam Greene, and Thomas Krueger. Mr. Brekka chairs this committee. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors and to each of the board committees;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

Corporate Governance Guidelines

We expect that, prior to the completion of this offering, the board of directors will adopt corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and stockholders. These guidelines would establish a framework for the conduct of the board’s business and, in particular, provide that:

•	the board’s principal responsibility is to oversee the management of our company;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors will be expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees shall conduct self-evaluations to determine whether they are functioning effectively.

Director Compensation

Our current director compensation policies and objectives have been developed and implemented by the board of directors while we have been a private company. Prior to June 2008 we had never paid cash compensation to any director for service as a member of the board or any board committee and had granted an equity award to only one director, Carl Pavarini who was granted an option in May 2005 to purchase 45,734 shares of common stock as compensation for service as a director. Dolphin Equity Partners, which beneficially owns 39% of the outstanding common stock as of August 31, 2009, nominated Adam Greene for election to the board in November 2007 pursuant to board composition rights under the existing investor rights agreement to which our company is a party. Pursuant to an agreement with Dolphin Equity Partners, Mr. Greene receives from Dolphin Equity Partners annual retainer fees for his service on the board and any committee, as well as a meeting fee for each board or committee meeting in which he participates.

In March 2008, in anticipation of our becoming a public company, the compensation committee determined that it was advisable for us to implement new arrangements for the compensation of directors who are not employed by us or any of our subsidiaries. The compensation committee engaged Pearl Meyer & Partners as a compensation consultant to provide advice and resources to the compensation committee with respect to the aggregate level of our director compensation as well as the mix of elements to be used to compensate non-employee directors. We had not previously engaged, or otherwise conducted business with, Pearl Meyer, although the compensation committee engaged Pearl Meyer at the same time, as described under “Executive Compensation — Compensation Discussion and Analysis” below, to provide consultation services regarding our executive compensation program. The primary objectives of the compensation committee with respect to director compensation were to:

•	align the incentives of the directors with the long-term interests of stockholders;

•	attract, retain and motivate directors who will make important contributions to company performance and oversight; and

•	compensate directors adequately for their time and effort.

In structuring compensation arrangements for non-employee directors, the compensation committee concluded that, in order for us to attract and retain high-quality directors, it was essential that we offer compensation packages competitive with those of companies of similar size, in similar industries or markets, and at the same stage of maturity as our company. Prior to March 2008, neither the board nor the compensation committee compiled or reviewed compensation levels at comparable companies in establishing compensation for directors. Therefore, when determining competitive compensation for directors, the compensation committee reviewed information for a number of comparable companies, including the companies identified by Pearl Meyer, which consisted of the nine companies identified as the “recent-IPO comparable group” described under “— Executive Compensation — Compensation Discussion and Analysis” below.

In assessing director compensation, the compensation committee focused on cash compensation in the form of annual retainers and equity compensation in the form of stock options. The compensation committee noted that it is common for public companies to provide cash compensation to non-employee directors based on a mix of retainers and meeting fees, but that it was not a prevalent practice among the comparable companies. The compensation committee determined that meeting fees were not necessary to attract and motivate high-quality directors and that omitting such fees from the compensation arrangements would help ensure that incremental meeting costs would not play any role in determining if and when a board or committee meeting was desirable.

Following a comparison of director compensation to data collected with respect to the comparable companies, the compensation committee sought to establish aggregate director compensation slightly less than the level recommended by Pearl Meyer and than the median level for the comparable companies. The compensation committee concluded that this level of compensation would help us limit the aggregate amount of director compensation while still being consistent with the objectives of the director compensation.

The following summarizes the terms of the compensatory arrangements with non-employee directors effective June 2008. Each non-employee director is entitled to the following:

•	Annual retainer fees for service on the board:

Chairman of the Board	$40,000
Other members of the board	20,000

•	Additional annual retainer fees for board committee service:

Chair of audit committee	$10,000
Other members of audit committee	5,000
Chair of compensation committee	5,000
Other members of compensation committee	2,500
Chair of nominating and corporate governance committee	1,500
Other members of nominating and corporate governance committee	750

•	Stock option grant, upon joining the board, exercisable to purchase 25,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

•	Stock option grant, as of each annual stockholder meeting, exercisable to purchase 10,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

Robert Cobuzzi and David Henshall are our only outside directors and therefore are the only directors entitled to compensation described above. The following table summarizes the compensation paid or accrued by us to our outside directors for 2008:

Director Compensation Table for Year Ended December 31, 2008

Fees Earned
or Paid
Name	in Cash

Robert J. Cobuzzi	$17,500
David J. Henshall	14,583

Initially the director compensation policy contemplated that each new outside director joining the board after April 1, 2008 and prior to the completion of this offering would be entitled to receive upon completion of this offering, a stock option exercisable to purchase 25,000 shares of common stock at a price equal to the price to public in this offering. In light of a delay in the timing of this offering, the board determined in June 2009 to make initial option grants to Messrs. Cobuzzi and Henshall rather than waiting for completion of this offering. Each of Messrs. Cobuzzi and Henshall received an option to purchase 25,000 shares of common stock at a purchase price of $4.61, which the board determined to be not less than the fair market value of the common stock.

Dolphin Equity Partners, which beneficially owns 39% of the outstanding common stock as of August 31, 2009, nominated Adam Greene for election to the board in November 2007 pursuant to board composition rights under the existing investor rights agreement to which our company is a party. Pursuant to an agreement with Dolphin Equity Partners, Mr. Greene receives from Dolphin Equity Partners annual retainer fees for his service on the board and any committee, as well as a meeting fee for each board or committee meeting in which he participates. Under these arrangements, Mr. Greene earned cash compensation from Dolphin Equity Partners totaling $4,000 for November and December 2007, $25,000 for 2008 and $12,500 for the six months ended June 30, 2009.

Executive Compensation

Compensation Discussion and Analysis

Overview

Our executive compensation policies and objectives are developed and implemented by the compensation committee. The compensation committee oversees our executive compensation programs and equity plans, including compensation decisions relating to the executive officers. During the period covered by the following discussion and analysis, the compensation committee consisted of Richard Brekka, Ivan Farneti, Thomas Krueger and James Sanger.

Prior to 2008, our compensation program and the process by which it was developed were less formal than those that we have employed in 2008 and 2009 and that we intend to employ in future years as a public company. For years prior to 2008, the compensation committee received, and relied in part upon, recommendations relating to executive compensation decisions from the chief executive officer. Prior to 2008, neither the board of directors nor the compensation committee retained a compensation consultant to review our policies and procedures relating to executive compensation.

Information Regarding 2008

In 2008, the compensation committee engaged Pearl Meyer & Partners as a compensation consultant to review our executive compensation program and to provide advice and resources to the compensation committee with respect to the aggregate level of executive compensation as well as the mix of elements used to compensate our executive officers. At the same time, the compensation committee engaged Pearl Meyer to review our director compensation program as described under “Director Compensation.” We had not previously engaged the services of Pearl Meyer.

In March 2008, the compensation committee reviewed compensation levels for executive officers against compensation levels at the companies in two groups of comparable companies identified by Pearl Meyer and approved by the compensation committee. Pearl Meyer employed a rules-based process to identify and select companies with similar business models, service offerings, annual revenues and enterprise values. Based on these selection criteria, the following companies were included in the first industry comparable company group for fiscal 2008: Art Technology Group, Inc., comScore, Inc., Concur Technologies, Inc., Constant Contact, Inc., Greenfield Online, Inc., Kenexa Corp., Keynote Systems, Inc. Omniture, Inc., SuccessFactors, Inc., Synchronoss Technologies, Inc., Taleo Corp., Ultimate Software Group, Inc. and Vocus, Inc. In 2007, this group had median annual revenue of $119.9 million. Pearl Meyer also selected a second comparable company group, which consisted of companies that had consummated initial public offerings between January 1, 2006 and January 1, 2008. This group consisted of six companies in the first group and three additional technology companies: comScore, Inc., Constant Contact, Inc., DemandTec, Inc., NetSuite, Inc., Omniture, Inc., PROS Holdings, Inc., SuccessFactors, Inc., Synchronoss Technologies, Inc. and Vocus, Inc. In 2007, this group had median annual revenue of $55.5 million.

The compensation committee sought to establish compensation packages for executive officers that generally were in line with the median of the compensation packages provided by the identified comparable companies, with potential upside for better-than-planned performance.

Information Regarding 2009

In 2009, the compensation committee re-engaged Pearl Meyer & Partners as a compensation consultant to review our executive compensation program and to provide advice and resources to the compensation committee with respect to the aggregate level of executive compensation as well as the mix of elements used to compensate our executive officers. In the future, we expect that the compensation committee will continue to engage a compensation consulting firm to provide advice and resources in connection with our executive compensation programs.

In August 2009, the compensation committee reviewed compensation levels for executive officers against compensation levels at the companies in two groups of comparable companies identified by Pearl Meyer and approved by the compensation committee. Pearl Meyer employed a rules-based process to identify and select companies with similar business models, service offerings, annual revenues and enterprise values. Based on these selection criteria, the following companies were included in the first industry comparable company group for fiscal 2009: Art Technology Group, Inc., comScore, Inc., Concur Technologies, Inc., Constant Contact, Inc., Kenexa Corp., Keynote Systems, Inc. Omniture, Inc., SuccessFactors, Inc., Synchronoss Technologies, Inc., Taleo Corp., Ultimate Software Group, Inc. and Vocus, Inc. In 2008, this group had median annual revenue of $141.0 million. Pearl Meyer also selected a second comparable company group, which consisted of companies that had consummated initial public offerings between January 1, 2007 and July 1, 2009. This group consisted of three companies in the first group and seven additional technology companies: comScore, Inc., Constant Contact, Inc., DemandTec, Inc., LogMeIn, Inc., OpenTable, Inc., NetSuite, Inc., PROS Holdings, Inc., Rosetta Stone Inc., SolarWinds, Inc. and SuccessFactors, Inc. In 2008, this group had median annual revenue of $90.2 million.

The compensation committee sought to establish compensation packages for executive officers that generally were in line with the median of the compensation packages provided by the identified comparable companies, with potential upside for better-than-planned performance.

Executive Compensation Objectives and Philosophy

Our compensation philosophy is to provide compensation to each executive officer that is commensurate with the executive officer’s position and experience and that furnishes incentives sufficient for the executive officer to meet and exceed short- and long-term company goals set by the board of directors. In addition, our executive compensation programs are intended to provide significant motivation for executive officers to remain in our employ unless and until the board finds that retention of the executive officer is no longer in line with our goals. We believe our executive compensation programs also should foster loyalty to us and cooperation and teamwork among executive officers.

Based on this philosophy, the primary objectives of the board and the compensation committee with respect to executive compensation are to:

•	attract, retain and motivate executive officers who will make important contributions to the achievement of our business objectives; and

•	align the incentives of the executive officers with the creation of value for stockholders.

While the manner in which we implement our philosophy and seek to attain our objectives may change, we believe the basic underlying tenets of our executive compensation practices are sound and will remain constant from year to year.

Components of Executive Compensation Program

Our executive compensation program consists of three key components, each of which is intended to serve the overall compensation philosophy: base salary, an annual performance bonus and stock incentive awards. In addition, we provide executive officers with customary employee benefits, which are primarily intended to maintain our competitive position in retaining and attracting executive talent. Each of these components is discussed in greater detail below.

We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. The existing mix for each executive officer is a result of case-by-case decisions, often made in the context of employment negotiations when hiring a specific executive officer. Going forward, we will continue to use these elements of compensation and will target a mix of pay that is in line with the mix paid by other companies in our industry and region that compete with us for executive talent. We recognize, however, that we may need to alter the mix of compensation to achieve particular goals, such as preserving cash or reducing equity dilution. In general, we intend to establish cash compensation targets based primarily on benchmarking data and individual performance, and to provide annual equity grants based on benchmarking data, individual performance, pre-existing equity ownership percentage and the amount of vested equity ownership.

Base Salaries.

We use base salaries to compensate executive officers for performing assigned job functions, taking into consideration the executive officer’s tenure, skills and experience. In the past, the base salary of an executive officer typically has been specified in an offer letter delivered at the outset of employment and the board of directors and compensation committee have endeavored to set base salaries to be competitive with salaries paid by other companies in our industry and region that compete with us for executive talent. While the compensation committee did not engage consultants to compile comparative surveys or data prior to 2008, the committee believes that base salaries of executive officers have been within competitive norms. None of the executive officers has an employment agreement that provides for automatic or scheduled increases in base salary. Going forward, we expect that the compensation committee will continue to engage a compensation consulting firm to provide advice and resources to evaluate each executive officer’s base salary for adjustment based on an assessment of individual performance and general compensation trends in our industry.

While the compensation committee envisions using objective market data as a starting point for determining the appropriate compensation for executive officers, the committee recognizes that there could be circumstances that warrant deviation from the data. For positions for which there are no comparative data, the compensation committee considers internal equity, individual performance, difficulty of replacement, special retention requirements, tenure and institutional knowledge. One type of situation that typically requires special consideration is that of newly hired executive officers. Our executive officers commenced their employment as follows:

Name	Title	Commencement

Bruce R. Reading	Senior Vice President, Worldwide Field Operations	January 2004
Jaime W. Ellertson	Chief Executive Officer and President	December 2005
Imad Mouline	Chief Technology Officer	January 2006
Richard M. Darer	Chief Financial Officer, Senior Vice President and Treasurer	April 2006
Edward F. Murray	Senior Vice President, Research & Development and Network Operations	September 2007
Eric L. Schurr	Senior Vice President, Marketing	December 2008
Elliot J. Mark	General Counsel and Secretary	May 2009

Base salaries for these executive officers initially were set during employment negotiations. At the time of hire, we believed, and continue to believe, that the executive officers who were hired would be an asset to our company then and in the future. The compensation paid to them, regardless of its comparison to market practice, was necessary to secure their employment. Due to the timing of the hirings, the base salaries of Messrs. Ellertson, Mouline and Darer were not subject to adjustment until 2007.

For 2007, the compensation committee determined, in accordance with the recommendation of management, that the base salary of each executive officer should remain unchanged from 2006, which effectively increased the amount of funds we had available to grow our business.

Pearl Meyer’s review of executive compensation in 2008 indicated that the base salaries of Messrs. Ellertson, Murray and Reading were above the median of the base salaries provided by the identified comparable companies and the base salaries of Messrs. Darer and Mouline were below that median. As a result, the compensation committee determined, in accordance with the recommendation of management, that the base salaries of Messrs. Ellertson, Murray and Reading should remain unchanged; the base salary of Mr. Darer should be increased to $210,000, an increase of 5% over 2007; and the base salary of Mr. Mouline should be increased to $200,000 (effective June 1, 2008), an increase of 11%.

For 2009, the compensation committee determined, in accordance with the recommendation of management, that the base salary of each executive officer should remain unchanged from 2008.

Cash Bonuses.

Each year the compensation committee establishes a cash incentive bonus plan for executive officers providing for annual cash incentive bonus payments. The cash incentive bonuses are intended to compensate executive officers for the achievement of specific business objectives, increased operating profitability, financial goals including bookings, revenue and income targets, and individual objectives established by the compensation committee. The chief executive officer recommends to the compensation committee individual objectives for the other executive officers.

The 2007 Executive and Management Incentive Plan, which we refer to as the 2007 Incentive Plan, was approved by the compensation committee in January 2007. The performance metrics of the 2007 Incentive Plan, and the reasons for their selection, were as follows:

•	revenue is a general indicator of the health of our business;

•	total new bookings, which is defined as the total bookings from new customers plus the amount of increased bookings from existing customers, reflects, for an on-demand business model such as ours, the level of future revenue increases to be expected;

•	total bookings reflects not only bookings from new customers and growth in bookings from existing customers but also bookings from renewals and professional services;

•	cash on hand at year end depicts the strength or weakness of free cash flow, which is a non-GAAP measure used by management to track business performance and calculated as cash flow from operating activities less purchases or property and equipment and capitalization of software development costs;

•	EBITDA, which is a non-GAAP measure used by management to track business performance and calculated as earnings before income taxes, depreciation and amortization, is a proxy for free cash flow but has the advantage of being easier to forecast;

•	quality is defined as the ability to deliver new on-demand versions of our service without significant application code errors, or bugs, and the timely resolution of all problems causing service interruptions; and

•	management objectives, which are individual goals recommended to the compensation committee by the chief executive officer.

Each of these performance metrics was weighted differently for each executive officer based on his duties. The following table sets forth the percentage of each executive officer’s target bonus under the 2007 Incentive Plan that was dependent on each performance metric:

	2007 Performance Metrics
				Cash on
		Total New	Total	Hand at			Management
Name	Revenue	Bookings	Bookings	Year End	EBITDA	Quality	Objectives	Total

Jaime W. Ellertson	20%	30%	10%	10%	20%	10%	—%	100%
Richard M. Darer	20	20	15	10	25	—	10	100
Imad Mouline	—	20	20	—	20	20	20	100
Edward F Murray	—	20	20	—	20	20	20	100
Bruce R. Reading	10	35	25	10	10	—	10	100

The table below reflects, for each named executive officer, the target incentive under the 2007 Incentive Plan for each performance metric:

	2007 Performance Metrics
				Cash on
		Total New	Total	Hand at			Management
Name	Revenue	Bookings	Bookings	Year End	EBITDA	Quality	Objectives	Total

Jaime W. Ellertson	$20,000	$30,000	$10,000	$10,000	$20,000	$10,000	$—	$100,000
Richard M. Darer	13,000	13,000	9,750	6,500	16,250	—	6,500	65,000
Bruce R. Reading	10,000	35,000	25,000	10,000	10,000	—	10,000	100,000
Imad Mouline	—	4,000	4,000	—	4,000	4,000	4,000	20,000
Edward F. Murray	—	13,000	13,000	—	13,000	13,000	13,000	65,000

The bonus plan financial targets in the 2007 Incentive Plan generally conformed to the financial metrics contained in the internal business plan adopted by the board. For 2007, the target bonus under the 2007 Incentive Plan as a percentage of base salary for each executive officer was 18% for Mr. Ellertson, 32.5% for Mr. Darer, 11% for Mr. Mouline, 30.2% for Mr. Murray and 50% for Mr. Reading.

Under the 2007 Incentive Plan, bonuses based on the metrics set forth above are to be paid out based on achievement of a minimum threshold as indicated above, and a portion of the total target cash incentive of each executive officer is tied to each of the metrics. If the actual result as a percentage of the target metric was above the minimum threshold, the payout will be equal to the percentage achievement multiplied by the portion of each executive officer’s total bonus target assigned to the metric. There is no cap on overachievement, except that payouts for cash on hand at year end and for EBITDA are capped at 200% of the target metric.

Individual performance goals were tied to the particular area of expertise of the executive officer and his performance in attaining those goals relative to external forces, internal resources utilized and overall individual effort. The compensation committee relied in part on individual goals recommended by Mr. Ellertson, whose performance metrics did not include individual goals. Mr. Darer’s individual goals in 2007 included building the accounting and finance group in preparation for this offering. Mr. Mouline’s individual goals included our release of four new services. Mr. Murray’s individual goals included building network operations and engineering terms to support delivery of our services. Mr. Reading’s individual goals included hiring an inside sales team and growing channel and international distribution.

Bonus payments under the 2007 Incentive Plan were subject to final review and authorization by the compensation committee. The following table sets forth the targets and minimum thresholds for each component of the 2007 Incentive Plan, and indicates whether the target was met.

Component	Target	Threshold	Target Achieved

Revenue	$31,000,000	90%	Yes
Total new bookings	13,030,000	80	Yes
Total bookings	33,000,000	90	Yes
Cash on hand at year end	8,500,000	90	Yes
EBITDA	1,875,000	80	No
Quality	—	80	Yes

The compensation committee considered and approved bonus payments under the 2007 Incentive Plan in April 2008. The compensation committee noted that during 2007 the board had determined that hiring of sales and operations personnel should be accelerated in order to grow and support our business and that this increased spending was a key reason why the EBITDA target had not been achieved. The compensation committee therefore calculated the 2007 bonuses on an actual basis for the EBITDA target, provided that no executive officer could, as a result of the elimination of the 80% threshold, receive a bonus greater than 90% of his target bonus. Applying the methodology of the 2007 Incentive Plan as adjusted with respect to the EBITDA target, the compensation committee determined that each executive officer earned a bonus equal to 90% of his target bonus for 2007. See “— Summary Compensation Table” below.

2008 Executive and Management Incentive Plan.  The 2008 Executive and Management Incentive Plan, which we refer to as the 2008 Incentive Plan, was approved by the compensation committee in April 2008. The performance metrics of the 2008 Incentive Plan, and the reasons for their selection, were as follows:

•	revenue is a general indicator of the health of our business;

•	total new bookings, which is defined as the total bookings from new customers plus the amount of increased bookings from existing customers, reflects, for an on-demand business model such as ours, the level of future revenue increases to be expected;

•	total bookings reflects not only bookings from new customers but growth in bookings from existing customers but also bookings from renewals and professional services;

•	free cash flow is a non-GAAP measure used by management to track business performance and is calculated as cash flow from operating activities less purchases or property and equipment and capitalization of software development costs;

•	pro forma operating income is a non-GAAP measure used by management to track business performance and is calculated as operating income less stock-based compensation expense and amortization of intangibles related to acquisitions;

•	quality is defined as the ability to deliver new on-demand versions of our service without significant application code errors, or bugs, and the timely resolution of all problems causing service interruptions; and

•	management objectives, which are individual goals recommended to the compensation committee by the chief executive officer.

Each of these performance metrics was weighted differently for each executive officer based on his duties. The following table sets forth the percentage of each executive officer’s target bonus under the 2008 Incentive Plan that was dependent on each performance metric:

	2008 Performance Metrics
					Pro Forma
		Total New	Total	Free Cash	Operating		Management
Name	Revenue	Bookings	Bookings	Flow	Income	Quality	Objectives	Total

Jaime W. Ellertson	20%	30%	10%	10%	20%	10%	—%	100%
Richard M. Darer	20	15	15	15	15	—	20	100
Imad Mouline	—	15	15	—	20	30	20	100
Edward F. Murray	—	15	15	—	20	30	20	100
Bruce R. Reading	15	40	25	10	10	—	0	100

The table below reflects, for each named executive officer, the target incentive under the 2008 Incentive Plan for each performance metric:

	2008 Performance Metrics
				Cash on	Pro Forma
		Total New	Total	Free Cash	Operating		Management
Name	Revenue	Bookings	Bookings	Flow	Income	Quality	Objectives	Total

Jaime W. Ellertson	$20,000	$30,000	$10,000	$10,000	$20,000	$10,000	$—	$100,000
Richard M. Darer	18,000	13,500	13,500	13,500	13,500	—	18,000	90,000
Imad Mouline	—	4,500	4,500	—	6,000	9,000	6,000	30,000
Edward F. Murray	—	12,750	12,750	—	17,000	25,500	17,000	85,000
Bruce R. Reading	15,000	40,000	25,000	10,000	10,000	—	0	100,000

The bonus plan financial targets in the 2008 Incentive Plan generally conformed to the financial metrics contained in the internal business plan adopted by the board. For 2008, the target bonus under the 2008 Incentive Plan as a percentage of base salary for each executive officer was 18% for Mr. Ellertson, 43% for Mr. Darer, 15% for Mr. Mouline, 40% for Mr. Murray, and 50% for Mr. Reading.

Under the 2008 Incentive Plan, bonuses based on the metrics set forth above are to be paid out based on achievement of a minimum threshold as indicated above, and a portion of the total target cash incentive of each executive officer is tied to each of the metrics. If the actual result as a percentage of the target metric was above the minimum threshold, the payout will be equal to the percentage achievement multiplied by the portion of each executive officer’s total bonus target assigned to the metric. There is no cap on overachievement, except that payouts for free cash flow and pro forma operating income are capped at 200% of the target metric and payments for quality and individual management objectives are capped at 100% of the target metric.

Individual performance goals were tied to the particular area of expertise of the executive officer and his performance in attaining those goals relative to external forces, internal resources utilized and overall individual effort. The compensation committee relied in part on individual goals recommended by Mr. Ellertson, whose performance metrics did not include individual goals. Mr. Darer’s individual goals in 2008 included building the accounting and finance group in preparation for this offering. Mr. Mouline’s individual goals included our release of new services. Mr. Murray’s individual goals included managing network operations and engineering teams to support delivery of our services. Mr. Reading’s individual goals included growing the inside sales team and expanding channel and international distribution.

Bonus payments under the 2008 Incentive Plan were subject to final review and authorization by the compensation committee. The following table sets forth the targets and minimum thresholds for each component of the 2008 Incentive Plan, and indicates whether the target was met.

Component	Target	Threshold	Target Achieved

Revenue	$47,000,000	90%	Yes
Total new bookings	25,724,000	80	No
Total bookings	61,800,000	90	Yes
Free cash flow	5,800,000	90	No
Pro forma operating income	1,000,000	80	Yes
Quality	—	80	No

The compensation committee considered and approved bonus payments under the 2008 Incentive Plan in April 2009. The participants achieved the minimum thresholds for revenue, total bookings and pro forma operating income for 2008, but did not meet the threshold for total new bookings or free cash flow. The compensation committee noted that, for the first nine months of 2008, each of total new bookings and free cash flow exceeded the applicable threshold percentage of the amount contemplated by our internal business plan for that period. In the fourth quarter of 2008, however, economic weakness and constrained IT spending adversely affected our new bookings, with the result that our total new bookings in 2008 did not meet the 80% threshold set forth in the 2008 Incentive Plan. Moreover, the slowness in total new bookings resulted in our free cash flow being less than the minimum threshold.

The compensation committee also reviewed the quality metric and determined that we had delivered new versions of our service consistent with the requirements of the 2008 Incentive Plan, although the timing of releases had been deferred in order to ensure the quality of the releases.

In light of our actual operating and operational results for 2008, and giving consideration to the impact of the unanticipated economic turmoil during the fourth quarter of 2008, the compensation committee initially determined that each participant would receive a bonus equal to 70% of his target bonus. Upon the recommendation of Mr. Ellertson, however, $10,000 of the bonus that otherwise would have been payable to Mr. Ellertson instead was allocated to the other participants. As a result, the participants received the following percentages of their target bonuses for 2008: Mr. Ellertson, 60%; Mr. Darer, 74%; Mr. Mouline, 77%; Mr. Murray, 72%; and Mr. Reading, 72%. See “— Summary Compensation Table” below.

2009 Executive and Management Incentive Plan.  The 2009 Executive and Management Incentive Plan, which we refer to as the 2009 Incentive Plan, was approved by the compensation committee in February 2009. The performance metrics of the 2009 Incentive Plan, and the reasons for their selection, were as follows:

•	revenue is a general indicator of the health of our business;

•	total new bookings, which is defined as the total bookings from new customers, reflects, for an on-demand business model such as ours, the level of future revenue increases to be expected;

•	total bookings reflects not only bookings from new customers but growth in bookings from existing customers but also bookings from renewals and professional services;

•	free cash flow is a non-GAAP measure used by management to track business performance and is calculated as cash flow from operating activities less purchases or property and equipment and capitalization of software development costs;

•	pro forma operating income is a non-GAAP measure used by management to track business performance and is calculated as operating income less stock-based compensation expense and amortization of intangibles related to acquisitions;

•	customer satisfaction/net promoter score is defined as the achievement of overall customer satisfaction goals and improvement in the number of customers which state they would recommend Gomez as a vendor; and

•	management objectives, which are individual goals recommended to the compensation committee by the chief executive officer.

The compensation committee believes that revenue, free cash flow and pro forma operating income are metrics often used by security analysts, investors and other interested parties in the evaluation of on-demand and other software companies. Each of these performance metrics will be weighted individually for each executive officer, based on his or her duties.

Long-Term Equity Incentives.  Our equity award program is the primary vehicle for offering long-term incentives to our employees, including our executive officers. Our equity awards to executive officers have been made solely in the form of stock options and, prior to this offering, our executive officers were eligible to participate in our 2005 Stock Incentive Plan. Following the completion of this offering, we will grant our executive officers stock-based awards solely pursuant to the 2008 Stock Incentive Plan, or the 2008 Stock Plan, which will become effective upon the completion of this offering. Under the 2008 Stock Plan, executive officers will be eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of the compensation committee.

Although we do not have any equity ownership guidelines for executive officers, we believe that equity awards provide executive officers with an incentive to focus on our long-term performance, create an ownership culture among our management team and our employees, and align the interests of executive officers with those of stockholders. In addition, the vesting feature of equity awards is designed to further our objective of executive retention by providing an incentive to executive officers to remain in our employ during the vesting period. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of executive officers are aligned with the creation of value for stockholders.

To date, stock option grants have been approved by the board of directors. Following this offering, the compensation committee will be responsible for equity award grants, pursuant to authority to be delegated by the board. Grants of equity awards, including those to executive officers, are granted based on the fair market value of the common stock on the date of grant. We generally have granted stock options to executive officers upon their hire and from time to time at the discretion of the board, consistent with our incentive compensation program objectives. In determining the size of stock option grants to executive officers in 2007, the board considered our overall performance, the applicable executive officer’s performance, the achievement of certain strategic initiatives, the amount of equity previously awarded to the executive officer, the vesting of such awards and recommendations from the chief executive officer.

In December 2007, the board approved stock option grants to reestablish or bolster incentives to retain employees, including executive officers who had been employed by us for a significant time. In making the December 2007 grants, the board determined that overall company performance was strong in 2006 and 2007 and reviewed and considered the individual performances of the executive officers. In addition, the board considered the portion of the prior equity grants that had not yet vested and their value as a retention tool. In the case of all of our executive officers, a large portion of their prior option grants had vested as of December 2007. As a result, in December 2007, the board granted options to Messrs. Ellertson, Darer, Mouline and Reading to purchase 190,000, 45,000, 40,000 and 50,000 shares, respectively. Mr. Murray commenced employment in September 2007 and received his initial grant of options to purchase 205,000 shares in December 2007.

Typically, the stock options we grant to our executive officers vest over four years, 25% one year from the date of grant and 6.25% quarterly thereafter. The options we granted to Messrs. Ellertson, Darer, Reading and Mouline in December 2007 vest over two and a half years, 37.5% on the date of grant and 6.25% quarterly thereafter, reflecting their performance in 2007 and the amount and vesting of their outstanding equity holdings at year-end 2007. Options generally expire ten years following the date of grant, subject to earlier expiration upon termination of employment.

In November 2008, the board approved stock option grants to reestablish or bolster incentives to retain employees, including executive officers who had been employed by us for a significant time. In making the November 2008 grants, the board determined that overall company performance was strong in 2008, and reviewed and considered the individual performances of the executive officers. In addition, the board considered the portion of the prior equity grants that had not yet vested and their value as a retention tool. As a result, in November 2008, the board granted options to Messrs. Ellertson, Darer, Mouline, Murray and Reading to purchase 249,618, 40,000, 36,850, 86,000 and 25,000 shares, respectively.

The options we granted to Messrs. Ellertson, Mouline and Murray in November 2008 vest on a quarterly basis over four years, 6.25% each quarter commencing January 2009. The options we granted to Messrs. Darer and Reading in November 2008 vest over four years, 25% on the anniversary of the date of grant and 6.25% quarterly thereafter, subject to the attainment of certain performance goals during 2009. Options generally expire ten years following the date of grant, subject to earlier expiration upon termination of employment.

At the discretion of the compensation committee, we expect to continue to grant annually new equity awards to executive officers and other employees consistent with our overall incentive compensation program objectives. In determining the size of future equity grants, we expect that the board and the compensation committee will consider comparative share ownership of executives of comparable companies for similar positions, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management. The benchmarking data provided by Pearl Meyer for 2008 and 2009 indicate that our executive officers as a group have a level of equity participation slightly below the median level of the comparable companies. We are seeking to increase the equity participation of our executive officers over a three-year period as a component of our overall executive compensation program.

Following the completion of this offering, the exercise price of any stock option will be equal to the closing sale price of the common stock on The NASDAQ Global Market on the date of grant.

Benefits and Other Compensation.  Each of our executive officers is eligible to participate in our employee benefits programs on the same terms as non-executive employees, including our medical and dental insurance, life and disability insurance, 401(k) and maternity and paternity leave plans, employee assistance program and standard company holidays.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a company to its chief executive officer or any of its four other most highly paid executives. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned during the applicable years by the named executive officers, who consist of (a) Jamie Ellertson, our chief executive officer, (b) Richard Darer, our chief financial officer, and (c) the three other most highly compensated executive officers.

				Non-Equity
			Option	Incentive Plan
			Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	Total ($)

Jaime W. Ellertson	2008	$550,000	$118,334	$60,000	$728,334
Chief Executive Officer and President	2007	550,000	147,255	90,000	787,255
Richard M. Darer	2008	205,833	64,070	67,000	336,903
Chief Financial Officer, Senior Vice President and Treasurer	2007	200,000	69,001	58,500	327,501
Bruce M. Reading	2008	200,000	25,320	72,000	297,320
Senior Vice President, Worldwide Field Operations	2007	200,000	35,566	90,000	325,566
Imad Mouline	2008	200,000	34,045	23,000	257,045
Chief Technology Officer	2007	180,000	39,380	18,000	237,380
Edward F. Murray	2008	215,000	87,420	61,500	363,920
Senior Vice President, Engineering	2007	191,667	4,759	16,829	213,255

(1)	These amounts are calculated by allocating the dollar amount of stock-based compensation recognized for financial statement reporting purposes, as calculated under SFAS No. 123R on the date of grant, over the vesting period of the stock options, typically four years. For stock options granted prior to 2006, an additional amount is included based on calculations using the modified prospective transition method pursuant to SFAS No. 123R. Under this method, a portion ($34,382 and $51,203, respectively, for the years ended December 31, 2008 and 2007) of the grant date fair value determined under SFAS No. 123R with respect to option awards of Messrs. Ellertson and Reading outstanding on January 1, 2006, the date we adopted SFAS No. 123R, is recognized over those options’ remaining vesting periods. The assumptions we used in valuing the option awards are the same as those set forth in note 2 to the consolidated financial statements appearing at the end of this prospectus. For additional information about the individual option awards reflected in the above table, see “— Grants of Plan-Based Awards.”

(2)	Consists of cash bonuses paid under the annual Incentive Plan for the applicable year, as described under “— Compensation Discussion and Analysis — Components of Executive Compensation Plan — Cash Bonuses.”

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2008 to our named executive officers:

		All Other
		Option Awards:	Exercise or
		Number of	Base Price of	Grant Date
		Securities	Options	Fair Value of
		Underlying	Awards	Option
Name	Grant Date	Options (#)	($/share)(1)	Awards ($)(2)

Jaime W. Ellertson	11/12/08	249,618	$3.62	$386,572
Richard M. Darer	11/12/08	40,000	3.62	61,946
Bruce M. Reading	11/12/08	25,000	3.62	38,716
Imad Mouline	11/12/08	36,850	3.62	57,068
Edward F. Murray	11/12/08	86,000	3.62	133,184

(1)	In determining the exercise price of options granted in November 2008, the compensation committee completed a contemporaneous common stock valuation using the probability-weighted expected return method, which involved analyzing future values under four possible outcomes and then probability-weighting those values. The four outcomes considered were an initial public offering, a sale or merger, continued operation as a private company and dissolution. For additional discussion of our methodology for determining the fair value of common stock, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation.”

(2)	Valuation of these options is based on the aggregate dollar amount of stock-based compensation recognized for financial statement reporting purposes, excluding the impact of estimated forfeitures related to service-based vesting conditions, as calculated in accordance with SFAS No. 123R, over the option terms. The assumptions used for these valuations are the same as those set forth in note 2 to the consolidated financial statements appearing at the end of this prospectus.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding equity awards held by the named executive officers as of December 31, 2008:

	Number of Securities
	Underlying Unexercised		Option	Option
	Options (#)(1)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Jaime W. Ellertson	485,512	242,756	$0.825	12/06/2015
	118,750	71,250	5.46	12/06/2017
	—	249,618	3.62	11/12/2018
Richard M. Darer	92,854	111,426	0.825	3/28/2016
	28,125	16,875	5.46	12/04/2017
	—	40,000	3.62	11/12/2018
Bruce M. Reading	342,854	—	0.825	1/05/2014
	68,792	18,104	0.825	10/07/2015
	33,378	15,173	0.825	1/27/2016
	31,250	18,750	5.46	12/04/2017
	—	25,000	3.62	11/12/2018
Imad Mouline	77,534	43,425	0.825	1/27/2016
	25,000	15,000	5.46	12/04/2017
	—	36,850	3.62	11/12/2018
Edward F. Murray	7,500	22,500	5.46	12/04/2017
	43,750	131,250	5.46	12/04/2017
	—	86,000	3.62	11/12/2018

(1)	The listed stock options were granted under our 2005 Stock Incentive Plan, except that the stock option of Mr. Reading terminating on January 5, 2014 was granted under our Stock Plan adopted in 2001. For each stock option, 25% of the shares vest after 1 year and the balance vest ratably over the following 3 years, except that (a) the stock options of Messrs. Ellertson, Darer, Reading and Mouline terminating on December 6, 2017 vest over 30 months, with 37.5% of the shares vested upon grant and the balance vesting ratably over the following 10 quarters, (b) the stock option of Mr. Reading terminating on January 5, 2014 vested over 3 years, and (c) the stock options of Messrs. Darer and Reading terminating on November 12, 2018 vest subject to certain performance criteria.

Option Exercises and Stock Vested

There were no equity awards exercised during 2008 by the named executive officers.

Stock Option and Other Compensation Plans

2009 Stock Incentive Plan

Our 2009 Stock Incentive Plan, which we refer to as the 2009 Stock Plan, will become effective upon completion of this offering. The number of shares of common stock that may be issued under the 2009 Stock Plan will equal the sum of 1,000,000 plus the number of shares, if any, subject to awards that are outstanding under the 2005 Stock Incentive Plan upon completion of this offering, but that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

The compensation committee will administer the 2009 Stock Plan, pursuant to authority delegated by the board of directors. The 2009 Stock Plan will provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

Our executive officers, employees, consultants, advisors and directors will be eligible to receive awards under the 2008 Stock Plan. Under present law, however, incentive stock options qualifying under Section 422 of the Internal Revenue Code may only be granted to our employees.

Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, subject to the other terms and conditions contained in the option grant. The board, or a committee appointed by the board, will, subject to any limitations in the 2009 Stock Plan, determine, among other things:

•	the recipients of stock options;

•	the number of shares subject to each option granted;

•	the exercise price of the option;

•	the vesting schedule of the option;

•	the duration of the option; and

•	the manner of payment of the exercise price of the option.

Restricted stock awards entitle the recipient to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event the conditions specified in the award are not satisfied. The compensation committee will determine, among other things:

•	the recipients of restricted stock;

•	the number of shares subject to each restricted stock award granted;

•	the purchase price, if any, of the restricted stock award;

•	the vesting schedule of the restricted stock award; and

•	the manner of payment of the purchase price, if any, for the restricted stock award.

No award may be granted under the 2009 Stock Plan after the tenth anniversary of the date on which the 2009 Stock Plan was adopted by the board, but the vesting and effectiveness of awards granted before that date may extend beyond that date.

If the compensation committee delegates authority to an executive officer to grant awards under the 2008 Equity Incentive Plan, the compensation committee will have the power to make awards to all of our employees other than executive officers. The compensation committee will fix the terms of the awards to be granted by the executive officer, including the exercise price, and the maximum number of shares subject to awards that the executive officer may make.

2005 Stock Incentive Plan

Our 2005 Stock Incentive Plan, as amended, which we refer to as the 2005 Stock Plan, was adopted in September 2005. A maximum of 5,482,395 shares of common stock are authorized for issuance under the 2005 Stock Plan. As of August 31, 2009, there were options to purchase 3,892,739 shares of common stock outstanding under the 2005 Stock Plan. Following completion of this offering, no further equity awards may be granted under the 2005 Stock Plan.

The 2005 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock units and other stock-based awards. Our executive officers, employees, consultants, advisors and directors, and those of any of our subsidiaries, are eligible to receive awards under the 2005 Stock Plan. The board of directors, or a committee appointed by the board, administers the 2005 Stock Plan.

In the event of a merger or consolidation effecting a change of control, a sale of all or substantially all of our assets or a sale of a majority of our outstanding voting securities, the committee appointed by the board or the board of directors of the surviving entity shall, with respect to the outstanding options or shares acquired upon exercise of any option, take one or more of the following actions:

•	provide for the continuation of options;

•	accelerate the vesting schedule of options;

•	provide that all vested options must be exercised within a specified time period, at the end of which the options will terminate;

•	provide for the cash-out of vested options; and

•	in the event of a stock sale, require that the optionee sell to the acquirer all shares previously issued to such optionee upon exercise of any option.

In the event of a recapitalization or reorganization pursuant to which our capital stock or capital stock of another entity is issued with respect to the outstanding shares of common stock, an optionee, upon exercising an option, will be entitled to receive the securities the optionee would have received if such optionee had exercised his or her option prior to the recapitalization or reorganization and had been the owner of the common stock receivable upon exercise at the time of the recapitalization or reorganization.

Stock Plan

In November 2001, we adopted a Stock Plan, which we refer to as the 2001 Stock Plan, that was amended and restated in October 2004. Upon our adoption of the 2005 Stock Plan, no further equity awards could be granted under the 2001 Stock Plan. As of August 31, 2009, there were options to purchase 764,868 shares of common stock outstanding under the 2001 Stock Plan.

Unless otherwise provided in any individual option agreement, in the event of a stockholder-approved reorganization, merger, consolidation or similar transaction, a sale of all or substantially all of our assets, or a sale of a majority of our outstanding voting securities, our board of directors or the board of directors of the surviving entity shall, with respect to the outstanding options or shares acquired upon exercise of any option, take one or more of the following actions:

•	provide for the continuation of options;

•	provide that all vested options must be exercised within a specified time period, at the end of which the options will terminate; and

•	provide for the cash-out of vested options.

In the event of a recapitalization or reorganization pursuant to which our capital stock or capital stock of another entity is issued with respect to the outstanding shares of our common stock, an optionee, upon exercising an option, will be entitled to receive the securities the optionee would have received if such optionee had exercised his or her option prior to the recapitalization or reorganization and had been the owner of the common stock receivable upon exercise at the time of the recapitalization or reorganization.

401(k) Plan

We maintain a deferred savings retirement plan for our employees. The deferred savings retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute his or her pre-tax compensation (up to a statutory limit, which is $16,500 in 2009). For employees 50 years of age or older, an additional catch-up contribution of $5,500 is allowable. In 2009, the statutory limit for those who qualify for catch-up contributions is $22,500. Under the plan, each employee is fully vested in his or her deferred salary contributions. The deferred savings retirement plan also permits us to make additional discretionary contributions, subject to established limits and a vesting schedule.

Limitation of Liability and Indemnification

Our charter limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

The charter also provides that we must indemnify directors and officers in certain circumstances. In addition, we will, effective upon the closing of this offering, enter into separate indemnification agreements with each of the directors and executive officers that may be broader than the indemnification provisions contained in the charter. These indemnification agreements may require us, among other things, to indemnify directors and executive officers for expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer. We believe these provisions and agreements are important in attracting and retaining qualified individuals to serve as directors and executive officers, and we expect to enter into identical agreements from time to time with other individuals who become directors or executive officers.

We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of common stock as of August 31, 2009 for:

•	each beneficial owner of more than five percent of the outstanding common stock;

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each selling stockholder participating in this offering.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable by October 30, 2009 (60 days after August 31, 2009). For purposes of the following table, shares beneficially owned include shares of common stock to be received in payment of dividends accumulating as of October 30, 2009 on outstanding convertible preferred stock. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 25,911,323 shares outstanding as of August 31, 2009, after giving effect to the conversion of outstanding preferred stock into 13,069,146 shares of common stock upon completion of this offering and the issuance of 9,734,430 shares of common stock in payment of dividends accumulated on outstanding preferred stock as of August 31, 2009. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Gomez, Inc., 10 Maguire Road, Suite 330, Lexington, Massachusetts 02421.

Shares reflected as beneficially owned by Dolphin Equity Partners and Richard Brekka consist of 545,674 shares held of record by Dolphin Communications Advisors II, LLC, 6,645,454 shares held of record by Dolphin Communications Fund, L.P. and 2,807,621 shares held of record by Dolphin Communications Parallel Fund, L.P. Dolphin Communications, L.P., as the General Partner of Dolphin Communications Fund, L.P. and Dolphin Communications Parallel Fund, L.P., has voting and investment control of the shares held by Dolphin Communications Fund, L.P. and Dolphin Communications Parallel Fund, L.P. Dolphin Communications I, L.L.C. is the General Partner of Dolphin Communications, L.P. Mr. Brekka is the sole managing member of Dolphin Communications I, L.L.C. and may be deemed to share voting and investment power with respect to such shares.

Shares reflected as beneficially owned by Thomas Krueger consist of shares held of record by AdAstra Erste Beteiligungs GmbH. Mr. Krueger is the managing partner of AdAstra Erste Beteiligungs GmbH and may be deemed to share voting and investment power with respect to such shares.

Shares reflected as beneficially owned by Doughty Hanson & Co. Technology Limited and Ivan Farneti consist of (a) 850,477 shares held of record by Doughty Hanson & Co. Technology Limited Partnership One, (b) 510,286 shares held of record by Doughty Hanson & Co. Technology Limited Partnership Two, (c) 1,526,595 shares held of record by Doughty Hanson & Co. Technology Limited Partnership Three, (d) 819,005 shares held of record by Doughty Hanson & Co. Technology Limited Partnership Four, (e) 319,782 shares held of record by Doughty Hanson & Co. Technology Limited Partnership Five and (f) 592,511 shares held of record by Officers Nominee Limited. Doughty Hanson & Co. Technology Limited is the General Partner of each of such holders and shares voting and investment power with respect to all of such shares. Mr. Farneti is a partner of Doughty Hanson Technology Ventures and has sole voting and investment power with respect to all of the 4,014,299 shares reflected as beneficially owned by Doughty Hanson & Co. Technology Limited. Mr. Farneti disclaims beneficial ownership of all of such 4,014,299 shares, except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by James Sanger consist of shares held of record by ABS Ventures IX L.P. Mr. Sanger is a partner of ABS Ventures and may be deemed to share voting and investment power with respect to such shares. Mr. Sanger disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

	Beneficial Ownership Prior to Offering
		Right			Beneficial Ownership
		to Acquire			After Offering
	Outstanding	Within 60	Shares			Shares
	Shares	Days After	Beneficially		Shares	Beneficially
Name and Address	Beneficially	August 31,	Owned		Being	Owned
of Beneficial Owner	Owned	2009	Number	Percentage	Offered	Number	Percentage

5% Stockholders:
Dolphin Equity Partners	9,998,749	—	9,998,749	38.6%
750 Lexington Ave 16th Floor New York, NY 10022
AdAstra Erste Beteiligungs GmbH	5,479,351	—	5,479,351	21.1
Kardinal-Faulhaber-Str. 14a D — 80333 München Germany
Doughty Hanson & Co. Technology Limited	4,618,656	—	4,618,656	17.8
45 Pall Mall London SW1Y 5JG United Kingdom
ABS Ventures IX L.P.	2,342,146	—	2,342,146	9.0
890 Winter Street Suite 225 Waltham, MA 02451
Directors and Executive Officers:
Richard J. Brekka	9,998,749	—	9,998,749	38.6
Thomas Krueger	5,479,351	—	5,479,351	21.1
Ivan Farneti	4,618,656	—	4,618,656	17.8
James D. Sanger	2,342,146	—	2,342,146	9.0
Jaime W. Ellertson	796,914	836,651	1,633,565	6.1
Bruce R. Reading	—	510,794	510,794	1.9
Richard M. Darer	161,821	189,817	351,638	1.3
Imad Mouline	18,000	140,498	158,498	*
Carl Pavarini	45,734	45,734	91,468	*
Edward F. Murray	—	105,811	105,811	*
Adam S. Greene	44,808	—	44,808	*
Robert J. Cobuzzi	—	—	—	—
David J. Henshall	—	—	—	—
All directors and executive officers as a group (15 persons)	23,506,179	1,829,305	25,335,484	91.3

*	Less than 1%.

Beneficial Ownership Prior to Offering
		Right			Beneficial Ownership
		to Acquire			After Offering
	Outstanding	Within 60	Shares			Shares
	Shares	Days After	Beneficially		Shares	Beneficially
Name and Address	Beneficially	August 31,	Owned		Being	Owned
of Beneficial Owner	Owned	2009	Number	Percentage	Offered	Number	Percentage

Additional Selling Stockholders:

RELATED-PARTY TRANSACTIONS

Since January 1, 2005, we have engaged in the following transactions with our directors, executive officers, holders of more than five percent of our voting securities, and affiliates of our directors, executive officers and five-percent stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Stock Issuances

In June 2006, we issued 388,409 shares of our Class C convertible preferred stock at a purchase price of $1.65 per share for an aggregate purchase price of $640,875 to Jaime Ellertson, our Chief Executive Officer and President and one of our directors. In June 2006, we also issued 48,500 shares of our Class C convertible preferred stock at a purchase price of $1.65 per share for an aggregate purchase price of approximately $80,025 to Richard Darer, our Chief Financial Officer, Senior Vice President and Treasurer. Each share of our Class C convertible preferred stock is convertible into one share of common stock. All shares of our Class C convertible preferred stock will automatically convert into shares of common stock upon completion of this offering.

Consulting Agreement

In May 2005, we entered into an advisory arrangement with Carl Pavarini, who had become a director in April 2005, for business and strategic consulting services to be provided to our chief executive officer on an as-needed basis. The consulting services are not to exceed an average of ten hours per month. In consideration for these services, we granted to Dr. Pavarini, upon entering into the advisory arrangements, an option to purchase 45,734 shares of common stock with an exercise price of $0.825 per share, which vested over four years.

Investor Rights Agreement

We have entered into an investor rights agreement with holders of convertible preferred stock and common stock. The board of directors currently consists of nine members, all of whom were elected as directors pursuant to the board composition provisions of the investor rights agreement. In addition, the investor rights agreement contains a right of first refusal provision that provides that we shall not make certain issuances of our securities unless we first offer such securities to certain holders of convertible preferred stock in accordance with the agreement. The board composition and right of first refusal provision of the investor rights agreement will terminate upon the closing of this offering. The investor rights agreement also provides that certain holders of convertible preferred stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see “Description of Capital Stock — Registration Rights.”

Director and Executive Compensation

Please see “Management — Director Compensation” and “— Executive Compensation” for a discussion of information regarding the compensation of our non-employee directors and our executive officers.

Indemnification Agreements

Our charter provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader in scope that the specific indemnification provisions contained in the Delaware General Corporation Law. For more information regarding these agreements, see “Management — Limitation of Liability and Indemnification.”

Policies and Procedures for Related-Person Transactions

In            , the board of directors adopted written policies and procedures for the review of any related-party transaction. If a related party proposes to enter into a related-party transaction, the related party must report the proposed related-party transaction to the chief financial officer. The policy calls for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the related-party transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related-party transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related-party transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-party transactions that are ongoing in nature will be reviewed annually.

A related-party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related party’s interest in the related-party transaction;

•	the approximate dollar value of the amount involved in the related-party transaction;

•	the approximate dollar value of the amount of the related party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related-party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may impose any conditions on the related-party transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related-party transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related-party transactions for purposes of the policy:

•	interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity, (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenues of the company receiving payment in the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only. Our amended and restated certificate of incorporation and amended and restated by-laws have been filed as exhibits to the registration statement of which this prospectus forms a part and to Delaware law. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur prior to or upon the completion of this offering. We refer in this section to our amended and restated charter as our charter, and we refer to our amended and restated by-laws as our by-laws.

Upon consummation of this offering, our authorized capital stock will consist of           shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which preferred stock will be undesignated.

As of August 31, 2009, we had issued and outstanding:

•	3,106,029 shares of common stock, held by 256 holders of record;

•	249,490 shares of Class A convertible preferred stock, held by 34 holders of record;

•	7,185,658 shares of Class B convertible preferred stock, held by 31 holders of record; and

•	5,633,998 shares of Class C convertible preferred stock, held by 22 holders of record.

Each share of our Class A, Class B and Class C convertible preferred stock is convertible into one share of common stock. In addition, each of these classes of convertible preferred stock entitles a holder to receive accumulated dividends in either cash or common stock, at the election of the holder. Upon the completion of this offering, all of the outstanding shares of our preferred stock will automatically convert into a total of 13,069,146 shares of common stock. In addition, all accumulated dividends on the convertible preferred stock will become payable, which as of October 30, 2009 would result in our issuance of 9,734,430 shares of common stock in payment of dividends.

Common Stock

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. Holders of common stock are entitled to receive ratably any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our charter provides that we may issue up to 5,000,000 shares of preferred stock in one or more series as may be determined by the board of directors. The board has broad discretionary authority with respect to the rights of any new series of preferred stock and may establish the following with respect to the shares to be included in each series, without any vote or action of the stockholders:

•	the number of shares;

•	the designations, preferences and relative rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences; and

•	any qualifications, limitations or restrictions.

We believe that the ability of the board to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as authorized and unissued shares of common stock, will be available for issuance without action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

The board may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Although the board has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our company. The board could also issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price. Any issuance of preferred stock therefore could have the effect of decreasing the market price of common stock.

The board will make any determination to issue such shares based on its judgment as to the best interests of our company and stockholders. We have no current plan to issue any preferred stock after this offering.

Options

As of August 31, 2009, options to purchase 4,657,607 shares of common stock at a weighted average exercise price of $2.42 per share were outstanding.

Warrant

As of August 31, 2009, we had outstanding a warrant to purchase 236,364 shares of Class C convertible preferred stock for an exercise price of $1.65 per share. The warrant automatically will become convertible for 236,364 shares of common stock upon completion of this offering. Unless exercised earlier, the warrant will expire three years after the completion of this offering.

Registration Rights

We have entered into an investor rights agreement with individuals and entities that, as of August 31, 2009, held all of the outstanding shares of convertible preferred stock and 2,287,021 shares of common stock. Upon the completion of this offering, all of the outstanding shares of preferred stock will automatically convert into a total of 13,069,146 shares of common stock, of which           shares of common stock are being offered hereby. In addition, all accumulated dividends on the convertible preferred stock will become payable, which we estimate will result in our issuance of 9,734,430 shares of common stock in payment of those accumulated dividends through October 30, 2009. The parties to the investor rights agreement will have the right, under specified circumstances, to require us to register under the Securities Act a total of approximately           shares of common stock, which we refer to as the registrable shares, consisting of (a)            outstanding shares of common stock not being offered hereby, (b) the           shares of common stock to be issued upon conversion of the outstanding preferred stock and not being offered hereby, and (c) the shares of common stock to be issued in payment of accumulated dividends on the outstanding preferred stock. After registration pursuant to these rights, the registrable shares will become freely tradable without restriction under the Securities Act, except to the extent they are purchased by affiliates of our company.

The following description of the terms of the registration rights provisions of the investor rights agreement is intended as a summary only and is qualified in its entirety by reference to the investor rights agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

•	Demand Registration Rights. On no more than three occasions, investors party to the investor rights agreement who hold at least 76% of the shares of common stock issued upon closing of this offering as the result of the conversion of preferred stock and of the payment of accumulated dividends on the stock will have the right to request that we register with the SEC, on a registration statement on Form S-1, all or a portion of the registrable shares they then hold. Following such a request, the other holders of registrable shares will have the right to request that we include in such registration statement on Form S-1 all or a portion of their registrable shares. In addition, at any time at which we are eligible to register securities on a registration statement on Form S-3, but on no more than one occasion in any 12-month period, holders of registrable shares will have the right to request that we register on Form S-3 all or a portion of those shares, provided that the registrable shares requested to be registered have a reasonably anticipated aggregate price of at least $1,000,000.

•	Incidental Registration Rights. If we propose to register shares of common stock under the Securities Act on a registration form that may be used for the registration of registrable shares, the holders may request that we register all or a portion of the registrable shares they held by them.

In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions. Under the investor rights agreement, we generally are required to pay all registration expenses other than underwriting discounts and selling commissions and we are required to indemnify each participating holder with respect to each registration of registrable shares that is effected.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter and By-Laws

We have elected to be governed by the provisions of Section 203 of the Delaware law statute, which generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the common stock. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the board and authorized at a stockholder meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our charter and by-laws divide the board into three classes with staggered three-year terms. Our by-laws provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least 75% of the votes that all stockholders would be entitled to cast in any annual election of directors. Under our by-laws, any vacancy on the board, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office, even if less than a quorum. The limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our by-laws provide that stockholders may not take any action by written consent in lieu of a meeting and limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. In addition, our by-laws provide that only the board, the chairman of the board or the chief executive officer may call a special meeting of stockholders. Business transacted at any special meeting of stockholders must be limited to matters relating to the purpose stated in the notice of the special meeting.

To be “properly brought” before an annual meeting, the proposals or nominations must be:

•	specified in the notice of meeting;

•	brought before the meeting by or at the direction of the board; or

•	properly brought before the meeting by a stockholder entitled to vote at the meeting who has given to our corporate secretary the required advance written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting and who was a stockholder of record on the date on which notice is given.

In addition to other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to our corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, we must receive the notice (a) no earlier than the one hundred-twentieth day prior to such annual meeting and (b) no later than the close of business on the later of the ninetieth day prior to the annual meeting and the tenth day following the date on which the notice of the date of the meeting was mailed or, if earlier, public disclosure was made. Although our by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s charter or by-laws, unless the charter or by-laws require a greater percentage. Our by-laws may be amended or repealed by a majority vote of the board, subject to any limitations set forth in the by-laws, and may also be amended or repealed by the stockholders by the affirmative vote of the holders of at least 75% of the votes that all the stockholders would be entitled to cast in any annual election of directors. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

Liability Limitations and Indemnification

Our charter provides that we must indemnify our directors and officers and that we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. In addition, our charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent that the Delaware law statute prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. For additional information, please see “Management — Liability Limitations and Indemnification.”

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, you may lose some or all of your investment in the common stock if we pay the costs of settlement or damage awards against our directors and officers under these provisions. We believe these provisions, the director and officer insurance we maintain, and the indemnification agreements we have entered into with our directors and officers are necessary to attract and retain talented and experienced directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is                    .

Listing

We have applied for the quotation of the common stock on The NASDAQ Global Market under the symbol “GOMZ.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for shares of common stock, and a liquid trading market for the common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, including shares issued upon exercise of outstanding options or in the public market after this offering, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months, will be entitled to sell any shares of common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In general, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Approximately           shares of our common stock that are not subject to the lock-up agreements described below will be eligible for sale immediately upon the closing of this offering.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume in our common stock on The NASDAQ Global Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Upon expiration of the lock-up period described below,           additional shares of our common stock will be eligible for sale under Rule 144, including shares eligible for resale immediately upon the closing of this offering as described above. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act. any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement entered into before the effective date of this offering is eligible to resell these shares 90 days after the date of this prospectus in reliance on Rule 144.

Lock-up Agreements

Pursuant to certain “lock-up” agreements, we and our directors, executive officers and holders of substantially all of the outstanding shares of common and preferred stock have agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., for a period of 180 days after the date of this prospectus. The 180-day restricted period will be automatically extended if (a) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. may, in their sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreements.

There are no agreements between Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., on the one hand, and any of our stockholders, optionholders or affiliates, on the other hand, releasing those parties from the lock-up agreements prior to the expiration of the 180-day lock-up period. In considering any request to release shares subject to a lock-up agreement, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. will consider the facts and circumstances relating to a request at the time of the request, which may include, among other factors, the stockholder’s reason for requesting the release, the number of shares for which the release is being requested and market conditions at that time.

This lock-up provision generally applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit parties to the “lock-up” agreements, among other things, to transfer shares of common stock acquired in open market transactions after the date of this prospectus.

Additional Registrations

The holders of an aggregate of           shares of common stock, after giving effect to the conversion of all outstanding preferred stock into common stock upon completion of this offering, our issuance of shares of common stock in payment of accumulated dividends on outstanding preferred stock, and the sale by the selling stockholders of the shares offered by them hereby, have rights to require us to file a registration statement under the Securities Act or to include their shares of common stock in registration statements that we may file in the future for ourselves or other stockholders. These rights are provided under the terms of an investor rights agreement. See “Description of Capital Stock — Registration Rights.”

We intend to file a registration statement on Form S-8 under the Securities Act covering the shares of common stock issuable under the 2001 Stock Plan, the 2005 Stock Plan and the 2009 Stock Plan. The registration statement on Form S-8 will become effective upon filing with the SEC. After the filing of the registration statement on Form S-8, shares of common stock registered under the registration statement may be sold in the open market, subject to vesting provisions and applicable lock-up arrangements.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder that acquires common stock pursuant to this offering. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. The discussion is limited to non-U.S. holders that hold common stock as a “capital asset” within the meaning of Section 1221 of the Code — generally, property held for investment. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership, including any entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia, other than a partnership treated as foreign under U.S. Treasury regulations;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal gift tax consequences, U.S. federal alternative minimum tax or U.S. state or local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for partnerships or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	the tax consequences for the stockholders or beneficiaries of a non-U.S. holder;

•	all of the U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of its particular circumstances or to non-U.S. holders that may be subject to special treatment under U.S. federal tax laws, such as financial institutions, insurance companies, tax-exempt organizations, certain trusts, hybrid entities, certain former citizens or residents of the United States, broker-dealers, traders in securities, pension plans and regulated investment companies; or

•	special tax rules that may apply to a non-U.S. holder that holds common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to owning and disposing of shares of the common stock.

Dividends

As previously discussed, we do not anticipate paying dividends on the common stock in the foreseeable future. See “Dividend Policy.” If we make distributions on the common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital and first reduce the non-U.S. holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, if an income tax treaty applies, attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States. Under applicable U.S. Treasury regulations, a non-U.S. holder, including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities, will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

In order to claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed IRS Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income, respectively, or such successor forms as the IRS designates prior to the payment of dividends. These forms must be periodically updated.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain realized on a sale or other disposition of the common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition in the manner and at the regular graduated U.S. federal income tax rates applicable to United States persons, as defined in the Code, and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	the common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date of such disposition or the period that the non-U.S. holder held the common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as the common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, such common stock will be treated as United States real property interests only if a

non-U.S. holder owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of the common stock during the period described above or the common stock is not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of the common stock at the regular graduated U.S. federal income tax rates applicable to United States persons, as defined in the Code.

Federal Estate Tax

Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions paid to that holder and the tax withheld from those distributions. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those distributions and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident or incorporated.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. Dividends paid to non-U.S. holders subject to the U.S. withholding tax at a rate of 30%, described above in “Dividends,” generally will be exempt from U.S. backup withholding.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder effected by or through a non-U.S. office of a non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock effected by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice and is not based on an opinion of counsel. Accordingly, each prospective non-U.S. holder of common stock should consult that holder’s own tax advisor with respect to the federal, state, local and non-U.S. tax consequences of the ownership and disposition of common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , we and the selling stockholders have agreed to sell to the underwriters named below, for which Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as representatives, the following respective numbers of shares of common stock:

Number
Underwriters	of Shares

Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
William Blair & Company, L.L.C.
Wells Fargo Securities, LLC
Pacific Crest Securities LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to           additional outstanding shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $      per share. The underwriters and selling group members may allow a discount of $      per share on sales to other broker-dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker-dealers.

The following table summarizes the underwriting discounts and commissions and estimated expenses that we and the selling stockholders will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses paid by us
Underwriting discounts and commissions paid by the selling stockholders
Expenses paid by the selling stockholders

The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed five percent of the shares of common stock being offered.

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any offer, sale, issuance, contract, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, subject to mutually agreed exceptions.

The holders of substantially all of the outstanding shares of common and preferred stock have agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., for a period of 180 days after the date of this prospectus.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

We will apply to list shares of the common stock on The NASDAQ Global Market under the symbol “GOMZ.”

Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between the underwriters and the board of directors. The principal factors expected to be considered in determining the initial public offering price include:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of and the prospects for the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	the general condition of the securities markets at the time of this offering.

We cannot assure you that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after this offering.

The underwriters and their affiliates may, in the future, provide certain commercial banking, financial advisory and investment banking services to us in the ordinary course of business, for which they would receive customary fees.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or slowing a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the common stock to the public in that Relevant Member State at any time,

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the manager for any such offer; or

(d)	in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the common stock to the public” in relation to any of the common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe any of the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of the FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction and that may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text under “Resale Restrictions”; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation, without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders, will have no liability. In the case of an action for damages, we and the selling stockholders, will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Cooley Godward Kronish llp will pass upon the validity of the shares of common stock offered by this prospectus. Goodwin Procter llp will pass upon legal matters relating to this offering for the underwriters.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of common stock to be sold in the offering. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us and the common stock offered hereby, you should refer to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.gomez.com. Upon completion of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with, or furnished to, the SEC, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

We will provide our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm and will file with the SEC quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2007 and 2008 and June 30, 2009 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2008 (unaudited) and 2009 (unaudited)	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit and Comprehensive Income (Loss) for the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2009 (unaudited)
F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2008 (unaudited) and 2009 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Gomez, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders’ deficit and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Gomez, Inc. and its subsidiaries at December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions in 2007.

/s/ Pricewaterhouse Coopers LLP

Boston, Massachusetts
September 18, 2009

GOMEZ, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

				Pro Forma
	December 31,		June 30,	June 30,
	2007	2008	2009	2009
			(unaudited)	(unaudited)
	(In thousands, except share data)

Assets

Current assets:

Cash and cash equivalents	$9,461	$8,672	$9,645	$9,645

Accounts receivable, net of allowance for doubtful accounts of $178, $263 and $436 at December 31, 2007 and 2008, and June 30, 2009 (unaudited), respectively	9,042	10,150	9,904	9,904

Prepaid expenses and other current assets	988	1,006	920	920

Restricted cash and securities	100	—	—	—

Total current assets	19,591	19,828	20,469	20,469

Property and equipment, net	4,766	6,081	6,928	6,928

Long-term restricted securities	125	—	—	—

Other long-term assets	131	246	271	271

Deferred offering costs	—	2,936	2,967	—

Deferred taxes	153	118	110	110

Goodwill	1,588	2,247	2,247	2,247

Intangible assets, net	2,160	2,184	1,922	1,922

Total assets	$28,514	$33,640	$34,914	$31,947

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity

Current liabilities:

Long-term debt, current portion	$802	$—	$—	$—

Capital lease obligation, current portion	76	10	101	101

Accounts payable	2,359	1,695	1,587	1,587

Accrued expenses	5,052	5,529	3,989	3,989

Deferred revenue	19,139	23,581	23,786	23,786

Preferred stock warrant liability	893	475	716	—

Total current liabilities	28,321	31,290	30,179	29,463

Capital lease obligation, less current portion	8	—	223	223

Long-term deferred revenue	—	262	204	204

Other liabilities	476	838	742	742

Deferred taxes	113	124	277	277

Long-term taxes payable	475	542	602	602

Excess of fair value of acquired assets over purchase price	173	—	—	—

Total liabilities	29,566	33,056	32,227	31,511

Commitments and contingencies (Note 8)

Redeemable convertible preferred stock, $0.001 par value per share:

Class A: 249,492 shares authorized and 249,490 shares issued and outstanding at December 31, 2007 and 2008 and June 30, 2009 (unaudited) (liquidation value of $2,177 at December 31, 2008 and $2,177 at June 30, 2009 (unaudited)); no shares issued or outstanding, pro forma (unaudited)	3,443	3,721	3,868	—

Class B: 7,185,658 shares authorized, issued and outstanding at December 31, 2007 and 2008 and June 30, 2009 (unaudited) (liquidation value of $7,550 at December 31, 2008 and $7,550 at June 30, 2009 (unaudited)); no shares issued or outstanding, pro forma (unaudited)	13,746	14,710	15,218	—

Class C: 5,870,363 shares authorized and 5,633,998 shares issued and outstanding at December 31, 2007 and 2008 and June 30, 2009 (unaudited) (liquidation value of $13,985 at December 31, 2008 and $14,587 at June 30, 2009 (unaudited)); no shares issued or outstanding, pro forma (unaudited)	12,824	13,968	14,570	—

Total redeemable convertible preferred stock	30,013	32,399	33,656	—

Stockholders’ (deficit) equity

Common stock, $0.001 par value per share: 30,000,000 shares authorized; 2,652,678 3,058,371 and 3,094,142 shares issued and outstanding at December 31, 2007 and 2008 and June 30, 2009 (unaudited), respectively; 25,207,999 shares issued and outstanding, pro forma (unaudited)	3	3	3	25

Additional paid-in capital	—	—	—	31,383

Accumulated other comprehensive income	290	1,283	907	907

Accumulated deficit	(31,358)	(33,101)	(31,879)	(31,879)

Total stockholders’ (deficit) equity	(31,065)	(31,815)	(30,969)	436

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$28,514	$33,640	$34,914	$31,947

The accompanying notes are an integral part of these consolidated financial statements

GOMEZ, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In thousands, except per share data)

Revenue	$21,705	$32,628	$46,977	$21,197	$26,628
Cost of revenue	5,056	8,806	13,472	6,137	7,441

Gross profit	16,649	23,822	33,505	15,060	19,187

Operating expenses:
Sales and marketing	9,671	15,973	19,195	9,125	9,430
Research and development	2,819	4,862	7,543	3,449	3,590
General and administrative	2,842	4,482	6,815	3,016	4,006

Total operating expenses	15,332	25,317	33,553	15,590	17,026

Operating income (loss)	1,317	(1,495)	(48)	(530)	2,161
Interest income	109	252	126	72	12
Interest expense	(272)	(146)	(18)	(9)	(11)
Change in fair value of warrant	(250)	(547)	418	(79)	(241)
Other income (loss), net	8	(5)	(708)	(112)	251

Income (loss) before provision for income taxes	912	(1,941)	(230)	(658)	2,172
Provision for income taxes	321	397	271	210	234

Net income (loss)	591	(2,338)	(501)	(868)	1,938
Accretion of redeemable convertible preferred stock	(2,261)	(2,184)	(2,386)	(1,160)	(1,257)

Net income (loss) attributable to common stockholders	$(1,670)	$(4,522)	$(2,887)	$(2,028)	$681

Net income (loss) attributable to common stockholders per share:
Basic	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.22
Diluted	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.07
Weighted average common shares outstanding used in computing per share amounts:
Basic	1,975	2,551	2,825	2,719	3,091
Diluted	1,975	2,551	2,825	2,719	27,326
Pro forma net income (loss) per common share (Note 2):
Basic (unaudited)			$(0.04)		$0.09
Diluted (unaudited)			$(0.04)		$0.08
Pro forma weighted average common shares outstanding used in computing per share amounts (Note 2):
Basic (unaudited)			23,951		25,205
Diluted (unaudited)			23,951		27,326

The accompanying notes are an integral part of these consolidated financial statements

GOMEZ, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME (LOSS)

							Total				Accumulated
							Redeemable	Common Stock		Additional	Other		Total
	Class C		Class B		Class A		Convertible	$0.001 Par Value		Paid-in	Comprehensive	Accumulated	Stockholders’	Comprehensive
	Shares	Value	Shares	Value	Shares	Value	Preferred Stock	Shares	Value	Capital	Income	Deficit	Deficit	Income (Loss)
	(In thousands, except share data)

Balance, December 31, 2005	5,197,089	$10,032	7,185,658	$11,903	249,490	$2,912	$24,847	1,914,268	$2	$828	$71	$(27,191)	$(26,290)
Exercise of stock options								456,506	—	388			388
Stock based compensation										125			125
Issuance of preferred stock	436,909	721					721						—
Accretion of preferred stock dividends		1,025		960		276	2,261			(1,341)		(920)	(2,261)
Foreign currency translation adjustment											21		21	$21
Net income												591	591	591

Total comprehensive income														$612

Balance, December 31, 2006	5,633,998	$11,778	7,185,658	$12,863	249,490	$3,188	$27,829	2,370,774	$2	$—	$92	$(27,520)	$(27,426)
Exercise of stock options								281,904	1	244			245
Stock based compensation										535			535
Accretion of preferred stock dividends		1,046		883		255	2,184			(779)		(1,405)	(2,184)
Adoption of FIN 48												(95)	(95)
Foreign currency translation adjustment											198		198	$198
Net loss												(2,338)	(2,338)	(2,338)

Total comprehensive loss														$(2,140)

Balance, December 31, 2007	5,633,998	$12,824	7,185,658	$13,746	249,490	$3,443	$30,013	2,652,678	$3	$—	$290	$(31,358)	$(31,065)
Exercise of stock options								405,693		378			378
Stock based compensation										766			766
Accretion of preferred stock dividends		1,144		964		278	2,386			(1,144)		(1,242)	(2,386)
Foreign currency translation adjustment											993		993	$993
Net loss												(501)	(501)	(501)

Total comprehensive income														$492

Balance, December 31, 2008	5,633,998	$13,968	7,185,658	$14,710	249,490	$3,721	$32,399	3,058,371	$3	$—	$1,283	$(33,101)	$(31,815)
Exercise of stock options (unaudited)								35,771	—	30			30
Stock based compensation (unaudited)										511			511
Accretion of preferred stock dividends (unaudited)		602		508		147	1,257			(541)		(716)	(1,257)
Foreign currency translation adjustment (unaudited)											(376)		(376)	$(376)
Net income (unaudited)												1,938	1,938	1,938

Total comprehensive income (unaudited)														$1,562

Balance, June 30, 2009 (unaudited)	5,633,998	$14,570	7,185,658	$15,218	249,490	$3,868	$33,656	3,094,142	$3	$—	$907	$(31,879)	$(30,969)

The accompanying notes are an integral part of these consolidated financial statements

GOMEZ, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Six Months Ended
	Year ended December 31,			June, 30
	2006	2007	2008	2008	2009
				(unaudited)
	(In thousands, except share data)

Cash flows from operating activities:
Net income (loss)	$591	$(2,338)	$(501)	$(868)	$1,938
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	764	1,242	2,224	970	1,296
Amortization of capitalized software	10	79	415	158	310
Amortization of intangible assets	4	397	728	368	237
Stock-based compensation	125	535	766	320	511
Accretion of interest expense on warrants	18	18	—	—	—
Changes in fair value of redeemable convertible preferred stock warrant	249	547	(418)	79	241
Deferred taxes	141	100	78	44	160
Foreign currency translation losses (gains)	—	—	721	—	(255)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(55)	(4,073)	(1,401)	765	418
Other current assets	(261)	(342)	64	(1,182)	(67)
Landlord leasehold improvements	—	328	—	—	—
Accounts payable	87	1,569	(634)	(163)	(112)
Accrued expenses	713	1,457	(263)	(765)	(700)
Other liabilities	184	373	435	274	(36)
Deferred revenue	3,272	9,293	5,406	3,975	(126)

Net cash provided by operating activities	5,842	9,185	7,620	3,975	3,815

Cash flows from investing activities:
Purchases of property and equipment, net of acquisitions	(1,700)	(2,682)	(2,849)	(1,482)	(1,102)
Capitalization of software development costs	(215)	(870)	(1,071)	(602)	(1,030)
Landlord leasehold improvements	—	(328)	—	—	—
Purchase of intangible assets	—	(75)	(700)	—	—
Sale/(purchase) of restricted securities	(100)	(125)	225	—	—
Cash paid for acquisitions of BrowserCam, Inc. and Sysformance AG, net of cash acquired	—	(1,990)	(357)	(357)	(872)

Net cash used in investing activities	(2,015)	(6,070)	(4,752)	(2,441)	(3,004)

Cash flows from financing activities:
Principal payments on capital lease obligation	(119)	(144)	(74)	(59)	(19)
Principal payments on debt	(985)	(1,114)	(802)	(802)	—
Proceeds from the issuance of preferred stock	721	—	—	—	—
Exercise of stock options	388	245	234	224	174

				Six Months Ended
	Year ended December 31,			June, 30
	2006	2007	2008	2008	2009
				(unaudited)
	(In thousands, except share data)

Payments of issuance costs for contemplated initial public offering of common stock	—	—	(2,691)	(1,377)	(26)

Net cash provided by (used in) financing activities	5	(1,013)	(3,333)	(2,014)	129

Effect of exchange rate changes on cash and cash equivalents	123	226	(324)	216	33

Net increase (decrease) in cash and cash equivalents	3,955	2,328	(789)	(264)	973
Cash and cash equivalents:
Beginning of year	3,178	7,133	9,461	9,461	8,672

End of year	$7,133	$9,461	$8,672	$9,197	$9,645

Supplemental disclosure of cash flow information:
Interest paid	$252	$107	$5	$7	$3
Income taxes paid	8	36	76	27	91
Supplemental disclosure of noncash financing and investing activities:
Property and equipment acquired under capital leases	$84	$—	$—	$—	$333
Issuance of note payable in connection with BrowserCam, Inc. acquisition	—	703	—	—	—
Accretion of preferred stock	2,261	2,184	2,386	1,160	1,257

The accompanying notes are an integral part of these consolidated financial statements

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

1.	Nature of Business

Gomez, Inc. (the “Company”) is a leading provider of web application delivery management services, which companies can use to test and monitor the performance, availability and quality of their web applications, both while in development and after deployment. The Company’s self-service, on-demand platform is a comprehensive set of integrated services that enable a company to test and monitor its web applications from outside its firewall using the Gomez Performance Network. By employing the Company’s services to improve the experiences of their web application users, companies can increase their revenue, reduce their operating costs and extend their brand reputations. The Company delivers its services entirely through an on-demand, hosted model built on a multi-tenant architecture in which a single instance of the Company’s software serves all of its customers.

The Company provides its services on an annual subscription basis, principally through tiered usage plans that contain committed testing measurement levels based on the number of web page measurements performed. The Company sells its services directly through its inside and field sales forces, as well as indirectly through resellers and geographic distributors. The Company recognizes revenue ratably, on a daily basis, over the term of subscription agreements.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the results of operations of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, the allowance for doubtful accounts, internal use software, stock-based compensation, business combinations, impairment of long-lived assets, impairment of goodwill, preferred stock warrant and income taxes. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities and recorded revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying unaudited consolidated balance sheet as of June 30, 2009, unaudited consolidated statements of operations and of cash flows for the six months ended June 30, 2008 and 2009, and unaudited consolidated statement of changes in redeemable convertible preferred stock and stockholders’ (deficit) equity and comprehensive income (loss) for the six months ended June 30, 2009 have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement have been included. The information disclosed in the notes to the consolidated financial statements for these periods is unaudited. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2009 or any other future period.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Unaudited Pro Forma Financial Information

The unaudited pro forma balance sheet as of June 30, 2009 gives effect to the following, which will occur upon completion of an initial public offering of common stock of the Company with aggregate proceeds of at least $25,000 and a per share price of at least $4.95: (a) all outstanding redeemable convertible preferred stock will convert automatically into 13,069,146 shares of common stock (Note 10); (b) 9,044,711 shares of common stock will be issued in payment of dividends accumulated on outstanding shares of redeemable convertible preferred stock through June 30, 2009, assuming such holders will elect payment in shares as opposed to cash (Note 10); and (c) an outstanding warrant to purchase shares of Class C redeemable convertible preferred stock automatically will become exercisable to purchase an equal number of shares of common stock at the same exercise price per share as currently in effect for Class C redeemable convertible preferred stock (Note 11).

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. At December 31, 2007 and 2008 and June 30, 2009 (unaudited), cash equivalents consisted of money market funds totaling $5,880, $1,362, and $5, respectively.

Restricted Securities

Restricted securities consist of certificates of deposit that were required as collateral for operating lease agreements and that renewed automatically until the lease agreements expired. These deposits were no longer required as of December 31, 2008 and June 30, 2009.

Accounts Receivable

The Company records an allowance for doubtful accounts to reduce accounts receivable to its estimated net realizable value based on its analysis of aged and troubled accounts. The allowance for doubtful accounts is evaluated on a quarterly basis and adjusted accordingly.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, accounts receivable and restricted securities. The Company deposits and invests its cash with financial institutions that management believes are creditworthy. Concentrations of credit risk with respect to accounts receivable are limited to certain customers to which the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that the credit risk exposure of its accounts receivable is limited. No customer accounted for more than 10% of accounts receivable at December 31, 2007 or 2008 or June 30, 2009 (unaudited) or more than 10% of revenue for the years ended December 31, 2006, 2007 or 2008 or the six months ended June 30, 2008 or 2009 (unaudited).

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets or, where applicable and if shorter, over the lease term.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Estimated useful lives of assets are as follows:

Computer and office equipment	3 to 5 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Shorter of life of lease or estimated useful life

Expenditures for maintenance and repairs that neither materially add to the value of the property nor appreciably prolong the life of the property are charged to expense as incurred. Upon retirement or sale of an asset, the cost of the asset and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to income.

Deferred Offering Costs

Costs directly associated with the Company’s proposed initial public offering of common stock have been deferred. The Company initially filed its registration statement on Form S-1 with the Securities and Exchange Commission on May 7, 2008 and subsequently has filed amendments to such registration statement. Upon completion of the offering, the deferred offering costs will be recorded as a reduction of the proceeds received in arriving at the amount to be recorded in stockholders’ (deficit) equity. If at a later date the Company no longer expects a successful offering, the deferred offering costs will be expensed.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstance indicate that the related carrying amount may not be recoverable. Undiscounted cash flows are compared to the carrying value and, when required, an impairment loss on an asset group to be held and used is recognized at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, based on the excess of the carrying amount over the asset group’s fair value. A long-lived asset group to be disposed of is reported at the lower of its carrying amount or its fair value less cost to sell.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate the fair values of those instruments because of the instrument’s short-term nature. Based on borrowing rates currently available to the Company for loans with similar terms, the Company’s notes payable and capital lease obligations also have carrying values that approximate their fair values.

Intangible Assets

Intangible assets consist of identifiable finite-lived assets acquired in business acquisitions. Acquired intangible assets are recorded at fair value on the date of acquisition. Certain acquired intangible assets, including developed technology, customer relationships and trade names, are amortized over their economic useful lives based on cash flow projections. Other acquired intangible assets, including non-compete agreements and purchased technology, are amortized on a straight-line basis.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Goodwill

The Company follows the guidance of SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and certain other intangible assets with indefinite lives are not amortized, but instead are reviewed for impairment at least annually. The Company assesses the impairment of goodwill attributable to any acquisition during the past twelve months in the quarter of the first anniversary of the acquisition. Thereafter, the Company assesses the impairment of goodwill as of December 31 of each year, or more frequently if impairment indicators arise. If goodwill becomes impaired, some or all of the goodwill is written off as a charge to operations. The Company tests for impairment at the reporting unit level using a two-step, fair-value based approach. The first step determines the fair value of the reporting unit and compares it to the reporting unit’s carrying value. The fair value is based on management’s estimate of the future discounted cash flows to be generated by the reporting unit. Changes in the Company’s underlying business could affect these estimates, which in turn could affect the recoverability of goodwill. If the fair value of the reporting unit is less than its carrying amount, a second step is performed to measure the amount of impairment loss. The second step allocates the fair value of the reporting unit to the Company’s tangible and intangible assets and liabilities. This derives an implied fair value for the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized equal to that excess.

The Company recorded goodwill in connection with its acquisitions of Porivo Technologies, Inc. in 2002, WebPerform Group Limited in 2003 and BrowserCam, Inc. in 2007. The Company recorded goodwill in 2008 in connection with the contingent payments related to its 2007 acquisition of Sysformance. As a result of testing for impairment as of December 31, 2006, 2007 and 2008, the Company’s goodwill related to these acquisitions was deemed not to be impaired.

Revenue Recognition

The Company derives its revenue principally from subscription arrangements permitting customers to access and utilize the Company’s on-demand services and from related professional services fees. On-demand services enable customers to run web-application tests and review performance results, receive initial provisioning, receive online training, and access and use customer support. Customers contract for the desired on-demand services and typically pay a fixed annual subscription fee, which is based on a committed maximum allowed usage over the contract period.

Professional services consist primarily of consulting services, such as the assessment of a customer’s web-application performance, the provision of recommendations to improve performance, and the provision of supplemental training and contracted support to develop new tests that a customer can use to meet its specific needs. Customers contract for the desired professional services and typically pay a fixed fee based on an agreed-upon number of days of services.

The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	the collection of the fee is probable; and

•	the amount of the fees to be paid by the customer is fixed or determinable.

The subscription arrangements for the Company’s on-demand services do not provide customers the right to take possession at any time of the software used in delivering those services, nor do the arrangements contain rights of return. Because the Company provides its application as a service, the Company follows the

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition. Subscription arrangements often contain multiple service elements. These elements include access to the Company’s on-demand services, and may specify professional services, including implementation and training.

In determining whether professional services can be accounted for separately from on-demand services revenue, the Company follows the guidance in Emerging Issues Task Force No. 00-21, Revenue Arrangements with Multiple Deliverables. In applying this guidance, the Company determined it does not have objective and reliable evidence of the fair value of the on-demand services after delivery of the professional services. The Company therefore accounts for its subscription arrangements and its related service fees as a single unit of accounting. As a result, all revenue from multiple element arrangements is deferred until the specified professional services have been delivered, after which all revenue is recognized ratably, on a daily basis, over the remaining term of the subscription for on-demand services.

On-demand services revenue is deferred upon invoicing and is recognized ratably, on a daily basis, over the term of the subscription. The subscription term commences once the Company has enabled the service for a customer, provided all other elements have been delivered.

The Company recognizes revenue resulting from professional services sold separately from the on-demand services when those professional services are delivered.

Deferred Revenue

Deferred revenue consists of billings or payments received for subscription and professional services in advance of revenue recognition. The Company recognizes these billings and payments as revenue when the revenue recognition criteria are met.

Software Development Costs

The Company follows the guidance set forth in Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, in accounting for the development of on-demand software and other software developed for internal use. In accordance with this guidance, certain qualifying internal use software development costs that are incurred during the application development stage are capitalized and then amortized over the software’s estimated useful life, typically three years. Costs of enhancements to internal-use computer software are capitalized and amortized over the software’s estimated useful life if those enhancements result in additional functionality and are qualified expenditures. All other development costs are expensed as incurred.

Commission Expense

Commission expense is included in sales and marketing expense in the statements of operations. Commissions are directly associated with billable contracts and are calculated and expensed when a customer is billed based upon billable contract value. No commissions have been capitalized or deferred in the balance sheets.

Advertising Expense

The Company expenses advertising as incurred. Advertising expense was $69, $184 and $199 during the years ended December 31, 2006, 2007 and 2008, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Comprehensive Income (Loss) and Accumulated Other Comprehensive Income

Comprehensive income (loss) reflects the change in equity of the Company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. Accumulated other comprehensive income for the Company consists of foreign currency translation adjustments.

Redeemable Convertible Preferred Stock Warrant

On June 29, 2005, the Financial Accounting Standards Board (“FASB”) issued its Staff Position (“FSP”) No. 150-5, Issuer’s Accounting under Statement 150 for Freestanding Warrants and Other Similar Instruments on Shares that Are Redeemable, which affirms that freestanding warrants relating to redeemable shares are subject to the requirements in SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, regardless of the redemption price or the timing of the redemption feature. Therefore, the Company’s outstanding warrant to purchase Class C convertible preferred stock is a liability that must be recorded at fair value. The fair value of the warrant is subject to remeasurement at each reporting period, and any change in fair value (determined using the Black-Scholes option pricing model) is recognized as other income (loss). The Company will continue to adjust the liability for changes in fair value until the earliest of (a) the exercise or expiration of the warrant, (b) the completion of an initial public offering of the Company’s common stock, at which time the warrant automatically will become exercisable for common stock, and (c) the completion of another liquidation event. At the time of any such exercise or expiration or completion of any such offering or liquidation event, the fair value of the warrant will be remeasured and the liability will be reclassified to additional paid-in capital.

Foreign Currency Translation

In general, the Company’s functional currency of operations outside the United States is deemed to be the currency of the local country. Consequently, the assets and liabilities of operations outside the United States are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates for the period for revenue and expenses. The effects of foreign currency translation adjustments are included in accumulated other comprehensive income in stockholders’ equity (deficit). Foreign currency transaction gains or losses are charged to operations. Intercompany balances are treated as permanent investments to the extent repayment is not required in the foreseeable future, and accordingly, gains or losses on these accounts are treated as a component of accumulated other comprehensive income.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which superseded Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. The Company adopted the prospective transition method, which does not result in restatement of previously issued financial statements and requires only new awards and awards that are modified, repurchased or canceled after the adoption date to be accounted for under the provisions of SFAS No. 123R.

SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense based on the vesting periods and fair value of the share-based payments. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award, which, in the case of stock options, is the option vesting term (typically four years).

Under the prospective transition method, compensation expense for all stock-based compensation awards granted after January 1, 2006 are based on the grant date fair value estimated in accordance with the

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

provisions of SFAS No. 123R. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Six Months Ended
	Year Ended December 31,			June 30,
	2006	2007	2008	2009
(unaudited)

Risk-free interest rate	4.45% – 5.13%	3.28% – 4.82%	1.26% – 2.71%	2.02% – 2.82%
Expected life	4.9 years	5.0 years	5.1 – 5.2 years	5.3 years
Expected volatility	45.1% – 50.2%	40.8% – 45.1%	43.9% – 46.8%	48.0% – 48.3%
Expected dividends	None	None	None	None

The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates, as follows:

•	The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life.

•	The Company estimates the expected life of options granted based on the terms of options granted by a group of publicly traded peer companies. Management believes that the exercise history of the Company’s awards does not best represent the expected term of the options. The Company’s first option grants became fully vested in 2005, and therefore the Company lacks Company-specific historical information about the term of its options. The Company intends to continue to use the same group of publicly traded peer companies, giving consideration to the contractual terms and vesting schedules of the awards, to determine the expected term of options in the future, until such time that sufficient Company-specific historical information is available with respect to the term of options.

•	The Company estimates expected volatility based on the volatility of the common stock of a group of publicly traded peer companies. The Company is a private company and therefore lacks Company-specific historical and implied volatility information. The Company intends to continue to use the same group of publicly traded peer companies to determine volatility in the future, until such time that sufficient Company-specific historical information is available with respect to the trading of common stock of the Company.

•	The Company has never declared or paid cash dividends on its common stock and does not intend to do so in the foreseeable future; therefore a 0% dividend rate is utilized.

SFAS No. 123R also requires that the Company recognize compensation expense only for the portion of options that are expected to vest. In developing a forfeiture rate estimate, the Company considered its historical experience, its growing employee base and the limited liquidity of its common stock. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods. The Company reviews and, if appropriate, adjusts stock-based compensation on an annual basis if forfeiture activity and expected employee turnover necessitate changes in the estimated forfeiture rate. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited) was insignificant.

The Company historically has granted stock options at exercise prices equal to or above the fair value of the common stock as of the date of grant, as determined by the Board of Directors with input from management.

The Company prepared a retrospective valuation analysis to determine the fair value of the common stock for purposes of each stock option grant. These valuations were prepared using the probability-weighted

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

expected return method. Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming four possible outcomes: an initial public offering, a sale or merger, continued operation as a private company, and dissolution. The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes. The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the Board and management.

The weighted average fair value of stock options granted during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009 (unaudited) was $1.19, $3.66, $3.80 and $3.58 per share, respectively.

Income Taxes (including Change in Accounting Principle)

Deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and for loss and credit carryforwards using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. FIN No. 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 by prescribing the minimum threshold a tax position is required to meet before being recognized in the financial statements. Differences between the amounts recognized in the statement of financial position prior to adoption of FIN No. 48 and the amounts reported after adoption are accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company adopted FIN No. 48 as of January 1, 2007 as required and recorded $93 as a change in accounting principle (Note 12).

Net Income (Loss) Attributable to Common Stockholders Per Share

Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share is computed giving effect to all potential dilutive common stock, including stock options and warrants. The dilutive effect of outstanding options and warrants is reflected in diluted earnings per share by application of the treasury stock method. The following common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders because they had an antidilutive impact:

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(unaudited)

Options to purchase common stock	3,541,101	4,387,991	4,716,134	4,372,163	2,075,343
Warrant to purchase convertible preferred stock	236,364	236,364	236,364	236,364	—
Redeemable convertible preferred stock, including accumulated dividends	17,534,338	19,251,365	21,126,041	20,163,616	—

	21,311,803	23,875,720	26,078,539	24,772,143	2,075,343

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Basic and diluted earnings per share is calculated as follows:

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(unaudited)

Numerator:
Net (loss) income	$591	$(2,338)	$(501)	$(868)	$1,938
Accretion of convertible preferred stock	(2,261)	(2,184)	(2,386)	(1,160)	(1,257)

Net (loss) income attributable to common stockholders	$(1,670)	$(4,522)	$(2,887)	$(2,028)	$681

Denominator:
Weighted average shares outstanding	1,975,579	2,550,795	2,825,196	2,719,100	3,090,752
Options to purchase common shares	—	—	—	—	1,885,260
Conversion of convertible preferred stock, including accumulated dividends	—	—	—	—	22,113,875
Warrants to purchase convertible preferred stock	—	—	—	—	236,364

Weighted average shares outstanding, diluted	1,975,579	2,550,795	2,825,196	2,719,100	27,326,251

Earnings (loss) per share:
Basic	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.22
Diluted	$(0.85)	$(1.77)	$(1.02)	$(0.75)	$0.07

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Unaudited Pro Forma Net Income (Loss) per Share

The unaudited pro forma basic and diluted net loss per share has been computed to give effect to the conversion of the Company’s redeemable convertible preferred stock, including accumulated dividends, into common stock (using the if-converted method) and the change under which the redeemable convertible preferred stock warrant will, pursuant to its terms, become exercisable to purchase common stock automatically upon completion of an initial public offering. The dilutive effect of outstanding options is reflected in diluted earnings per share by application of the treasury stock method.

Pro forma basic and diluted net income (loss) was calculated as follows:

	Year Ended	Six Months Ended
	December 31,	June 30,
	2008	2009

Unaudited Pro Forma Basic Net (Loss) Income per Share:
Numerator
Net (loss) income attributable to common stockholders	$(2,887)	$681
Accretion of convertible preferred stock	2,386	1,257
Change in fair value of warrant	(418)	241

Pro forma net (loss) income	$(919)	$2,179

Denominator
Weighted average shares outstanding used in computing per share amounts	2,825,196	3,090,752
Conversion of convertible preferred stock, including accumulated dividends	21,126,041	22,113,875

Pro forma weighted average shares outstanding used in computing per share amounts	23,951,237	25,204,627

Pro forma basic net (loss) income per share	$(0.04)	$0.09

Unaudited Pro Forma Diluted Net (Loss) Income per Share:
Numerator
Net (loss) income attributable to common stockholders	$(2,887)	$681
Accretion of convertible preferred stock	2,386	1,257
Change in fair value of warrant	(418)	241

Pro forma net (loss) income	$(919)	$2,179

Denominator
Weighted average shares outstanding used in computing per share amounts	2,825,196	3,090,752
Warrants to purchase convertible preferred stock	—	236,364
Options to purchase common shares	—	1,885,260
Conversion of convertible preferred stock, including accumulated dividends	21,126,041	22,113,875

Pro forma weighted average shares outstanding used in computing per share amounts	23,951,237	27,326,251

Pro forma diluted net (loss) income per share	$(0.04)	$0.08

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued Staff Position FAS 157-2, Effective Date of FASB Statement No. 157, which permits entities to elect to defer the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 relative to its financial assets and liabilities in the year ended December 31, 2008 and relative to its non-financial assets and liabilities in the year ended December 31, 2009. This adoption had no impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company did not elect to use the fair value option outlined in SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141R expands the definition of a business combination and requires acquisitions to be accounted for at fair value. These fair value provisions will be applied to contingent consideration, in-process research and development and acquisition contingencies. Purchase accounting adjustments will be reflected during the period in which an acquisition was originally recorded. Additionally, the new standard requires transaction costs and restructuring charges to be expensed. SFAS No. 141R is effective for the first reporting period beginning after December 15, 2008. The adoption of SFAS No. 141R relative to future business combinations, if any, is expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 changes the accounting for minority interests, which will be reclassified as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The adoption of SFAS No. 160 has not had, and is not expected to have in the future, a material impact on the Company’s financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, to enhance the disclosure framework of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires enhanced disclosures about the purpose of an entity’s derivative instruments, how derivative instruments and hedged items are accounted for, and how the entity’s financial position, cash flows and performance are enhanced by the derivative instruments and hedged items. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 has not had, and is not expected to have in the future, a material impact on the Company’s financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset under SFAS No. 142. FSP No. FAS 142-3 is effective for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP No. FAS 142-3 has not had, and is not expected to have in the future, a material impact on the Company’s financial position, results of operations or cash flows.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP No. EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method described in paragraphs 60 and 61 of SFAS No. 128. FSP No. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The adoption of FSP No. EITF 03-6-1 has not had, and is not expected to have in the future, a material impact on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued SFAS 165, Subsequent Events. SFAS 165 establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before the financial statements are issued. SFAS No. 165 is effective for the quarter ended June 30, 2009. The adoption of SFAS No. 165 has not had, and is not expected to have in the future, a material impact on the Company’s financial position, results of operations or cash flows.

3.	Acquisitions

Sysformance AG

On February 6, 2007, the Company acquired all of the outstanding stock of Sysformance AG (“Sysformance”) for a total of $1,461 million consisting of $481 in cash, $151 in acquisition costs and $829 of additional payments based on Sysformance revenue during the two years following the acquisition and transition of customers from Sysformance to the Company. Sysformance provides website monitoring services and operates principally in Germany and Switzerland. This acquisition provided an established business in a country in which the Company had not previously operated. This acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141, Business Combinations. Accordingly, the results of operations of the Company include the results of Sysformance beginning on the date of the acquisition.

The initial aggregate purchase price to acquire Sysformance was $989, consisting of (a) an upfront payment of $281 in cash, (b) a $200 advance in cash against future revenue-based performance payments, (c) $151 in acquisition costs and (d) $357 for additional payments based on achievement of revenue-based performance metrics through January 2008. The purchase price was allocated to the estimated fair value of the tangible and identifiable intangible assets acquired and the liabilities assumed based on their estimated fair

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

values as of the date of acquisition. The allocation of the purchase price as of the acquisition date, as updated through December 31, 2007 for additional performance-based consideration, was as follows:

Current assets	$284
Property and equipment	19
Deferred tax asset	321
Intangible assets:
Patents	2
Non-compete agreements	20
Customer relationships	140
Trade name	120
Developed technology	630
Liabilities assumed	(101)
Deferred tax liability	(273)
Excess of fair value of acquired assets over purchase price (negative goodwill)	(173)

Total purchase price	$989

In determining the fair value of the acquired intangible assets, the Company considered, among other factors, its intention for future use of the acquired assets, analyses of historical financial performance and estimates of future performance of Sysformance products. The fair values of customer relationships and developed technology were based on the income approach. The fair values of the non-compete agreements were based on the comparative business valuation model. The fair value of the trade name was based on the relief-from-royalty method. The rate of return utilized to discount the net cash flows to their present values was 20%.

Given the excess of the fair value of the acquired assets and assumed liabilities over the initial purchase price, the purchase price allocation through December 31, 2007 resulted in negative goodwill, which is an amount of fair value that was not assigned to the acquired assets and assumed liabilities pending the resolution of all contingent consideration. As of December 31, 2008, the Company recorded an accrual of $472 for additional purchase consideration due to the sellers relating to the achievement of revenue-based performance metrics through January 2009. This finalization of the total purchase price resulted in decreasing the previously recorded negative goodwill to zero and recording $299 of goodwill related to the Sysformance acquisition, none of which is tax deductible.

Certain acquired intangible assets, including customer relationships, developed technology and the trade name, are amortized over their useful lives under the economic consumption method based on cash flow projections. Other acquired intangible assets, including non-compete agreements, are amortized on a straight-line basis, which approximates the economic consumption method for these intangibles.

BrowserCam, Inc.

On June 19, 2007, the Company acquired selected assets of BrowserCam, Inc. (“BrowserCam”) for a total of $2,704, consisting of $1,500 in cash, a $725 non-interest bearing note payable January 2008, $79 in acquisition costs and a $400 final payment based on revenue from the purchased assets during the year ended June 30, 2008. The note payable was determined to have a present value of $704 on the acquisition date. BrowserCam’s products allow companies and developers to profile a website across multiple configurations of browsers, operating systems and screen resolutions. The acquisition provided an established product that could be incorporated into the Company’s existing product line. The purchased assets of BrowserCam were

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

determined to constitute a business, and therefore the acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141 and the results of operations of the Company include the results of BrowserCam beginning on the date of the acquisition. The purchase price exceeded the fair value of the acquired assets and, accordingly, $843 was allocated to goodwill, all of which is tax deductible.

The initial aggregate purchase price to acquire the BrowserCam assets was $2,283, consisting of an upfront purchase price of $1,500 in cash, the note payable, which had a present value of $704 on the acquisition date, and $79 in acquisition costs. The purchase price was allocated to the estimated fair value of the tangible and identifiable intangible assets acquired based on their estimated fair values as of the date of acquisition. The allocation of the purchase price was as follows:

Property and equipment	$20
Intangible assets:
Non-compete agreements	30
Customer relationships	110
Developed technology	1,200
Trade name	80
Goodwill	843

Total purchase price	$2,283

In determining the fair values of the acquired intangible assets, the Company considered, among other factors, its intention for future use of the acquired assets, analyses of historical financial performance and estimates of future performance of BrowserCam products. The fair values of customer relationships and developed technology were based on the income approach. The fair values of the non-compete agreements were based on the comparative business valuation model. The fair value of the trade name was based on the relief-from-royalty method. The cost approach was also utilized when appropriate. The rate of return utilized to discount the net cash flows to their present values was 18%.

Certain acquired intangible assets, including customer relationships, developed technology and the trade name, are amortized over their useful lives under the economic consumption method based on cash flow projections. Other acquired intangible assets, including non-compete agreements, are amortized on a straight-line basis, which approximates the economic consumption method for these intangibles.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Pro Forma Combined Results (unaudited)

The following unaudited pro forma financial information represents the combined results of operations of the Company, Sysformance and BrowserCam as if the acquisitions had happened on January 1, 2006 and 2007. The unaudited pro forma results are not necessarily indicative of future results or the results that would have occurred had the acquisitions been consummated on January 1, 2006 and 2007.

	Year Ended December 31,
	2006	2007

Pro forma revenue	$23,038	$32,942
Pro forma net income (loss)	105	(2,594)
Accretion of redeemable convertible preferred stock	(2,261)	(2,184)

Net loss attributable to common stockholders	$(2,156)	$(4,778)

Net loss attributable to common stockholders per share:
Basic and diluted	$(1.09)	$(1.87)

Pro forma adjustments include increased amortization of acquired intangible assets of $615 and $218 and reduced interest income of $90 and $43 for the years ended December 31, 2006 and 2007, respectively.

4.	Valuation and Qualifying Accounts

Changes in the Company’s allowances were as follows:

	Balance at	Additions		Balance at
	Beginning of	Charged to		End of
	Period	Expense	Deductions(1)	Period

Allowance for doubtful accounts (deducted from accounts receivable):
Year ended December 31, 2006	$141	$234	$126	$249
Year ended December 31, 2007	249	155	226	178
Year ended December 31, 2008	178	279	194	263
Deferred tax valuation allowance (deducted from net deferred taxes):
Year ended December 31, 2006	$7,573	$69	$550	$7,092
Year ended December 31, 2007	7,092	788	508	7,372
Year ended December 31, 2008	7,372	403	1,031	6,744

(1)	Deductions to the allowance for doubtful accounts represent write-offs of accounts deemed uncollectible. Deductions to the deferred tax valuation allowance represent the utilization of previously reserved deferred tax items, the adoption of FIN No. 48 and foreign currency translation adjustment.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

5.	Property and Equipment

Property and equipment consisted of the following:

	December 31,		June 30,
	2007	2008	2009
			(unaudited)

Leasehold improvements	$479	$530	$532
Computer and office equipment	7,889	10,383	12,461
Purchased software	1,570	1,774	1,533
Capitalized software	1,085	2,173	3,203
Furniture and fixtures	284	350	346

Property and equipment, at cost	11,307	15,210	18,075
Less accumulated depreciation and amortization	(6,541)	(9,129)	(11,147)

Property and equipment, net	$4,766	$6,081	$6,928

Depreciation and amortization expense was $774, $1,321, $2,639, $1,128 and $1,606 for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited), respectively.

As of December 31, 2007 and 2008 and June 30, 2009 (unaudited), property and equipment under capital leases consisted of computer and office equipment with a cost basis of $742, $742 and $1,061 and accumulated amortization of $657, $729 and $750 respectively.

During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited), the Company capitalized $215, $870, $1,071, $602 and $1,030, respectively, of development costs related to computer software developed or obtained for internal use. These costs are being amortized to cost of revenues on a straight-line basis over their estimated useful life of three years commencing when development is completed. Amortization related to capitalized software development costs was $10, $79 and $415 for the years ended December 31, 2006, 2007 and 2008, and $158 and $310 for the six months ended June 30, 2008 and 2009 (unaudited), respectively. The unamortized cost of capitalized software development was $996, $1,664, and $2,385 as of December 31, 2007 and 2008 and June 30, 2009 (unaudited), respectively.

6.	Goodwill and Intangible Assets

As of December 31, 2007, the Company’s finite-lived acquired intangible assets were as follows:

				Weighted
		Accumulated	Net Book	Average
	Cost	Amortization	Value	Useful Life

Non-compete agreements	$52	$15	$37	2.0 years
Customer relationships	266	123	143	1.9 years
Developed technology	1,901	195	1,706	3.9 years
Trade names	213	38	175	3.2 years
Patents	127	28	99	2.3 years

Total	$2,559	$399	$2,160

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

As of December 31, 2008, the Company’s finite-lived acquired intangible assets were as follows:

				Weighted
		Accumulated	Net Book	Average
	Cost	Amortization	Value	Useful Life

Non-compete agreements	$54	$38	$16	2.0 years
Customer relationships	276	218	58	1.9 years
Developed technology	2,648	724	1,924	3.9 years
Trade names	223	91	132	3.2 years
Patents	127	73	54	2.3 years

Total	$3,328	$1,144	$2,184

As of June 30, 2009 (unaudited), the Company’s finite-lived acquired intangible assets were as follows:

				Weighted
		Accumulated	Net Book	Average
	Cost	Amortization	Value	Useful Life

Non-compete agreements	$53	$49	$4	2.0 years
Customer relationships	271	231	40	1.9 years
Developed technology	2,625	889	1,736	3.9 years
Trade names	218	110	108	3.2 years
Patents	127	93	34	2.3 years

Total	$3,294	$1,372	$1,922

Amortization expense related to intangible assets was $4, $397, $728, $368 and $237 during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited), respectively. Future expected amortization of intangible assets was as follows:

	December 31,	June 30,
	2008	2009
		(unaudited)

2009	$477	$232
2010	542	537
2011	462	459
2012	401	398
2013	101	100
Thereafter	201	196

	$2,184	$1,922

The changes in the Company’s goodwill were as follows:

	Year Ended
	December 31,		Six Months Ended
	2007	2008	June 30, 2009
			(unaudited)

Balance at beginning of period	$814	$1,588	$2,247
Goodwill acquired	843	699	—
Purchase price allocation adjustments	(69)	(40)	—

Balance at end of period	$1,588	$2,247	$2,247

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The goodwill acquired in the year ended December 31, 2008 reflects additional consideration for the Sysformance and BrowserCam acquisitions which became due as a result of achieving post-acquisition performance-based metrics. The purchase price allocation adjustments in the years ended December 31, 2007, and 2008 and the six months ended June 30, 2009 (unaudited) were to reflect the reversal of valuation allowance recorded against deferred tax assets as those assets subsequently were realized through utilization of foreign net operating loss carry forwards and the accrual of contingent payments.

7.	Accrued Liabilities

Accrued liabilities were as follows:

	December 31,		June 30,
	2007	2008	2009
			(unaudited)

Payroll-related liabilities	$2,102	$2,531	$1,861
Acquisition related liabilities	467	872	—
Audit and tax fees	835	496	485
Legal fees	11	199	139
Value-added tax payable	333	56	109
Other accrued expenses	1,304	1,375	1,395

Total	$5,052	$5,529	$3,989

8.	Commitments, Contingencies and Guarantees

Leases

The Company leases its offices and certain office equipment pursuant to noncancelable lease agreements. Rent expense under all leases was $456, $927 and $1,067 for the years ended December 31, 2006, 2007 and 2008, respectively.

In April 2005, the Company entered into a non-cancellable operating lease agreement with respect to its former corporate headquarters. The lease commenced in May 2005 and expired in September 2008. During the year ended December 31, 2007, the Company executed a sublease arrangement for 17 months with sublease payments totaling $146. The $131 difference between the sublease proceeds and the remaining lease expense was accrued at the commencement of the sublease and offset future payments of rent over the remaining term of the lease.

In December 2006, the Company entered into a lease agreement for its current headquarters in Lexington, Massachusetts. The term of the lease commenced in April 2007 and expires in April 2013.

In February 2008, the Company leased additional space in the same office complex as its current corporate headquarters. The term of this lease commenced in March 2008 and originally expired in July 2009. In November 2008, the Company extended this lease through July 2010. The minimum payments under the amended lease total $317 and $174 in the years ending December 31, 2009 and 2010, respectively.

In July 2009, the Company leased additional space in the same office complex as its current corporate headquarters. This lease extends from September 2009 to September 2014, and the minimum payments under the least total $3.7 million.

The Company has entered into long-term agreements with third-party vendors for hosting services around the world.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Future minimum lease payments under the Company’s operating and capital lease agreements as of December 31, 2008 were as follows:

	Operating Leases
		Data Centers and	Capital
	Office Space	Bandwith	Leases

2009	$1,257	$751	$11
2010	865	88	—
2011	730	—	—
2012	772	—	—
2013	243	—	—

	$3,867	$839	$11

Less portion representing interest			(1)

			$10

Guarantees and Indemnification Obligations

The Company has identified the indemnities below as disclosable in accordance with FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify, hold harmless and reimburse the indemnified party (typically a customer of the Company) for losses suffered or incurred by the indemnified party in connection with any patent, copyright or other intellectual property infringement claim by a third party arising from use of the Company’s services or from the Company’s gross negligence, willful misconduct or violation of law (provided that there is not gross or willful misconduct on the part of the other party) with respect to the Company’s services. These indemnification agreements generally have perpetual terms commencing upon execution. The potential amount of future payments under these indemnification agreements is unlimited, and the Company has sought to limit its exposure for these payments by obtaining insurance that covers certain third-party claims relating to the Company’s services. Through December 31, 2008 and June 30, 2009 (unaudited), the Company had never incurred costs to defend lawsuits or settle claims related to these types of indemnification agreements. Based on historical experience, the Company did not record any liability with respect to these indemnification agreements as of December 31, 2007 or 2008 or June 30, 2009 (unaudited).

9.	Long-Term Debt

On December 30, 2004, the Company issued a note payable to a financial institution in exchange for gross proceeds of $3,000 (the “2004 Note”). The 2004 Note bore interest at the rate of 12.25% per annum, was payable in monthly installments of principal and interest, and was secured by substantially all of the Company’s assets. The 2004 Note also contained financial and nonfinancial covenants. As of December 31, 2007, the Company was in compliance with the terms of these covenants. The final installment of the 2004 Note was paid by the Company in January 2008.

In connection with the issuance of the 2004 Note, the Company issued to the financial institution a warrant to purchase 236,364 shares of Class C convertible preferred stock at an exercise price of $1.65 per share. Upon issuance, the fair value of the warrant was estimated to be $54 using the Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 3.97%, expected life of 7 years,

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

expected volatility of 34%, and expected dividends of 8.5%. The proceeds from the financing were allocated $54 to the warrant and $2,946 to the 2004 Note. The original value ascribed to the warrant was recorded as an increase in additional paid-in capital in 2004. The discount on the 2004 Note was accreted as a component of interest expense and totaled $18, $18 and $0 during the years ended December 31, 2006, 2007 and 2008, respectively, and $0 during each of the six months ended June 30, 2008 and 2009 (unaudited) (Note 11).

10.	Common Stock, Redeemable Convertible Preferred Stock and Stock Option Plans

Common Stock

As of December 31, 2007 and 2008 and June 30, 2009 (unaudited), the Company had 30,000,000 authorized shares of common stock, $0.001 par value per share. Each share of common stock entitles the holder to one vote on all matters submitted to a vote by the Company’s stockholders. Common stockholders are entitled to dividends when and if declared by the Board of Directors.

Redeemable Convertible Preferred Stock

As of December 31, 2007 and 2008 and June 30, 2009 (unaudited), the Company had 13,305,513 authorized shares of preferred stock that were designated as Class A, Class B and Class C convertible preferred stock, which is redeemable and has other rights, preferences and privileges as follows:

Voting Rights

Each share of Class A, Class B and Class C convertible preferred stock is entitled to a number of votes equal to the number of whole shares of common stock into which such share can be converted.

Dividends

Class A, Class B and Class C convertible preferred stockholders are entitled to receive cumulative dividends at the rate of 8.5% of their respective liquidation values per annum. As of December 31, 2008, an aggregate of $1,226, $4,255 and $4,689, respectively, of dividends had accumulated on the outstanding Class A, Class B and Class C convertible preferred stock. As of June 30, 2009, an aggregate of $1,373, $4,763 and $5,291 (unaudited), respectively, of dividends had accumulated on the outstanding Class A, Class B and Class C convertible preferred stock. Dividends are payable in cash, except that accumulated dividends payable upon conversion of preferred stock are payable, at the election of the holder, in a number of shares of common stock equal to the amount of the accumulated dividends divided by $1.051, in the case of Class A or Class B convertible preferred stock, or $1.65, in the case of Class C convertible preferred stock. Dividends accumulate from the date of issuance of preferred stock to the date of a liquidation, redemption or conversion into common stock. Dividends accumulate whether or not they have been declared by the Board of Directors.

Liquidation Preferences

Holders of Class A, Class B and Class C convertible preferred stock are entitled to receive specified liquidation amounts in the event of a liquidation, dissolution or winding-up of the Company or of certain deemed liquidation events. The deemed liquidation events generally include (a) a merger or stock sale after which new stockholders would own a majority of the voting stock of the Company and (b) a sale of all or substantially all of the assets of the Company. Holders of a majority of the then-outstanding Class A and Class B convertible preferred stock, voting on an as-converted basis, and holders of a majority of the Class C convertible preferred stock may decline to have an event treated as a deemed liquidation event with respect to their respective classes of preferred stock.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The following terms would apply in the event of a liquidation, dissolution or winding-up of the Company or a deemed liquidation event. The holders of Class C convertible preferred stock shall be entitled to be paid, prior to and in preference to the holders of Class A and Class B convertible preferred stock and common stock, an amount equal to $1.65 per share, plus all accumulated but unpaid dividends. The holders of Class B convertible preferred stock shall be entitled to be paid, prior to and in preference to the holders of Class A convertible preferred stock and common stock, an amount equal to $1.051 per share, plus all accumulated but unpaid dividends. The holders of Class A convertible preferred stock shall be entitled to be paid, prior to and in preference to the holders of common stock, an amount equal $1.051 per share, plus all accumulated but unpaid dividends if paid in cash. In no event shall the aggregate Class A and B convertible preferred stock liquidation amounts exceed $2,177 and $7,550, respectively.

Conversion

Each share of Class A, Class B and Class C convertible preferred stock is convertible at any time, at the option of the holder, into one share of common stock (subject to certain adjustments). The Class A, Class B and Class C convertible preferred stock will convert automatically into common stock upon the closing of an initial public offering of common stock with aggregate proceeds of at least $25,000 and a per-share price of at least $4.95. At December 31, 2008 and June 30, 2009 (unaudited), 13,305,513 shares of common stock were reserved for issuance upon conversion of the Class A, Class B and Class C convertible preferred stock.

Redemption

All outstanding shares of Class A, Class B and Class C convertible preferred stock are subject to redemption at any time after September 30, 2008, at the election of not less than 20% of the holders of the Class A, Class B and Class C convertible preferred stock, voting on an as-converted basis. The redemption prices for the Class A, Class B and Class C convertible preferred stock are $1.051, $1.051 and $1.65, respectively, plus any accumulated and unpaid dividends as of the redemption date.

Stock Option Plans

In November 2001, the Company adopted a Stock Plan (the “2001 Stock Plan”) that was amended and restated in October 2004. The 2001 Stock Plan provided for the grant of qualified incentive stock options and nonqualified stock options to the Company’s employees, officers, directors and outside consultants to purchase up to an aggregate of 2,657,121 shares of the Company’s common stock. The stock options vest as determined by the Board of Directors on the grant date and expire ten years from the grant date. The options generally vest over three years. Upon the adoption of the 2005 Stock Incentive Plan (the “2005 Stock Plan”) described below, no further equity awards could be granted under the 2001 Stock Plan.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

In September 2005, the Company adopted the 2005 Stock Plan, which provides for the grant of qualified incentive stock options and nonqualified stock options to the Company’s employees, officers, directors, outside consultants and advisors to purchase up to an aggregate of 5,482,395 shares of the Company’s common stock. The Company had 959,228 stock options available for future grant under the 2005 Stock Plan at December 31, 2008. The following table summarizes stock option activity for the 2001 Stock Plan and 2005 Stock Plan:

		Weighted
		Average
		Exercise	Remaining	Aggregate
	Number of	Price	Contractual	Intrinsic
	Shares	Per Share	Term	Value

Outstanding at December 31, 2005	3,786,758	$0.87
Granted	925,643	0.83
Exercised	(456,506)	0.85
Canceled	(714,798)	0.84

Outstanding at December 31, 2006	3,541,097	0.89
Granted	1,337,000	4.00
Exercised	(281,904)	0.86
Canceled	(208,206)	0.92

Outstanding at December 31, 2007	4,387,987	1.83
Granted	1,233,843	3.80
Exercised	(405,693)	.93
Canceled	(500,003)	2.20

Outstanding at December 31, 2008	4,716,134	2.39	7.4 years	$6,497
Granted (unaudited)	197,000	3.90
Exercised (unaudited)	(35,771)	.85
Canceled (unaudited)	(194,009)	3.36
Outstanding at June 30, 2009 (unaudited)	4,683,354	2.42	7.3 years	$10,982

Exercisable at June 30, 2009 (unaudited)	2,702,581	$1.71	6.4 years	$8,207
Vested and expected to vest	4,227,786	$2.34	7.2 years	$10,246
Exercisable at December 31, 2008	2,286,590	$1.55	6.4 years	$4,643
Exercisable at December 31, 2007	2,172,009	$1.18	6.7 years	$6,669

A portion of the options granted to executives are subject to performance criteria. The fair value of these performance based awards is being recognized over the requisite service period. At December 31, 2008, the achievement of these performance criteria is deemed probable by the Company.

The aggregate intrinsic value was calculated based on the amounts by which the estimated fair value of common stock as of December 31, 2008 and June 30, 2009 (unaudited) of $3.27 and $4.61 per share exceeded the respective exercise prices.

The total intrinsic value of stock options exercised was $272, $520, $1,433 and $95 for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009 (unaudited), respectively.

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Under the provisions of SFAS 123R, the Company recognized stock-based compensation expense on all employee awards in the following categories:

				Six Months
				Ended
	Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(unaudited)

Cost of revenue	$3	$29	$82	$33	$47
Sales and marketing	17	137	190	93	126
Research and development	29	136	284	98	168
General and administrative	76	233	210	96	170

	$125	$535	$766	$320	$511

No stock-based compensation was capitalized during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited). The unrecognized compensation expense associated with outstanding stock options as of December 31, 2008 and June 30, 2009 (unaudited) was $2,507 and $2,198, which is expected to be recognized over a weighted average period of 2.64 years and 2.46 years, respectively.

The following summarizes information regarding stock options outstanding as of December 31, 2008:

Stock Options (Vested and Unvested)				Vested Stock Options
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise Price	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

$0.70	9,910	3.20	$0.70	9,910	$0.70
0.825	2,465,769	6.52	0.825	1,707,261	0.825
1.15	97,137	4.87	1.15	97,137	1.15
1.20	114,477	3.98	1.20	114,477	1.20
3.62	1,161,716	8.89	3.62	30,000	3.62
4.35	43,000	7.32	4.35	13,430	4.35
5.46	762,500	8.71	5.46	314,375	5.46
6.80	61,625	7.48	6.80	—	—

$0.70-6.80	4,716,134		$2.39	2,286,590	$1.55

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The following summarizes information regarding stock options outstanding as of June 30, 2009 (unaudited):

Stock Options (Vested and Unvested)				Vested Stock Options
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise Price	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

$0.70	9,910	2.70	$0.70	9,910	$0.70
0.825	2,386,487	6.20	0.825	1,940,088	0.825
1.15	97,137	4.37	1.15	97,137	1.15
1.20	114,477	3.48	1.20	114,477	1.20
3.62	1,186,218	9.40	3.62	95,184	3.62
4.35	38,500	7.66	4.35	16,836	4.35
4.61	56,500	9.97	4.61	12,500	4.61
5.46	743,000	8.43	5.46	400,479	5.46
6.80	51,125	8.45	6.80	15,970	6.80

$0.70-6.80	4,683,354			2,702,581	$1.71

11.	Warrant to Purchase Redeemable Convertible Preferred Stock

As of December 31, 2007 and 2008 and June 30, 2009 (unaudited), the Company had an outstanding warrant to purchase 236,364 shares of Class C convertible preferred stock at an exercise price of $1.65 per share. Upon issuing the warrant in 2004, the Company estimated the fair value of the warrant using the Black-Scholes pricing model and recorded it as additional paid-in capital and as a discount to the related debt, which was amortized to interest expense over the term of the debt agreement. Upon adoption of FSP No. 150-5 effective as of July 1, 2005, the Company reclassified the original carrying value of the warrant of $54 to a liability from additional paid-in capital and remeasured the fair value of the warrant as the cumulative effect of a change in accounting principle, which was not material to the consolidated financial statements. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited), in accordance with FSP No. 150-5, the Company remeasured the warrant liability and recorded adjustments to other expense (income) of $250, $547, $(418), $79 and $241 respectively, for the change in fair value of the warrant.

The warrant is exercisable for Class C convertible preferred stock at any time until the expiration date of December 30, 2011. In the event of an initial public offering of the Company’s common stock, the warrant automatically will become exercisable to purchase common stock at an exercise price consistent with the conversion rights of the Class C convertible preferred stock.

12.	Income Taxes

The domestic and foreign components of income (loss) before provision for income taxes were as follows:

	Year Ended December 31,
	2006	2007	2008

Domestic	$624	$(2,645)	$(262)
Foreign	288	704	32

	$912	$(1,941)	$(230)

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The provision for income taxes was as follows:

	Year Ended December 31,
	2006	2007	2008

Current:
Federal	$76	$—	$18
State	37	40	(5)
Foreign	67	87	174

Total current	180	127	187

Deferred:
Federal	—	13	20
State	—	—	—
Foreign	141	257	64

Total deferred	141	270	84

Total provision	$321	$397	$271

The provision for income taxes for each of the years ended December 31, 2006, 2007 and 2008 differed from the amount computed by applying the U.S. statutory federal income tax rate to income (loss) before provision for income taxes. The sources and tax effects of the differences were as follows:

	Year Ended December 31,
	2006	2007	2008

U.S. statutory federal income tax rate	34.0%	(34.0)%	34.0%
State taxes, net of federal effect	8.4	(6.5)	(4.4)
Non-deductible items	22.4	20.1	(82.2)
Change in valuation allowance	(37.3)	37.3	12.1
Foreign taxes	7.7	0.3	(18.4)
Reserve for uncertain tax positions	—	3.3	(42.6)
Alternative minimum tax	—	—	(7.9)
Other	—	—	(8.4)

	35.2%	20.5%	(117.8)%

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows:

	December 31,
	2007	2008

Deferred tax assets:
Net operating loss carryforwards	$5,315	$4,568
Accrued expenses	1,261	944
Stock compensation	71	132
Allowance for bad debt	30	90
Capitalized research and development	652	493
Credits	260	350
Deferred revenue	365	355
Intangible assets	—	13
Other	11	13

Deferred tax assets	7,965	6,958

Deferred tax liabilities:
Property and equipment	(375)	(189)
Intangible assets	(178)	—
Other	—	(31)

Deferred tax liabilities	(553)	(220)

Valuation allowance	(7,372)	(6,744)

Net deferred tax asset (liability)	$40	$(6)

The Company’s deferred tax assets and liabilities are reflected in the consolidated balance sheets as follows:

	December 31,
	2007	2008

Deferred tax assets	$153	$118
Deferred tax liabilities	(113)	(124)

Net deferred taxes	$40	$(6)

In assessing the Company’s ability to realize the value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of December 31, 2008, a valuation allowance was recorded against the full amount of the Company’s U.S. net deferred tax assets and a substantial portion of its foreign net deferred tax assets because management currently believes that, after considering the available evidence, it is more likely than not that those assets will not be realized.

As of December 31, 2008, the Company had net operating loss carryforwards of $8,136 and $7,139 available to offset U.S. and foreign taxable income, respectively. If not offset against future taxable income, these carryforwards will expire in tax years 2009 through 2028. The Company also has research and development credits available for carryforward of $325 that will expire through 2022 (federal) and 2017

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

(state). Generally, the U.S. Internal Revenue Code Section 382 imposes limitations upon the Company’s ability to utilize net operating losses upon the occurrence of ownership changes exceeding 50%. U.S. net operating losses are reflected based on the result of this limitation. Prospective ownership changes that may occur may further restrict the Company’s ability to utilize net operating losses.

No provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of the Company’s subsidiaries, because any such earnings are expected to be reinvested and are considered permanent in nature. If these earnings ultimately were distributed to the United States in the form of dividends or otherwise, or if the shares of the subsidiaries were sold or transferred, the Company would likely be subject to additional U.S. income taxes, net of the impact of any available foreign tax credits. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings in the subsidiaries.

The Company adopted the provisions of FIN No. 48 as of January 1, 2007. Upon such adoption, the Company recorded, as of January 1, 2007, a decrease of $95 in retained earnings, including interest and penalties, and a corresponding increase in taxes payable. As of adoption of FIN No. 48 on January 1, 2007, the Company had uncertain tax benefits of $635. A reconciliation of the beginning and ending amounts of uncertain tax benefits is as follows:

	Year Ended December 31,
	2007	2008

Balance at beginning of period	$566	$609
Additions for current year tax positions	43	69
Additions for tax positions of prior years	—	—
Settlements	—	—
Lapse of statue of limitations	—	(11)

Balance at end of period	$609	$667

Consistent with FIN No. 48, these gross contingency additions do not take into account offsetting tax benefits associated with the correlative effects of potential adjustments. Interest and penalties related to unrecognized tax benefits are recorded in income tax expense. During the years ended December 31, 2007 and 2008, the Company recognized $26 and $40, respectively, in interest and penalties. The Company had accrued $93 and $133 for the payment of interest and penalties at December 31, 2007 and 2008, respectively.

The total amount of unrecognized tax benefits, including interest and penalties, at December 31, 2008 that, if recognized, would impact the effective tax rate is $801. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. The Company and most of its foreign subsidiaries are no longer subject to income tax examinations for 2004 and prior periods.

It is reasonably possible that no significant changes in unrecognized tax benefits will occur within the twelve months following December 31, 2008.

13.	Employee Benefit Plan

The Company has a defined contribution plan established under Section 401(k) of the Internal Revenue Code, which covers substantially all of the U.S. employees of the Company. Participants must be at least 21 years old but do not need to meet any minimum service requirement. Participants may contribute up to 60% of their eligible pay on a pre-tax basis. The Company did not make matching contributions to this plan for the years ended December 31, 2006, 2007 or 2008 or the six months ended June 30, 2008 or 2009 (unaudited).

14.	Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires

GOMEZ, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views and manages its business as one reporting segment.

Geographic Data

The following table sets forth revenue by location of billing and long-lived assets by geographic area:

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009

Revenues
United States	$18,284	$27,409	$39,534	$17,829	$22,965
United Kingdom	2,518	3,138	3,852	1,728	1,689
All other international	903	2,081	3,591	1,640	1,974

Total revenue	$21,705	$32,628	$46,977	$21,197	$26,628

Long-Lived Assets
United States		$3,750	$4,355		$4,557
United Kingdom		4	19		21
All other international		148	178		130

Total long-lived assets		$3,902	$4,552		$4,708

15.	Related-Party Transactions

In May 2005, the Company entered into an advisory arrangement with Carl Pavarini, who had become a director in April 2005, for business and strategic consulting services to be provided to the Company’s chief executive officer on an as-needed basis. In consideration for these services, the Company granted to Dr. Pavarini, upon entering into the advisory arrangements, an option to purchase 45,734 shares of common stock with an exercise price of $0.825 per share, which vested over four years and fully vested in May 2009. The unvested portion of this option was adjusted to its current fair value at the end of each reporting period. The fair value of this option was recorded to expense over the vesting period, of which $44, $34, $11, $2 and $0 were recognized in the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited), respectively.

In June 2006, the Company issued 388,409 shares of Class C convertible preferred stock at a purchase price of $1.65 per share for an aggregate purchase price of $641 to its chief executive officer, who also served as a director of the Company. In June 2006, the Company also issued 48,500 shares of Class C convertible preferred stock at a purchase price of $1.65 per share for an aggregate purchase price of $80 to the Company’s chief financial officer.

16.	Subsequent Events

The Company has performed an evaluation of subsequent events through September 18, 2009, which is the date the financial statements were issued. During this period, no material recognizable subsequent events occurred.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the fees payable to the SEC and the Financial Industry Regulatory Authority.

SEC registration fee		$3,164
Financial Industry Regulatory Authority fee		8,550
The NASDAQ Global Market listing fee		100,000
Printing and mailing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Article SEVENTH of our amended and restated charter, to become effective upon the closing of the offering made pursuant to this registration statement, provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware law statute prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Article EIGHTH of our charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our charter provides that we will indemnify any indemnitee who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such indemnitee shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that an indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

As a condition precedent to the right of indemnification, an indemnitee must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

Article EIGHTH of our charter further provides that the indemnification provided therein is not exclusive, and provides that no amendment, termination or repeal of the relevant provisions of the Delaware law statute or any other applicable law will diminish the rights of any Indemnitee to indemnification under our charter.

Section 145 of the Delaware law statute provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

We have obtained director and officer insurance providing for indemnification for our directors and officers for certain liabilities and expect that, prior to the consummation of this offering, such insurance will provide for indemnification of our directors and officers for liabilities under the Securities Act.

In the underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued and options granted by us within the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rules of the SEC, under which exemption from registration was claimed. No underwriters were involved in any of such sales or grants. Some of the transactions described below involved directors, officers and five-percent stockholders.

In June 2006, we issued 388,409 shares of our Class C convertible preferred stock at a purchase price of $1.65 per share for an aggregate purchase price of $640,875 to Jaime Ellertson, our Chief Executive Officer and one of our directors. In June 2006, we also issued 48,500 shares of our Class C convertible preferred stock at a purchase price of $1.65 per share for an aggregate purchase price of approximately $80,025 to Richard Darer, our Chief Financial Officer. Each share of our Class C convertible preferred stock is convertible into one share of common stock. All shares of our Class C convertible preferred stock will automatically convert into shares of common stock upon completion of this offering. Both of these sales were made in reliance on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Since May 7, 2005, we have granted stock options to purchase 5,158,905 shares of common stock with exercise prices ranging from $0.825 to $6.80, pursuant to our 2001 Stock Plan and 2005 Stock Incentive Plan. Since May 7, 2005, options have been exercised to acquire a total of 1,254,288 shares for consideration aggregating $1,101,751. The stock options described in this Item 15 were granted, and the shares of common stock purchasable upon the exercise of those stock options were issued or are issuable, pursuant to written compensatory plans or arrangements with our directors, employees and consultants, in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16.	Exhibits.

(a)	Exhibits

To be Filed
Exhibit			Filed	Filed	by
Number		Description of Exhibit	Previously	Herewith	Amendment

1.1		Form of Underwriting Agreement			X
3.1		Amended and Restated Certificate of Incorporation of the Registrant, as amended	X
3.2		Form of Restated Certificate of Incorporation of the Registrant, to become effective upon closing of the offering			X
3.3		Bylaws of the Registrant, as amended	X
3.4		Amended and Restated By-laws of the Registrant, to become effective upon closing of the offering	X
4.1		Specimen certificate for shares of common stock of the Registrant	X
4.2		Fourth Amended and Restated Investor Rights Agreement dated September 30, 2003 among the Registrant and the stockholders named therein, as amended	X
5.1		Opinion of Cooley Godward Kronish LLP			X
10.1		Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC, as amended	X
10	.1a	Extension Letter Agreement dated March 30, 2007 relating to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1b	First Amendment dated February 22, 2008 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1c	Second Amendment dated October 31, 2008 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1d	Third Amendment dated November 13, 2008 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1e	Fourth Amendment dated July 31, 2009 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC		X
10	.2*	Master Services Agreement dated October 14, 2003 between the Registrant and Internap Network Services Corporation	X
10	.3*	Managed Hosting Master Services Agreement dated March 30, 2007 between the Registrant and Rackspace, Ltd.	X
10	.4*	Verizon Business Service Agreement dated March 13, 2007 between the Registrant and Verizon Business Network Services Inc.	X
10	.5†	Amended and Restated Stock Plan of the Registrant	X
10	.6†	Form of Incentive Stock Option Agreement under the Amended and Restated Stock Plan of the Registrant	X
10	.7†	2005 Stock Incentive Plan of the Registrant	X

To be Filed
Exhibit			Filed	Filed	by
Number		Description of Exhibit	Previously	Herewith	Amendment

10	.8†	Form of Incentive Stock Option Grant Notice and Agreement under the 2005 Stock Incentive Plan of the Registrant	X
10	.9†	2009 Stock Incentive Plan of the Registrant			X
10	.10†	Form of Incentive Stock Option Agreement under the 2009 Stock Incentive Plan of the Registrant	X
10	.11†	Form of Nonstatutory Stock Option Agreement under the 2009 Stock Incentive Plan of the Registrant	X
10	.12†	Form of Restricted Stock Agreement under the 2009 Stock Incentive Plan of the Registrant	X
10	.13†	2007 Executive and Management Incentive Plan of the Registrant	X
10	.14†	2008 Executive and Management Incentive Plan of the Registrant		X
10	.15†	2009 Executive and Management Incentive Plan of the Registrant		X
10	.16†	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and executive officers from time to time	X
10.17		Letter Agreement dated May 30, 2005 between the Registrant and Carl Pavarini	X
10.18		Outside Director Compensatory Policy	X
14.1		Code of Business Conduct and Ethics	X
21.1		List of subsidiaries of the Registrant	X
23.1		Consent of PricewaterhouseCoopers LLP		X
23.2		Consent of Cooley Godward Kronish LLP (to be included in Exhibit 5.1)			X
24.1		Power of Attorney of each of the directors of the Registrant and the principal executive, financial and accounting officers of the Registrant (included beginning on page II-5 of initial Registration Statement)	X

*	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

†	Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules

No financial statement schedules have been filed because none are required or applicable or because the information required is included in the consolidated financial statements and related notes.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, The Commonwealth of Massachusetts, as of September 18, 2009.

GOMEZ, INC.

By:	/s/ Richard M. Darer
Richard M. Darer
Chief Financial Officer, Senior Vice President
and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated as of September 18, 2009.

Signature		Title

/s/ Jaime W. Ellertson Jaime W. Ellertson		Chief Executive Officer, President and Director (principal executive officer)

/s/ Richard M. Darer Richard M. Darer		Chief Financial Officer, Senior Vice President and Treasurer (principal accounting and financial officer)

/s/ Richard J. Brekka* Richard J. Brekka		Chairman of the Board

Robert J. Cobuzzi		Director

/s/ Ivan Farneti* Ivan Farneti		Director

/s/ Adam S. Greene* Adam S. Greene		Director

David J. Henshall		Director

/s/ Thomas A.F. Krueger* Thomas A.F. Krueger		Director

/s/ Carl Pavarini* Carl Pavarini		Director

/s/ James D. Sanger* James D. Sanger		Director

*By:	/s/ Richard M. Darer Attorney-in-Fact

EXHIBIT INDEX

To be Filed
Exhibit			Filed	Filed	by
Number		Description of Exhibit	Previously	Herewith	Amendment

1.1		Form of Underwriting Agreement			X
3.1		Amended and Restated Certificate of Incorporation of the Registrant, as amended	X
3.2		Form of Restated Certificate of Incorporation of the Registrant, to become effective upon closing of the offering			X
3.3		Bylaws of the Registrant, as amended	X
3.4		Amended and Restated By-laws of the Registrant, to become effective upon closing of the offering	X
4.1		Specimen certificate for shares of common stock of the Registrant	X
4.2		Fourth Amended and Restated Investor Rights Agreement dated September 30, 2003 among the Registrant and the stockholders named therein, as amended	X
5.1		Opinion of Cooley Godward Kronish LLP			X
10.1		Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC, as amended	X
10	.1a	Extension Letter Agreement dated March 30, 2007 relating to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1b	First Amendment dated February 22, 2008 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1c	Second Amendment dated October 31, 2008 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1d	Third Amendment dated November 13, 2008 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC	X
10	.1e	Fourth Amendment dated July 31, 2009 to Lease dated December 11, 2006 between the Registrant and Normandy Lexington Acquisition, LLC		X
10	.2*	Master Services Agreement dated October 14, 2003 between the Registrant and Internap Network Services Corporation	X
10	.3*	Managed Hosting Master Services Agreement dated March 30, 2007 between the Registrant and Rackspace, Ltd.	X
10	.4*	Verizon Business Service Agreement dated March 13, 2007 between the Registrant and Verizon Business Network Services Inc.	X
10	.5†	Amended and Restated Stock Plan of the Registrant	X
10	.6†	Form of Incentive Stock Option Agreement under the Amended and Restated Stock Plan of the Registrant	X
10	.7†	2005 Stock Incentive Plan of the Registrant	X
10	.8†	Form of Incentive Stock Option Grant Notice and Agreement under the 2005 Stock Incentive Plan of the Registrant	X
10	.9†	2009 Stock Incentive Plan of the Registrant			X
10	.10†	Form of Incentive Stock Option Agreement under the 2009 Stock Incentive Plan of the Registrant	X
10	.11†	Form of Nonstatutory Stock Option Agreement under the 2009 Stock Incentive Plan of the Registrant	X

To be Filed
Exhibit			Filed	Filed	by
Number		Description of Exhibit	Previously	Herewith	Amendment

10	.12†	Form of Restricted Stock Agreement under the 2009 Stock Incentive Plan of the Registrant	X
10	.13†	2007 Executive and Management Incentive Plan of the Registrant	X
10	.14†	2008 Executive and Management Incentive Plan of the Registrant		X
10	.15†	2009 Executive and Management Incentive Plan of the Registrant		X
10	.16†	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and executive officers from time to time	X
10.17		Letter Agreement dated May 30, 2005 between the Registrant and Carl Pavarini	X
10.18		Outside Director Compensatory Policy	X
14.1		Code of Business Conduct and Ethics	X
21.1		List of subsidiaries of the Registrant	X
23.1		Consent of PricewaterhouseCoopers LLP		X
23.2		Consent of Cooley Godward Kronish LLP (to be included in Exhibit 5.1)			X
24.1		Power of Attorney of each of the directors of the Registrant and the principal executive, financial and accounting officers of the Registrant (included beginning on page II-5 of initial Registration Statment)	X

*	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

†	Management contract or compensatory plan or arrangement.